Exhibit 10.1
EXECUTION VERSION

$125,000,000
REVOLVING CREDIT AGREEMENT
among
CKX, INC.,
a Delaware corporation,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
UBS SECURITIES LLC and THE BANK OF NEW YORK,
as Co-Syndication Agents,
LEHMAN COMMERCIAL PAPER, INC. and CREDIT SUISSE,
as Co-Documentation Agents,
and
BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent
Dated as of May 24, 2006

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

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(continued)

-ii-

(continued)

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(continued)

ANNEX:

A	Pricing Grid

SCHEDULES:

4.1	Contingent Liabilities
4.4	Consents, Authorizations, Filings and Notices
4.13	ERISA
4.15	Subsidiaries; Subscriptions, Warrants, Etc.
4.19	Filing Jurisdictions
7.2(d)	Existing indebtedness
7.3(f)	Existing Liens
7.10	Affiliate Transactions

EXHIBITS:

A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D-1	Form of Guarantee and Collateral Agreement
D-2	Form of UK Charge Over Shares
D-3	Form of UK Debenture
E	[Reserved]
F	[Reserved]
G	Form of Exemption Certificate
H-1	Form of Revolving Note
H-2	Form of Swingline Note
I	Form of Closing Certificate
J-1	Form of Legal Opinion of Paul, Hastings, Janofsky and Walker LLP

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(continued)

Page

J-2	Form of Legal Opinion of Baker & McKenzie
K	Form of Solvency Certificate
L	Subordination Provisions

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          CREDIT AGREEMENT, dated as of May 24, 2006 (this “Agreement”), among CKX, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC., as exclusive advisor, sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”), UBS SECURITIES LLC and THE BANK OF NEW YORK, as co-syndication agents (in such capacity, the “Syndication Agents”), LEHMAN COMMERCIAL PAPER, INC. and CREDIT SUISSE, as co-documentation agents (in such capacity, the “Documentation Agents”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).
          The parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Acquired Indebtedness”: Indebtedness of any Person that becomes a Subsidiary of the Borrower or one of its Subsidiaries after the Closing Date in connection with a Permitted Acquisition or Permitted Joint Venture, but only to the extent such Indebtedness was outstanding prior to giving effect to such Permitted Acquisition or Permitted Joint Venture and was not incurred in contemplation of or for purposes of consummating such Permitted Acquisition or Permitted Joint Venture.
          “Addendum”: an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Closing Date.
          “Additional Extensions of Credit”: as defined in Section 10.1. “Adjustment Date”: as defined in the Pricing Grid.
          “Administrative Agent”: as defined in the recitals to this Agreement.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 5.0% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Syndication Agents, the Documentation Agents, the Lead Arranger and the Administrative Agent, which term shall include, for purposes of Section 9 only, the Issuing Lender and the Swingline Lender.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

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          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
          “Agreement”: this Credit Agreement.
          “Applicable Margin”: the rate per annum equal to (a) 1.50% in the case of Eurodollar Loans and (b) .50% in the case of Base Rate Loans; provided, that, on and after the first Adjustment Date occurring after the Closing Date, the Applicable Margin will be determined pursuant to the Pricing Grid.
          “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
          “Approved Fund”: (a) a CLO and (b) with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (including, without limitation, the sale of Capital Stock in any Subsidiary and the issuance by any Subsidiary of its own Capital Stock) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.
          “Assignee”: as defined in Section 10.6(a).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.
          “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

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          “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
          “Benefited Lender”: as defined in Section 10.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble to this Agreement.
          “Borrower Credit Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.
          “Borrower Obligations”: as defined in the Guarantee and Collateral Agreement.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans or issue Letters of Credit hereunder.
          “Business”: as defined in Section 4.17(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one

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year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission
Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “CKX UK Holdings”: CKX UK Holdings Limited, a company incorporated in England and Wales with registered number 05389449.
          “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date is May 24, 2006.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: as to any Lender, the Revolving Commitment of such Lender.
          “Commitment Fee Rate”: (a) 0.375% per annum at such times as (i) the Facility is rated at least BB- by S&P and at least Ba3 by Moody’s, in each case, with a stable outlook, and (ii) the aggregate amount of the Revolving Extensions of Credit is not less than 50% of the aggregate amount of the Revolving Commitments and (b) at all other times, 0.50% per annum.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

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          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.
          “Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.8, 3.9, 3.10 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (and provided that to the extent that all or any portion of the income of any Subsidiary or other Person is excluded from Consolidated Net Income pursuant to the definition thereof for such period or portion thereof, any amounts set forth in the following clauses (a) through (g) that are attributable to such Subsidiary or other Person shall not be included for purposes of such clauses for such period or portion thereof) the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organizational costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower, and (g) any other non-cash charges, non- cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis.
          In addition to and without limitation of the foregoing, (x) with respect to any Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture as to which the fair market value of the assets that are the subject of such Asset Sale, Disposition, Permitted

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Acquisition or Permitted Joint Venture is equal to or greater than $1,000,000, for purposes of this definition, “Consolidated EBITDA” shall be calculated after giving effect to such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, on a pro forma basis for the four quarter period to which such calculation relates (including, without limitation, any Permitted Acquisition or Permitted Joint Venture giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of any such Permitted Acquisition or Permitted Joint Venture) assuming or otherwise becoming liable for any Acquired Indebtedness in accordance with the terms of this Agreement and also including (or excluding, in the case of an Asset Sale or other Disposition) any Consolidated EBITDA attributable to the assets which are the subject of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture), in each case, occurring during such four quarter period or at any time subsequent to the last day of such four quarter period and on or prior to the date of such Asset Sale, Disposition, Permitted Acquisition or Peiniitted Joint Venture, as if such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture (including the assumption of or liability for any such Acquired Indebtedness) had occurred on the first day of such four quarter period and (y) “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to the exclusion of costs and expenses incurred in connection with effecting the transactions contemplated by the definitive documentation in respect of any such Permitted Acquisition or Permitted Joint Venture.
          For purposes of this definition and for purposes of the definitions of “Consolidated Interest Expense” and “Consolidated Total Debt”, whenever pro forma effect is to be given to any Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for the applicable period resulting from any such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of such Person of any closing) of any facility, as applicable, provided that, in either case, such adjustments are reasonably satisfactory to the Administrative Agent and are set forth in a certificate signed by the Person’s chief financial officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officer executing such certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Agreement.
          “Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
          “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of

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credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
          In addition to and without limitation of the foregoing, with respect to any Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture as to which the fair market value of the assets that are the subject of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture is equal to or greater than $1,000,000, for purposes of this definition, “Consolidated Interest Expense” shall be calculated after giving effect to such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, on a pro forma basis for the four quarter period to which such calculation relates (including, without limitation, any Permitted Acquisition or Permitted Joint Venture giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of any such Permitted Acquisition or Permitted Joint Venture) assuming or otherwise becoming liable for any Acquired Indebtedness in accordance with the terms of this Agreement), in each case, occurring during such four quarter period or at any time subsequent to the last day of such four quarter period and on or prior to the date of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, as if such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture (including the assumption of or liability for any such Acquired Indebtedness) had occurred on the first day of such four quarter period.
          “Consolidated Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for period of four fiscal quarters ended on such date (or, for purposes of Section 5.2, for the four fiscal quarter period most recently ended for which internal financial statements are available).
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or other distributions in respect of equity, (c) the income (or deficit) of any Permitted Joint Venture that has issued Non-Recourse Indebtedness, except to the extent that any such income is actually received by the Borrower or any Subsidiary Guarantor in the form of dividends or other distributions in respect of equity and (d) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Consolidated Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ or members’ equity at such date.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (exclusive of Indebtedness of the

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type described in clause (b), (c), (e), (g), (h), (i), (j), (k) or (o) of Section 7.2), determined on a consolidated basis in accordance with GAAP.
          “Continuing Directors”: as of any date of determination, each member of the board of directors of the Borrower who is or was a member thereof on the Closing Date and each other member of the board of directors of the Borrower elected to the board of directors of the Borrower with the approval of at least a majority of the then Continuing Directors.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, license, covenant not to sue, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including undertakings evidenced primarily by a course of dealing rather than by signed written agreement.
          “Copyright”: as defined in the Guarantee and Collateral Agreement.
          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Disposition”: with respect to any Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Disqualified Capital Stock”: that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise on or prior to the date that is three months later than the Revolving Termination Date, (b) is redeemable at the sole option of the holder thereof on or prior to the date that is three months later than the Revolving Termination Date or (c) contains any repurchase obligation which may come into effect on or prior to the date that is three months later than the Revolving Termination Date.
          “Documentation Agents”: as defined in the preamble to this Agreement.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “Elvis Operating Companies”: Elvis Presley Enterprises, Inc., a Tennessee corporation, and Elvis Presley Enterprises, LLC, a Delaware limited liability company, and each of their respective subsidiaries.
          “Elvis Operating Company Charter Documents”: (a) the limited liability company operating agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005, (b) the Amended and Restated Charter, dated February 7, 2005, of Elvis Presley Enterprises, Inc. and (c) the Shareholders Agreement, dated as of February 7, 2005, among the Borrower, the Trust and Elvis Presley Enterprises, Inc.

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          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or safety or the environment, as now or may at any time hereafter be in effect.
          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

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          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice e, the lapse of time, or both, has been satisfied.
          “Exchange Act”: the Securities Exchange Act of 1934 as in effect on the Closing Date.
          “Excluded Foreign Subsidiary”: any Foreign Subsidiary (or any Subsidiary of a Foreign Subsidiary) in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower.
          “Facility”: the Revolving Commitments and the extensions of credit made thereunder.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Fremantle”: Fremantle Media Limited or Fremantle Media North America, as the context requires.
          “Fuller Employment Agreement”: that certain Director’s Service Agreement by and between 19E and Simon Robert Fuller, dated as of March 17, 2005.
          “Fuller Non-Compete Agreement”: that certain Confidentiality, Non- Competition, Non-Solicitation and Non-Recruitment Agreement, by and among Simon Robert Fuller, the Borrower, Fuller Nominees Limited, Ingenious Media plc, and Ingenious Ventures Limited, dated as of March 17, 2005.
          “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
          “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

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          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the United Kingdom Accounting Standards Board, pronouncements of the Urgent Issues Task Force, relevant Statements of Recommended Accounting Practice and provisions of the Companies Act of 1985, as amended, as the case may be, or, if applicable, the SEC.
          “GOAT Acquisition Agreement”: that certain agreement, dated April 10, 2006, by and among the Borrower, the GOAT Operating Company, CKX G.O.A.T. Holding Corp., G.O.A.T., Inc., Muhammad Ali Family Trust and Muhammad Ali.
          “GOAT Operating Agreement”: the Limited Liability Operating Agreement, dated as of April 10, 2006, as amended and restated by the “Agreed Upon Terms” under and as defined in the GOAT Acquisition Agreement.
          “GOAT Operating Company”: means G.O.A.T. LLC, a California limited liability company.
          “Governmental Authority”: any nation or government, union of nations, any state, province, region or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to the Borrower and its Subsidiaries.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D-1.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a

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reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, royalties, license fees, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Hazardous Substances”: any material substance or waste presently listed, defined, designated or classified as hazardous, toxic or radioactive under, or otherwise regulated pursuant to, any applicable Environmental Law or by any Governmental Authority including petroleum and any derivatives or by-products thereof, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls and including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.
          “Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies (including foreign currencies), commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Hedge Agreement.
          “Immaterial Subsidiaries”: with respect to the acquisition of the Capital Stock or other ownership interests of another Person by the Borrower, the Subsidiaries of such Person that (a) are not Wholly Owned Subsidiaries of such Person, (b) in the aggregate for all such Subsidiaries, own or possess assets and property with a fair market value equal to or less than 10% of the aggregate fair market value of the assets of such Person and its Subsidiaries to be acquired, directly or indirectly, in connection with such acquisition, and (c) in the aggregate for

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all such Subsidiaries, contribute or are otherwise accountable for 10% or less of the Consolidated EBITDA of such Person and its Subsidiaries (provided that, for purposes of this clause (c) only, all references to “the Borrower” and “Subsidiaries” in the definitions of “Consolidated EBITDA” and “Consolidated Net Income” shall be deemed to be references to such Person and its Subsidiaries that are the subject of the applicable acquisition and shall not include any amounts attributable to the Borrower or any of its Subsidiaries that are Subsidiaries of the Borrower immediately prior to giving effect to such acquisition).
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all Disqualified Capital Stock and Preferred Stock issued by such Person (other than Preferred Stock issued by a Loan Party) and (k) for the purposes of Sections 7.2 and 8(e) only (and not any defined terms referenced therein), all obligations of such Person in respect of Hedge Agreements; provided, however, that the items described in clauses (f) and (g) above shall constitute Indebtedness only if and to the extent that any such items would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Indemnified Liabilities”: as defined in Section 10.5.
          “Indemnitee”: as defined in Section 10.5.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

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          “Intellectual Property Security Agreement”: as defined in the Guarantee and Collateral Agreement.
          “Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
          “Investments”: as defined in Section 7.8.
          “Issuing Lender”: The Bank of New York, in its capacity as issuer of any Letter of Credit.
          “L/C Commitment”: $10,000,000.

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          “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.11.
          “L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.
          “Lead Arranger”: as defined in the recitals to this Agreement.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Letters of Credit”: as defined in Section 2.7(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents and the Notes.
          “Loan Parties”: each Group Member that is a party to a Loan Document.
          “Management Subscription Agreements”: the collective reference to any subscription agreement or stockholders agreement between the Borrower and any present or former officer or employee of any Group Member.
          “Material Adverse Effect”: a material adverse effect on (a) the transactions contemplated hereby, (b) the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Administrative Agent’s Liens on the Collateral.
          “Material Environmental Amount”: an amount payable by the Borrower and/or its Subsidiaries in excess of $1,000,000 (after taking into account any amounts paid to the Borrower or any Subsidiary of the Borrower in respect thereof pursuant to indemnity claims made by the Borrower and/or its Subsidiaries) for any violation of, or liability under, any Environmental Law, including, without limitation, all remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

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          “Material Subsidiary”: any Subsidiary of the Borrower which, at any date of determination, either (a) had Consolidated EBITDA (utilizing, in such definition of Consolidated EBITDA and the related terms, such Subsidiary and its consolidated Subsidiaries rather than the Borrower and its Subsidiaries) for the four full fiscal quarters immediately preceding such date of determination, equal to or greater than $1,000,000 or (b) held assets valued at or above $5,000,000 in the aggregate.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Moodys”: Moody’s Investor Service, Inc.
          “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in the form and substance reasonably satisfactory to the Administrative Agent (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements). Net Cash Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds as and when converted by the Borrower or any Subsidiary of the Borrower into cash.
          “New Term Loan Commitments”: as defined in Section 2.15.
          “New Term Loan Facility Amendment”: as defined in Section 2.15.
          “New Term Loan Facility Notice”: as defined in Section 2.15.
          “New Term Loan Lender”: as defined in Section 2.15.
          “19E”: 19 Entertainment Limited, a company incorporated in England and Wales with registered number 01886042.
          “19TV”: 19TV Limited, a company incorporated in England and Wales with registered number 03478214.

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          “Non-Recourse Indebtedness”: secured Indebtedness for borrowed money of a Permitted Joint Venture, provided that (a) such Indebtedness is not, in whole or in part, Indebtedness of any Group Member other than such Permitted Joint Venture and its Subsidiaries and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Group Member or any property or assets thereof other than such Permitted Joint Venture and its Subsidiaries (including, for the avoidance of doubt any Capital Stock representing the ownership interests in such Permitted Joint Venture), (b) such Indebtedness is owing only to unaffiliated third-parties (which, for the avoidance of doubt, does not include any Group Member or any Affiliate thereof), (c) the source of repayment for such Indebtedness is expressly limited to the assets or cash flows of such Permitted Joint Venture and its Subsidiaries, (d) no Group Member (other than such Permitted Joint Venture and its Subsidiaries) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable Permitted Joint Venture and its Subsidiaries that are obligors under such Non-Recourse Indebtedness and (e) the lenders of such Indebtedness have been notified in writing that they will not have any recourse to any Group Member or the stock or assets of any Group Member (other than such Permitted Joint Venture and its Subsidiaries), in the case of clauses (a), (c) and (d) above, as reasonably determined by the Administrative Agent.
          “Non-Excluded Taxes”: as defined in Section 3.9(a).
          “Non-U.S. Lender”: as defined in Section 3.9(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: as defined in the Guarantee and Collateral Agreement.
          “OFAC”: as defined in Section 4.23(a).
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant”: as defined in Section 10.6(b).
          “Patent”: as defined in the Guarantee and Collateral Agreement.
          “Patriot Act”: as defined in Section 10.18.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Acquisition”: one or more acquisitions by any Loan Party after the Closing Date of a business unit (with any associated assets) or all of the outstanding capital stock or other ownership interests (other than margin stock) of any other Person, or in-bound license on an exclusive basis by any Loan Party of assets comprising a business unit or units of any other

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Person, provided that (a) in the case of an asset acquisition or in-bound license, the applicable assets to be acquired are used, or, in the case of a stock acquisition, the applicable Person to be acquired is predominantly engaged, in media, entertainment or content related businesses, (b) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to such acquisition (and a Responsible Officer of the Borrower shall have certified to such compliance), (c) in connection with any such acquisition involving a merger, the Borrower or a Wholly Owned Subsidiary of the Borrower shall be the surviving entity (provided that if such merger involves the Borrower, the Borrower shall be the surviving entity), (d) immediately prior, and after giving effect, to such acquisition or in-bound license, no Default or Event of Default shall have occurred and be continuing and (e) in the case of the acquisition of the Capital Stock or other ownership interests of another Person by the Borrower, (i) such Person and each of its Subsidiaries (other than Immaterial Subsidiaries of such Person) shall be Wholly Owned Subsidiaries of the Borrower after giving effect to such acquisition, (ii) the Administrative Agent (for the benefit of the Secured Parties) shall have been granted a valid, perfected, first priority security interest in such Capital Stock or other ownership interests (provided that, in the case of the Capital Stock or other ownership interests in any Excluded Foreign Subsidiary, such security interest shall be limited to 65% of voting shares and 100% of the non-voting shares of such Capital Stock or other ownership interests) and (iii) such Person and each of its Subsidiaries (other than Immaterial Subsidiaries of such Person) shall have become Subsidiary Guarantors, in the case of clauses (ii) and (iii), in accordance with the Guarantee and Collateral Agreement (having first completed any requirements of any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital), it being acknowledged and agreed that the foregoing requirements of clause (iii) shall not be applicable with respect to any Person or Subsidiary thereof that is an Excluded Foreign Subsidiary.
          “Permitted Joint Venture”: one or more joint ventures or similar arrangements entered into after the Closing Date (which may be in the form of a limited liability company or other Person) relating to assets that are not owned by any Group Member as of the Closing Date, in which the Borrower or any of its Subsidiaries holds Capital Stock or otherwise participates or invests; provided that (a) the applicable joint venture shall be predominantly engaged in media, entertainment or content related businesses, (b) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to such Permitted Joint Venture (and a Responsible Officer of the Borrower shall have certified to such compliance), (c) no Loan Party shall, pursuant to such joint venture, be under any Contractual Obligation to make Investments or incur Guarantee Obligations after the later of the Closing Date and the initial formation of such joint venture that would be in violation of any provision of this Agreement and (d) immediately prior, and after giving effect, to such joint venture, no Default or Event of Default shall have occurred and be continuing.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were

19

terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledged Equity Interests”: the “Pledged Stock” as defined in the Guarantee and Collateral Agreement, the “Securities” as defined in the UK Debenture and the “Shares” as defined in the UK Charge Over Shares.
          “Preferred Stock”: means, as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) which are preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person.
          “Presley Preferred Equity”: the shares of Series B Convertible Preferred Stock of the Borrower on the terms and conditions set forth in the certificate of designation in respect thereof, dated February 7, 2005.
          “Pledged Notes”: the “Pledged Notes” as defined in the Guarantee and Collateral Agreement and any such assets secured in accordance with the terms of the UK Debenture.
          “Pricing Grid”: the pricing grid attached hereto as Annex A.
          “Pro Forma Financial Statements”: as defined in Section 4.1(a).
          “Projections”: as defined in Section 6.2(c).
          “Properties”: as defined in Section 4.17(a).
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          “Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent.
          “Reference Lender”: The Bank of New York.
          “Refunded Swingline Loans”: as defined in Section 2.4.
          “Refunding Date”: as defined in Section 2.4.
          “Register”: as defined in Section 10.6.
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.11 for amounts drawn under Letters of Credit.

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          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reservations”: (a) the principle that equitable remedies may be granted or refused at the discretion of a court; the limitations imposed by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors or (as the case may be) secured creditors; (b) the time barring of claims; (c) the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void; (d) defenses of set-off or counterclaim and other similar principles of English law; and (e) any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered pursuant to Section 5.1(i) of this Agreement.
          “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
          “Restricted Payments”: as defined in Section 7.6.
          “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
          “Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
          “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

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          “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
          “Revolving Loans”: as defined in Section 2.1(a).
          “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).
          “Revolving Termination Date”: May 24, 2011.
          “S&P”: Standard & Poor’s Ratings Services.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Secured Parties”: the collective reference to the Lenders, the Agents, the Qualified Counterparties, the Issuing Lender and the Swingline Lender.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the UK Debenture, the UK Charge Over Shares, the Mortgages (if any), each Intellectual Property Security Agreement, and all other security documents hereafter delivered to the Administrative Agent granting (or purporting to grant) a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document or Specified Hedge Agreement.
          “Sillerman Group”: (a) Robert F. X. Sillerman, (b) any spouse or other immediate family member of Robert F. X. Sillerman and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, owners, partners, owners or Persons beneficially holding an 80% or greater controlling interest of which consist of such Persons specified in clauses (a) and (b) above.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors (or, in the case of Group Members incorporated in England and Wales, the value of its assets exceeds its liabilities (taking into account contingent and prospective liabilities)), (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to

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conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement provided, that (i) subject to Section 10.14, obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement except as provided in Section 10.14.
          “Subordinated Debt”: any unsecured Indebtedness of the Borrower, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the date that is six months later than the Revolving Termination Date and the payment of principal and interest of which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the obligations on terms and conditions (including subordination provisions) customary for subordinated high yield bond financings.
          “Subordinated Debt Indenture”: the indenture pursuant to which any Subordinated Debt is issued.
          “Subordination Provisions”: the subordination provisions attached hereto as Exhibit L.
          “Subsidiary”: as to any Person, a company, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

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          “Subsidiary Guarantor”: each US Subsidiary Guarantor, each UK Subsidiary Guarantor and each other Subsidiary of the Borrower other than (a) the Elvis Operating Companies, (b) the GOAT Operating Company, (c) 19 Entertainment GmbH, (d) 19 Touring GmbH, (e) any Subsidiary acquired after the Closing Date that is not a Wholly Owned Subsidiary (but only to the extent that the applicable joint venture or other organizational documents prohibit such Subsidiary from becoming a Subsidiary Guarantor) and (f) any Excluded Foreign Subsidiary.
          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.
          “Swingline Lender”: Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.
          “Swingline Loans”: as defined in Section 2.3.
          “Swingline Participation Amount”: as defined in Section 2.4.
          “Syndication Agents”: as defined in the preamble to this Agreement.
          “Title Insurance Company”: as defined in Section 5.1(k).
          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $125,000,000.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
          “Trademark”: as defined in the Guarantee and Collateral Agreement.
          “Transferee”: any Assignee or Participant.
          “Trust”: the Promenade Trust, a grantor trust created under the laws of Tennessee, pursuant to the Second Restated and Amended Trust Agreement, dated December 15, 2004, by and among Barry Siegel and Gary Hovey, as Co-Trustees, and Beneficiary.
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          “UK Charge Over Shares”: the Charge Over Shares to be executed and delivered by the Borrower on the date hereof, substantially in the form of Exhibit A-3.
          “UK Debenture”: the Debenture to be executed and delivered by the UK Subsidiary Guarantors on the date hereof, substantially in the form of Exhibit D-3.
          “UK GAAP”: generally accepted accounting principles in the United Kingdom as in effect from time to time, except that for purposes of Section 7.1, UK GAAP shall be

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determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.
          “UK Subsidiary Guarantor”: (a) CKX UK Holdings, (b) 19E, (c) 19 Recordings Limited (a company incorporated in England and Wales with registered number 03602651), (d) 19TV, (e) 19 Merchandising Limited (a company incorporated in England and Wales with registered number 03695399), (f) 19 Management Limited (a company incorporated in England and Wales with registered number 04379115) and (g) each other Subsidiary of the Borrower incorporated in England and Wales that becomes a party to the Guarantee and Collateral Agreement and/or the UK Debenture in accordance with the terms thereof or hereof.
          “United States”: the United States of America.
          “US Subsidiary Guarantor”: (a) G.O.A.T., Inc., (b) CKX G.O.A.T. Holding Corp., (c) EPE Holding Corporation, (d) Focus Enterprises, Inc., (e) StepTeco, Inc., (f) Morra, Brezner, Steinberg & Tennenbaum Entertainment, Inc., (g) Uncle Dave’s Boondoggle, Inc., (h) 19 Entertainment, Inc., (i) On the Road Productions, (j) 19 Touring LLC, (k) Dance Nation Productions, (l) Southside Productions, Inc., (m) 19 Recording Services, Inc., (n) J2K Productions, Inc., (o) All Girl Productions, (p) 19 Recordings, Inc. and (q) each other Subsidiary of the Borrower incorporated in the United States or any State or political subdivision thereof that becomes a party to the Guarantee and Collateral Agreement in accordance with the terms thereof or hereof.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue,

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assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).
          (c) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full in cash, in immediately available funds, of all the Obligations.
          (f) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.
          (g) For the purposes of the Loan Documents, if a Dollar amount needs to be determined, any amount which is denominated in a currency other than Dollars will be converted into Dollars using the Spot Rate on that date. “Spot Rate” means the spot rate of exchange of the Administrative Agent (as determined by the Administrative Agent in relation to its customers generally) for the purchase of Dollars with the appropriate amount of a currency in the New York City foreign exchange market in the ordinary course of business at or about 10.00 a.m., New York City time, on the day in question for delivery two Business Days later.
          (h) The term “license” shall include any sub-license (and variations thereof).
          (i) References to (i) “knowledge of the Borrower”, “Borrower’s knowledge” or any phrase of similar import shall mean (x) as it relates to information pertaining to the Borrower, the actual knowledge of executive officers of the Borrower and (y) as it relates to information pertaining to a Group Member, the actual knowledge of executive officers of the Borrower and of executive officers of such Group Member, in each case, after reasonable inquiry in light of relevant facts and circumstances, and (ii) “knowledge of any Group Member”, “Group Member’s knowledge” or any phrase of similar import shall mean the actual knowledge of the executive officers of such Group Member, after reasonable inquiry in light of relevant facts and circumstances.
SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS
          2.1 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to

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the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.
          (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.
          2.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 2.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 2.4 and (y) borrowings of Base Rate Loans pursuant to Section 2.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
          2.3 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time,

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when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.
          (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.
          2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.
          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.
          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be

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continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
          (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          2.5 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.
          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.
          (c) The Borrower agrees to pay the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Lenders.

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          2.6 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, (or shall be the entire remaining Total Revolving Commitments) and shall reduce permanently the Revolving Commitments then in effect.
          2.7 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (i) have a face amount of at least $100,000 (unless otherwise agreed by the Issuing Lender) and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          2.8 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which

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shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
          2.9 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          2.10 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.
          (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under

31

the Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.
          2.11 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 3.4(b) and (ii) thereafter, Section 3.4(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 2.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 2.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 2.2 or, if applicable, Section 2.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.
          2.12 Obligations Absolute. The Borrower’s obligations under Section 2.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such

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Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
          2.13 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          2.14 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.
          2.15 Incremental Facilities. At any time prior to the Revolving Termination Date, the Borrower may, by notice to the Administrative Agent (each such notice, a “New Term Loan Facility Notice”), which New Term Loan Facility Notice shall promptly be delivered by the Administrative Agent to each Lender, request the addition of one or more tranches of term loans hereto and related commitments in respect thereof (the “New Term Loan Commitments”); provided, however, that both (x) at the time of any such request and (y) after giving effect to any such New Term Loan Commitments, the borrowing of term loans associated therewith and the use of proceeds thereof, no Default or Event of Default shall exist and the Borrower shall be in compliance with each financial covenant set forth in Section 7.1 (calculated, in the case of clause (y), as of the date of the effectiveness of such New Term Loan Commitments and the borrowing of term loans associated therewith on a pro forma basis to give effect to such borrowing and the use of proceeds thereof). The New Term Loan Commitments shall (i) be in an aggregate principal amount not in excess of $250,000,000 but in no event less than $100,000,000 for any single tranche of term loans, (ii) rank pari passu in right of payment and of security with the other Loans, (iii) mature not earlier than the date that is one year after the Revolving Termination Date and amortize in an amount not greater than 1% per annum for each year other than the final year thereof, (iv) be used solely to finance acquisitions (including, without limitation, associated fees and expenses, the refinancing of any indebtedness in connection with such acquisition, and the refinancing of any equity or other financing used as a deposit or other interim funding to effect such acquisition) that have been approved by the Required Lenders (the determination of “Required Lenders” to be made immediately prior to giving effect to such New Term Loan Commitments), (v) have such pricing and other terms (including mandatory prepayment provisions and call protection and/or premiums) as may

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reasonably be agreed by the Borrower and the Persons providing such New Term Loan Commitments (each, a “New Term Loan Lender”), provided, that the yield with respect to the New Term Loan Commitments (taking into account upfront fees and original issue discount paid to New Term Loan lenders) may be no more than 0.25% per annum greater than the then-current yield with respect to the Loans (as reasonably determined by the Administrative Agent) at the time the New Term Loan Facility Amendment (as defined below) becomes effective pursuant to its terms (it being understood that all levels of the Pricing Grid will be increased and/or additional fees will be paid to the Lenders, as applicable, to the extent necessary to satisfy such requirement), and (vi) otherwise be treated hereunder substantially the same as (and in any event no more favorably than) the Facility, provided, that the terms and provisions applicable to the New Term Loan Commitments may provide for financial or other covenants different or in addition to those applicable to the Loans only to the extent that such terms and provisions are applicable only during periods after the Revolving Termination Date. The New Term Loan Facility Notice shall (x) set forth the requested amount of New Term Loan Commitments, (y) offer each Lender the opportunity to provide a New Term Loan Commitment by giving written notice of such to the Administrative Agent prior to the termination of the general syndication of the New Term Loan Commitments and (z) be provided to each existing Lender not less than five Business Days prior to the commencement of the general syndication of the New Term Loan Commitments; provided, however, that no existing Lender will be obligated to subscribe for any portion of such New Term Loan Commitments. Each New Term Loan Commitment shall become a Commitment under this Agreement and the facility for the New Term Loan Commitments shall be implemented hereunder pursuant to an amendment to this Agreement, which may take the form of an amendment and restatement of this Agreement (a “New Term Loan Facility Amendment”), executed by each of the Borrower, each other Loan Party, each New Term Loan Lender and the Administrative Agent, which New Term Loan Facility Amendment will not require the consent of any other Lender. The effectiveness of any New Term Loan Facility Amendment shall (in addition to any other conditions specified therein) be subject to the satisfaction on the date thereof and, if different, on the date on which the New Term Loan Commitments are funded, of each of the conditions set forth in Sections 5.1(h) and (o) and Section 5.2.
SECTION 3. GENERAL PROVISIONS APPLICABLE
TO LOANS AND LETTERS OF CREDIT
          3.1 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on the date of prepayment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.10. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of

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Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
          3.2 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. So long as no Event of Default has occurred and is continuing, if the Borrower requests a conversion to Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. So long as no Event of Default has occurred and is continuing, if the Borrower requests a continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          3.3 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.
          3.4 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

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          (b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2% (or, in the case of any such other amounts that do not relate to the Facility, the rate then applicable to Base Rate Loans under the Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment). In addition, during the continuance of a Default or Event of Default, all Obligations (whether or not overdue) shall bear interest at the rates specified in the preceding sentence.
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          3.5 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for each day on which it is made or outstanding, except the day on which it is repaid unless it is repaid on the same day that it was made.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.4(a).

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          3.6 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, in either such case, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          3.7 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
          (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any

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extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.
          (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          3.8 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.9 (including Non-Excluded Taxes not subject to indemnification under Section 3.9) and changes in the rate of tax on the overall net income of such Lender);

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     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section 3.8 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 3.8, the Borrower shall not be required to compensate a Lender pursuant to this Section 3.8 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 3.8 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          3.9 Taxes. (a) All payments made by or on behalf of the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes

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(imposed in lieu of net income taxes) imposed on any Agent, Lender or Participant as a result of a present or former connection between such Agent, such Lender or such Participant and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent, such Lender or such Participant having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent, Lender or Participant hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent, such Lender or such Participant (after payment of all
Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender, Agent or Participant with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s, such Agent’s or such Participant’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender, such Agent or such Participant at the time such Lender, such Agent or such Participant becomes a party to this Agreement, except to the extent that such withholding is newly imposed or increased as a result of a change in law effective after the date of this Agreement. With respect to any assignment or sale of a participation by a Person that is a Lender, Agent or Participant, the obligation of the Borrower to make additional payments to such Person’s Transferee due to a change in law shall not be greater than any additional amount that would have been payable to such Person had the obligation of the Borrower applied to such Person after giving effect to the provisions of this Section 3.9(a).
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by or on behalf of the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other reasonably required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) or Agent that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased for transmittal to the Administrative Agent) two copies of U.S. Internal Revenue Service Form W-8IMY, W-8ECI and/or Form W-8BEN, as applicable (or successor form) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN and/or W-8IMY, or any subsequent versions thereof or successors thereto,

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properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Lender (or Transferee) or Agent on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and promptly from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent. In addition, each Lender (or Transferee) or Agent shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender (or Transferee) or Agent. Each Lender (or Transferee) or Agent shall promptly notify the Borrower in writing at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender (or Transferee) or Agent shall not be required to deliver any form pursuant to this paragraph that such Lender (or Transferee) or Agent is not legally able to deliver. Each Lender or Agent that is not a Non-U.S. Lender shall furnish an accurate and complete U.S. Internal Revenue Service Form W-9 (or successor form) establishing that such Lender or Agent is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form. If any Non-U.S. Lender provides a Form W-8IMY, such Non-U.S. Lender shall also attach the additional documentation required to be transmitted with Form W-8IMY, including the appropriate forms described in this Section.
          (e) A Lender (or Transferee) or Agent that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent or, in the case of a Participant, to the Lender from which the related participation has been purchased), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or Transferee) or Agent is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If any Agent, Lender or Participant determines, in its sole and reasonable discretion, that it has received a refund of any
Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.9, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.9 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent, such Lender or such Participant, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its

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tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Each Lender, Agent or Participant, as applicable, shall indemnify the Borrower for any losses resulting from any false, inaccurate or untrue statements provided pursuant to paragraphs (d) or (e) of this Section 3.9.
          (g) The agreements in this Section 3.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (h) For purposes of this Section 3.9, in the case of any Lender that is a treated as a partnership for U.S. federal income tax purposes, any Non-Excluded Taxes or Other Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document shall be treated as Non-Excluded Taxes or Other Taxes required to be deducted by the Borrower and each partner of such partnership shall be treated as a Lender and shall not be entitled to any benefits under this Section 3.9 unless it complies with the requirements of this Section, but only to the extent such Non-Excluded Taxes or Other Taxes would have been required to be deducted and withheld by the Lender if the Lender were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Borrower.
          3.10 Indemnity. The Borrower agrees to indemnify each Lender and each Agent and to hold each Lender and each Agent harmless from any loss or expense (but excluding any loss of anticipated profits) that such Lender or such Agent may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          3.11 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.8, 3.9(a) or 3.14 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such

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designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.8, 3.9(a) or 3.14.
          3.12 Replacement of Lenders. The Borrower may replace, with a replacement financial institution reasonably satisfactory to the Administrative Agent, any Lender that (a) requests payment of any amounts payable under Section 3.8, 3.9(a) or 3.14, (b) defaults in its obligation to make Loans hereunder or (c) declines to deliver any requested consent to any waiver, amendment or other modification of any provision of any Loan Document that would require the consent of more than the Required Lenders, in each case, only if (i) such replacement, waiver, amendment or modification does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in case of clause (a) only, prior to any such replacement, such Lender shall have taken no action under Section 3.11 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.8 or 3.9(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 3.10 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.8 or 3.9(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (x) in the case of clause (c) only, the requested waiver, amendment or other modification has been approved by the Borrower, the Administrative Agent and the Required Lenders.
          3.13 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6, and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.13(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the

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Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the teens of this Agreement.
          (d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1 or H-2, respectively, with appropriate insertions as to date and principal amount.
          3.14 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.10.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:
          4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet and related statements income and cash flows of the Borrower and its consolidated Subsidiaries as at the date of the most recent consolidated quarterly balance sheet referred to in the second sentence of clause (b) below (including the notes thereto), adjusted to give effect to the consummation of the transactions contemplated hereby, in the case of such balance sheets, on such date and, in the case of such income statements, on the first day of the relevant period
(the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at December 31, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) The audited consolidated balance sheets of each of (i) the Borrower and its Subsidiaries as at December 31, 2005, (ii) 19E and its Subsidiaries as at June 30, 2003 and June 30, 2004, and (iii) the Elvis Operating Companies as at December 31, 2003 and December 31, 2004, and, in each case, the related statements of income or changes in net assets (as

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applicable) and cash flows for such period, in each case, reported on by and accompanied by an unqualified report from Deloitte & Touche, present fairly the consolidated financial condition of the Borrower, 19E and its Subsidiaries and the Elvis Operating Companies as at such dates, and the consolidated results of their respective operations and their respective consolidated cash flows for the respective months and years then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2006 and the related unaudited statements of income and cash flows for the period then ended, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their respective operations and their respective cash flows for such period (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared on a consolidated basis in accordance with GAAP (or, in the case of 19E and its Subsidiaries, in accordance with UK GAAP together with appropriate reconciliations) applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed in their reports thereon). Except as set forth on Schedule 4.1, none of the Borrower or its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2005 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.
          4.2 No Change. Since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          4.3 Corporate Existence; Compliance with Law. Each Group Member (a) is duly incorporated, organized or formed, validly existing and (where applicable) in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee, to license the property it exploits as licensee, and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (where applicable) under the laws of each jurisdiction where its ownership, lease, licensing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to cause a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to cause a Material Adverse Effect.
          4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform each Loan Document to which it is a party and grant the Liens to be granted under the Security Documents and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational, company or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and grant the Liens to be granted under the Security Documents and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is

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required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          4.7 No Default. No Group Member, nor to the Borrower’s knowledge, Fremantle, is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8 Ownership of Property; Liens. The Borrower and each Material Subsidiary has title in fee simple or freehold to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. None of the Pledged Equity Interests is subject to any Lien.
          4.9 Intellectual Property.
          (a) Each Group Member owns, has the right to use, or is licensed to use, all Intellectual Property material to the conduct of its business as currently conducted and, according to current contemplation, as will be conducted after giving effect to the transactions contemplated hereby.

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          (b) All registered and applied for Intellectual Property material to the conduct of any Group Member’s business as currently conducted and, according to current contemplation, as will be conducted after giving effect to the transactions contemplated hereby, and (i) owned by a Group Member or, (ii) to the Borrower’s knowledge, recorded or co-owned by Fremantle (and relating to the business of any Group Member) is valid, subsisting and enforceable and has not been abandoned, and all Intellectual Property material to the conduct of any Group Member’s business as presently conducted is free from all encumbrances, except for Liens expressly permitted under Section 7.3.
          (c) The rights of each Group Member in or to the material Intellectual Property owned by or, to the Borrower’s knowledge, licensed to such Group Member, or, to the knowledge of the Borrower, recorded or co-owned by Fremantle (and relating to the business of any Group Member), do not infringe upon, misappropriate, or otherwise violate the rights of any other Person, and no claim has been asserted in writing that the use of such Intellectual Property does or may infringe upon, misappropriate or otherwise violate the rights of any other Person, in either case, which infringement, misappropriation or violation could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there is currently no infringement, misappropriation or unauthorized use of any item of material Intellectual Property owned by or licensed to any Group Member or, to the Borrower’s knowledge, recorded or co-owned by Fremantle (and relating to the business of any Group Member) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (d) No action, hearing or proceeding is pending, or, to the knowledge of the Borrower, threatened, on the date hereof, nor has there been any holding, decision or judgment rendered by any Governmental Authority in the last twenty-four months seeking to limit, cancel or invalidate any Intellectual Property material to the conduct of the business of any Group Member as currently conducted or, according to current contemplation, as will be conducted after giving effect to the transactions contemplated hereby, which, in any such case, if adversely determined, would have a Material Adverse Effect.
          (e) To the knowledge of the Borrower, each Group Member has made, where possible, all filings and recordations necessary to adequately effect, reflect and protect its ownership interest in or exclusive licenses to its material United States Trademarks and Copyrights and material non-United States Trademarks and Copyrights owned by such Group Member including, without limitation, recordation of its interests in the material Trademarks owned by such Group Member with the United States Patent and Trademark Office and in corresponding national and international patent and/or trademark offices, and recordation of any of its interests in the material Copyrights owned by or exclusively licensed to such Group Member with the United States Copyright Office and in international copyright offices.
          (f) Each Group Member has performed all acts, including any transfers or assignments, necessary to ensure that all rights of publicity to use the name and likeness of Elvis Presley are owned and controlled by Borrower.
          (g) In the last 12 months, no Group Member has given or received written notice purporting to avoid, repudiate, rescind or terminate any agreement that authorizes the use of any material Intellectual Property that is licensed to any Group Member by a third party, and

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to the knowledge of each Group Member the terms of any agreement authorizing the use of any material Intellectual Property to which a Group Member is a party have been complied with by all parties in all material respects.
          4.10 Taxes. Each Group Member has filed or caused to be filed all United States Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge other than those permitted by Section 7.3. No Loan Party and no Subsidiary thereof intends to treat any Revolving Extension of Credit or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4).
          4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act in respect of any Group Member incorporated in the United States or any other applicable Requirement of Law dealing with such matters in respect of any Group Member; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
          4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan intended to be qualified under Section 401 of the Code has received a favorable opinion or determination letter from the Internal Revenue Service regarding such qualified status or an application for such letter is currently pending and to the knowledge of the Borrower or any Commonly Controlled Entity no such Plan has, since receipt of the most recent favorable determination letter, been amended or operated in a way which could reasonably be expected to adversely affect such qualified status. Other than as set forth on Schedule 4.13, no termination of a Single Employer Plan has occurred, and no Lien in

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favor of the PBGC or a Plan has arisen, during such five-year period. Other than as set forth on Schedule 4.13, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA that would reasonably be expected to cause a Material Adverse Effect, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Neither the Borrower nor any of its Subsidiaries has any liability (and by entering into this Agreement will not trigger any liability) with respect to any employee benefit plan (including a pension scheme) that is not subject to the laws of the United States or a political subdivision thereof that could reasonably be expected to result in a Material Adverse Effect and all such employee benefit plans and any pension schemes are funded to the extent required by applicable law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.
          4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to enter into this Agreement or the transactions contemplated hereby.
          4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation, organization or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) Schedule 4.15 sets forth all outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares and other than as created by the Loan Documents) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.
          4.16 Use of Proceeds. The proceeds of the Revolving Loans shall be used, together with the proceeds of the Swingline Loans and the Letters of Credit, for general corporate purposes and to finance Permitted Acquisitions and Permitted Joint Ventures.
          4.17 Environmental Matters. Except as, individually, could not reasonably be expected to cause any Group Member to incur liability in excess of a Material Environmental Amount, or, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and to the knowledge of the Borrower, have not previously contained, any Hazardous Substances in amounts or concentrations or

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under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (b) no Group Member has received notice, actual or threatened, of any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”);
     (c) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (d) there has been no release or threat of release of any Hazardous Substances at or from the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (e) (i) there is not now, nor has there been previously, located on any of the Properties any: (A) underground storage tanks, as defined under any Environmental Law, or (B) areas or vessels used or intended for the treatment, storage or disposal of Hazardous Substances; and (ii) no Group Member has transported, or arranged for the transport, storage, treatment or disposal, by contract, agreement or otherwise, of any Hazardous Substances at, on, under or to any of the Properties or any location including any location used for the treatment, storage or disposal of Hazardous Substances, other than de minimis quantities used in connection with the Business in accordance with all Environmental Laws; and
     (f) each Group Member has obtained and is in compliance with all Environmental Permits with respect to the Business and the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no contamination in violation of, or that is reasonably likely to give rise to liability under, any Environmental Law at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.
          4.18 Accuracy of Information, etc. No statement or information, other than the projections described in Section 5.1(c) and pro forma financial information, contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein taken as a whole not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as

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fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when certificates representing such Pledged Equity Interests and related transfer powers are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, to the extent that a security interest therein can be perfected by the filing of a financing statement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 7.3).
          (b) Subject to the Reservations, each of the UK Debenture and the UK Charge Over Shares is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Equity Interests described in each of the UK Debenture and the UK Charge Over Shares, when certificates representing such Pledged Equity Interests and related blank executed stock transfer forms are delivered to the Administrative Agent, and in the case of the other Collateral described in each of the UK Debenture and the UK Charge Over Shares, when the filings specified on Schedule 4.19 in appropriate form are filed in the offices or registers specified on Schedule 4.19 to the extent that a security interests therein can be perfected by any such filing and all notices required to be served under such Security Documents are duly served before any competing notice comes into effect, each of the UK Debenture and the UK Charge Over Shares shall (subject to the Reservations) constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in each of the UK Debenture and the UK Charge Over Shares), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted under Section 7.3 and except in relation to the shares of Capital Stock of any Subsidiary formed and existing under laws of England and Wales if and to the extent that the pledge of such shares is prohibited pursuant to the applicable governing or other joint venture documents as in effect as of the Closing Date).
          4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

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          4.21 Senior Indebtedness. The Obligations constitute senior indebtedness of the Borrower and each Subsidiary Guarantor.
          4.22 Foreign Assets Control Regulations and Anti-Money Laundering. (a) Neither the making of Loans under this Agreement nor the use of the proceeds thereof shall cause the Borrower or any of its Subsidiaries to violate any material provision of the U.S. Bank Secrecy Act, as amended, and any applicable regulations thereunder or any of the sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the United States Department of Treasury, any regulations promulgated thereunder by OFAC or under any affiliated or successor governmental or quasi-governmental office, bureau or agency and any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) knowingly engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise knowingly associated with any such person in any manner violative of such Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.
          (b) The Borrower and its Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans hereunder will knowingly be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          4.23 Double Vision Film. As of the Closing Date, Double Vision Film Limited owns no material property or assets other than such property and assets as are subject to (i) a Charge and Deed of Assignment dated 31 March 2003 and made between Double Vision Film Limited and Columbia Tristar Home Entertainment Inc.; (ii) a Security Deposit Agreement and Charge on Cash Deposit dated 29 May 2003 and made between Double Vision Film Limited and The Governor and Company of the Bank of Scotland; and (iii) a Charge over Cash Deposit dated 29 March 2003 and made between Double Vision Film Limited and Sovereign Finance Plc.
SECTION 5. CONDITIONS PRECEDENT
          5.1 Conditions to Initial Extension of Credit. The effectiveness of this agreement and the agreement of each Lender to make the extension of credit requested to be made by it on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:
     (a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement, executed and delivered by the

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Borrower and each applicable Subsidiary Guarantor, (iii) each IP Security Agreement, executed and delivered by the Borrower and each applicable Subsidiary Guarantor, (iv) the UK Debenture, executed and delivered by each UK Subsidiary Guarantor, (v) the UK Charge Over Shares, executed and delivered by the Borrower and (vi) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.
     (b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received the financial statements described in Section 4.1.
     (c) Business Plan and Projections. The Lenders shall have received and shall be satisfied with a business plan and financial projections through 2007, prepared on a quarterly basis, and through 2011, prepared on an annual basis.
     (d) Indebtedness. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower and its Subsidiaries have no outstanding Indebtedness, other than Indebtedness permitted under Section 7.2(d) and Section 7.2(p).
     (e) Approvals. All governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the extensions of credit and granting of Liens contemplated by the Loan Documents, the continuing operations of the Group Members and the other transactions contemplated hereby (including shareholder approvals, if any) shall have been obtained and be in full force and effect.
     (f) Lien and Other Searches. The Administrative Agent shall have received the results of (i) a recent lien search in each of the jurisdictions designated by the Administrative Agent, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent, (ii) in respect of each Group Member incorporated in England and Wales, recent searches of such Person’s companies file at the Companies Registry of England and Wales showing, amongst other things, no appointment of (or the presentation of any petition in relation to any appointment of) a receiver, liquidator or administrator and (iii) in respect of any real property located in England and Wales, official priority searches in favor of the Administrative Agent in relation to any registered titles giving a sufficient period of priority (of at least 15 days following the Closing Date).
     (g) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
     (h) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit I, with appropriate insertions and attachments including, without limitation, the formation documents and a long form good standing certificate (where applicable) of

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each Group Member certified by the relevant authority of the jurisdiction of organization of such Group Member.
     (i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
          (i) the legal opinion of Paul, Hastings, Janofsky and Walker LLP, counsel in the United States to the Borrower and its Subsidiaries, substantially in the form of Exhibit J-1; and
          (ii) the legal opinion of Baker & McKenzie, counsel in England and Wales to the Borrower and the UK Subsidiary Guarantors, substantially in the form of Exhibit J-2.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement, and otherwise be in such form and of such substance, as the Administrative Agent may reasonably require.
     (j) Pledged Equity Interests; Transfer Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated transfer power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (or, in the case of the Capital Stock pledged pursuant to the UK Debenture and the UK Charge Over Shares, the equivalent thereof for each entity incorporated in England and Wales), other than the share certificates representing all of the issued and outstanding share capital of 19 Artist Tours Limited and Double Vision Film Limited, and (ii) each Pledged Note pledged to the Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (k) Filings, Registrations and Recordings; Control Agreements. Each document (including any Uniform Commercial Code financing statement or account control agreement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be executed, delivered, filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall (within the relevant time period for filing) be in proper form for execution, delivery, filing, registration or recordation (or otherwise in form and substance reasonably satisfactory to the Administrative Agent).
     (l) Solvency Certificate. The Administrative Agent shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of the Borrower substantially in the form of Exhibit K, which shall document the solvency of the Borrower and its Subsidiaries (on a consolidated basis), after giving effect to the transactions contemplated hereby.

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     (m) No Default; Representations; Officer’s Certificate. No Default or Event of Default shall have occurred and be continuing after giving effect to the extensions of credit (if any) requested to be made on the Closing Date. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date. The Administrative Agent shall have received a certificate executed on behalf of the Borrower by a Responsible Officer of the Borrower certifying (i) as to the accuracy of the representations and warranties of the Borrower and the other Loan Parties in the Loan Documents and (ii) that since December 31, 2005, no event has occurred, that alone or in connection with other events, could reasonably be expected to have a Material Adverse Effect.
     (n) Insurance. The Administrative Agent shall be satisfied with the insurance program to be maintained by the Borrower and its Subsidiaries and shall have received insurance certificates reasonably satisfactory to the Administrative Agent.
     (o) Consolidated EBITDA. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters ending immediately prior to the Closing Date, on a pro forma basis, after giving effect to the transactions contemplated hereby and continuing operations (as contemplated to be conducted as of the Closing Date), is greater than or equal to $25,500,000, which evidence shall be in accordance with the financial statements referred to in Section 4.1.
     (p) Agent for Service of Process. The Administrative Agent shall have received evidence that the Borrower has appointed CKX UK Holdings to be its agent for service of process in connection with the UK Charge Over Shares.
     (q) Share Register Extracts; Shareholder Resolutions. The Administrative Agent shall have received (i) a certified extract of members of each Group Member incorporated in England and Wales whose shares are subject to a security interest granted or purported to be granted under the Security Documents (except for Brilliant 19 Limited, Delirious Recordings Limited, Shy Records Limited and 19 International Sports Management Limited) and (ii) if required, shareholder resolutions to amend the articles of association of any Group Member incorporated in England and Wales to remove any restrictions on the transferability of such Group Member’s shares upon the enforcement of the security interests in respect thereof granted to the Administrative Agent (for the benefit of the Secured Parties).
     (r) Miscellaneous. The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

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          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
     (c) Compliance with Financial Covenants. The Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6. AFFIRMATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
          6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with calculations demonstrating that the Borrower is in compliance with the financial covenants set forth in Section 7.1, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, together with calculations demonstrating that the Borrower is in compliance with

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the financial covenants set forth in Section 7.1, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
     (c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except for regular year-end adjustments).
          6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to the financial covenants set forth in Section 7.1, except as specified in such certificate;
     (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);
     (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the fiscal year following such year then ended (including a projected consolidated balance sheet of the

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Borrower and its Subsidiaries as of the end of each fiscal quarter of such following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, prepared on a quarterly basis (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
     (d) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
     (e) as soon as possible and in any event within five days of obtaining knowledge thereof, notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Borrower or any of its Subsidiaries of a Material Environmental Amount;
     (f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and
     (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except to the extent that (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) such obligation is not material to the Group Members taken as a whole.
          6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational, company or corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be

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expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.5 Maintenance of Property; Insurance. (a) Keep all property useful and used in the ordinary course of its business in good working order and condition, ordinary wear and tear excepted, or replace or substitute such property as necessary, except where failure to keep such property in good working order or replace such property could not reasonably be expected to cause a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all tangible property useful and used in the ordinary course of its business in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are insured against as of the date hereof or as are otherwise required to be maintained under any material contract or agreement or other requirement applicable to any Group Member, in each case, except where the failure to maintain such insurance could not reasonably be expected to cause a Material Adverse Effect.
          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, during normal business hours, from time to time upon three Business Days’ prior notice (unless an Event of Default shall have occurred and be continuing, in which case, no such notice shall be required), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that all such visits shall be arranged through the Administrative Agent, which shall use reasonable efforts to coordinate such visits so as to minimize the total number thereof, and any officer of any of the Group Members, if it so chooses, may be present at such visit (except to the extent that such visit involves discussions with such Group Member’s independent accountants or auditors and the Administrative Agent has requested that such officer or officers not be present). Physical access to any of the properties of any Group Member shall be governed by the rules, policies and procedures of such property relating to visits thereto by the public.
          6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Group Member or, to the knowledge of the Borrower, Fremantle or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member or, to the knowledge of the Borrower, Fremantle on the one hand, and any Governmental Authority on the other hand, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

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     (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, which, if granted, could reasonably be expected to result in a Material Adverse Effect or (iii) which relates to any Loan Document;
     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, and, in each case in clauses (i) and (ii) above, such event or condition, together with all other events or conditions, if any, could reasonably be expected to result in any “accumulated funding deficiency” (as defined in Section 302 of ERISA), a Lien in favor of the PBGC or a Material Adverse Effect; and
     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
          6.8 Intellectual Property.
          (a) Consistent with past practices (i) continue to use each material Trademark in a manner that maintains such material Trademark in full force free from any claim of abandonment for non-use, and (ii) use such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law.
          (b) Notify the Administrative Agent and the Lenders immediately if it knows that any application or registration relating to any material Intellectual Property owned by, or to their knowledge, licensed to, any Group Member may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Group Member’s or, to the Borrower’s knowledge, Fremantle’s recorded interest or co-ownership of, or the validity of any material Intellectual Property or such Group Member’s or, to the Borrower’s knowledge, Fremantle’s right to register the same or to own and maintain the same, unless such forfeiture, abandonment or dedication or such adverse determination or development could not reasonably be expected to cause a Material Adverse Effect or constitute an Event of Default.
          (c) Promptly upon a Group Member’s acquisition, exclusive license of, or creation of any invention, trademark, copyrightable work or other Intellectual Property (or rights

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in any of the foregoing) that can be registered, the value of which is material in the context of the Group Members as a whole, apply for registration thereof or require an agent to so apply with the United States Patent and Trademark Office, the United States Copyright Office and the appropriate international office to register such invention, trademark, copyrightable work or other Intellectual Property or exclusive license thereof, as applicable, if such Group Member shall deem that it is appropriate under the circumstances to effect, reflect or protect such Intellectual Property in its reasonable discretion. Whenever a Group Member, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any material Intellectual Property or the recordation of any exclusive license with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Group Member shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. If any portion of the Intellectual Property owned or licensed by any Group Member is included or purported to be included in the Collateral, subject always to the ability to comply with local laws, upon request of the Administrative Agent, each applicable Loan Party (if any) shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the security interest of the Administrative Agent, for the benefit of the Secured Parties, in any Patent, Trademark or Copyright and (in the case of Trademarks) the goodwill and general intangibles of such Loan Party relating thereto or represented thereby; provided that the security interest granted in respect thereof shall not attach to any applications for trademarks and service marks filed in the U.S. Patent and Trademark Office (the “PTO”) on the basis of a Group Member’s intent to use any such mark pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. § 1060(a), at which point the security interest granted under the Guaranty and Collateral Agreement shall attach to each such application.
          (d) Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or group of countries or any political subdivision of any of the foregoing, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, unless the failure to secure such applications or registrations could not reasonably be expected to cause a Material Adverse Effect.
          (e) In the event that any material Intellectual Property of a Group Member is infringed, misappropriated or diluted by another Person, such Loan Party shall take such actions as such Group Member shall reasonably deem appropriate under the circumstances, including, without limitation, initiating a suit seeking injunctive relief and any and all damages for infringement, misappropriation or dilution, to protect such Intellectual Property and will promptly notify the Administrative Agent of such actions.
          6.9 Environmental Laws. (a) Comply in all material respects with, and use commercially reasonable efforts to cause all tenants and subtenants, if any, to comply in all material respects with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and ensure that all tenants and

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subtenants obtain and comply in all material respects with and maintain, any and all material Environmental Permits.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          6.10 Interest Rate Hedging. If and to the extent that the Borrower obtains any New Term Loan Commitments in accordance with Section 2.15 or incurs funded floating rate Indebtedness under Section 7.2(m) or (n), and the aggregate amount of outstanding Indebtedness in respect thereof equals or exceeds $100,000,000, within a period of time reasonably determined by the Administrative Agent, enter into, and thereafter maintain, Hedging Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of such Indebtedness is subject to either a fixed interest rate or interest rate protection for a period ending on the earlier of (x) three (3) years after the incurrence thereof and (y) the Revolving Termination Date, in each case, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.
          6.11 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, and subject always to the ability to comply with local laws, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Liens on assets other than Capital Stock permitted under Section 7.3 and as otherwise permitted to not be so granted according to the terms of the Collateral Documents), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent and the delivery of certificates and transfer powers in respect of any newly formed or acquired Subsidiary (or, in any such case, the equivalent thereof required in any other jurisdiction).
          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, and subject always to the ability to comply with local laws, promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA

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survey thereof in relation to United States real property, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), and subject always to the ability to comply with local laws (including as to financial assistance), promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary, if it satisfies the requirements set forth in the definition of “Subsidiary Guarantor”, (A) to become a party to (i) the Guarantee and Collateral Agreement (as a Guarantor and as a Grantor thereunder) or such further Security Documents, and (ii) if such entity is incorporated under the laws of England and Wales, the UK Debenture, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the relevant Security Documents of such new Subsidiary, including the filing of Uniform Commercial Code financing statements (or the equivalent thereof in any other applicable jurisdiction) in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (v) (if applicable) delivery to the Administrative Agent of any such documents as may be required in compliance with relevant financial assistance laws (each satisfactory to the Administrative Agent).
          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement (or such other Security Documents) as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of

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the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (e) In the event that any Group Member is prevented from complying with its obligations under this Section 6.11 or elsewhere in this Article 6 as a result of any local laws (including as to financial assistance), then each Loan Party will use all reasonable efforts to overcome the relevant legal prohibition (and, in the case of a financial assistance or similar prohibition, will procure that the relevant Group Member will undertake all whitewash or similar procedures which are possible, whether under the Companies Act 1985 of England and Wales or otherwise) to enable the relevant obligation to be complied with as soon as is reasonably practicable.
          6.12 Further Assurances. Subject always to the ability to comply with local laws (including as to financial assistance), from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights or priority of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto (provided that, in relation to the shares of Capital Stock of any Subsidiary formed and existing under laws of England and Wales, the UK Subsidiary Guarantors shall not be required to perfect the security interest in such shares of Capital Stock if and to the extent that such action is prohibited pursuant to the applicable governing or other joint venture documents as in effect as of the Closing Date). Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
          6.13 Use of Proceeds. Use the proceeds of the Loans only for the purposes described in Section 4.16.
          6.14 Post-Closing Obligations. Within 30 Business Days following the Closing Date, deliver or cause to be delivered (a) a certified extract of members for each of Brilliant 19 Limited, Delirious Recordings Limited, Shy Records Limited and 19 International Sports Management Limited, (b) share certificates representing all of the issued and outstanding share capital of 19 Artist Tours Limited and Double Vision Film Limited and (c) account control agreements, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by JPMorgan Chase Bank for each of the following entities and accounts: (i) 19 Entertainment, Inc.
(Acct # 904-886980), (ii) On the Road Productions (Acct # 904-944743), (iii) All Girl Productions (Acct # 904-017184), (iv) 19 Touring LLC (Acct # 904-

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886832), (v) Dance Nation Productions (Acct # 904-068072), (vi) Southside Productions (Acct # 904-043657), (vii) 19 Recording Services, Inc. (Acct # 904-029069), (viii) 19 Recordings, Inc. (Acct # 904-117812) and (ix) J2K Productions, Inc. (Acct # 904-017192). In satisfaction of its obligations under clause (c) above, the Borrower shall be permitted to cause any or all of the accounts specified in clause (c) to be closed and the funds deposited therein to be transferred to another account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.
          6.15 UK Financial Assistance. The Borrower will ensure that all payments among the Borrower and any of its applicable Subsidiaries (or any of them) have been and will be made in compliance with applicable local laws or regulations concerning financial assistance by a company for the acquisition of or subscription for its own shares or concerning the protection of shareholders’ capital.
SECTION 7. NEGATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          7.1 Financial Condition Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower to exceed the ratio of 4.5:1.0.
          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Consolidated Interest
Fiscal Quarter	Coverage Ratio
Closing Date through Fiscal Quarter ending	2.0:1.0
9/30/2007
Fiscal Quarter ending 12/31/2007 through	2.5:1.0
Fiscal Quarter ending 6/30/2009
Fiscal Quarter ending 9/30/2009 and thereafter	3.0:1.0
          7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) unsecured Indebtedness (i) of the Borrower to any Subsidiary Guarantor (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties), (ii) of any Subsidiary Guarantor to the Borrower (provided that such Indebtedness is

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subordinated to the payment of the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties), (iii) of any Subsidiary to the Borrower or any Subsidiary Guarantor (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties), and (iv) of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions);
     (c) Indebtedness in respect of bankers’ acceptances and bid, performance and surety or appeal bonds, workers’ compensation claims and payment obligations in connection with self-insurance or similar obligations, in each case in the ordinary course of business, including guarantees or obligations of the Borrower with respect to letters of credit, issued in the ordinary course of business, supporting such obligations;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without (i) shortening the maturity or weighted average life thereof or (ii) increasing the principal amount thereof, other than to pay any customary fees and premiums required to be paid under the terms of the instrument governing such Indebtedness and to pay reasonable expenses incurred in connection with such refinancing, refunding, renewal or extension);
     (e) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is extinguished within five Business Days of incurrence;
     (f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;
     (g) Hedge Agreements permitted under Section 7.12;
     (h) Indebtedness represented by guarantees by the Borrower or any Subsidiary Guarantor of Indebtedness of the Borrower or any Subsidiary otherwise permitted to be incurred under this Agreement, provided that such guarantees are subordinated to the Obligations (and any guarantee thereof) on the same terms as the underlying Indebtedness in respect thereof;
     (i) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets or the Capital Stock of Subsidiaries permitted by this Agreement;
     (j) Indebtedness incurred under commercial letters of credit issued for the account of a Group Member in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar

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arrangement in respect of Indebtedness), provided that any drawing under any such letter of credit is reimbursed in full within seven days;
     (k) Indebtedness of the Borrower or any Subsidiary Guarantor comprising “earn-out” obligations payable in connection with any Permitted Acquisition or Permitted Joint Venture made by the Borrower or such Subsidiary Guarantor in an aggregate amount not to exceed 5.0% of the aggregate consideration paid by the Borrower or such Subsidiary Guarantor in connection with such Permitted Acquisition or Permitted Joint Venture (and any renewals or extensions thereof);
     (l) Acquired Indebtedness in an aggregate amount not to exceed $5,000,000;
     (m) Indebtedness of the Borrower or any Subsidiary Guarantor, secured on a second priority basis by the Collateral, in an aggregate amount not to exceed $375,000,000 at any one time outstanding, when taken together with any Indebtedness and undrawn Commitments outstanding pursuant to clause (a) of this Section 7.2, provided that (i) any entity providing any guarantee or other credit support in respect of any obligations incurred under this clause (m) shall also be a Subsidiary Guarantor hereunder and (ii) the lenders in respect of such Indebtedness shall have entered into an intercreditor agreement on terms and conditions reasonably satisfactory to the Required Lenders;
     (n) Subordinated Debt of the Borrower (and not of any of its Subsidiaries) in an aggregate amount not to exceed $500,000,000 at any one time outstanding and Guarantee Obligations of any Subsidiary Guarantor in respect of such Subordinated Debt, provided that such Guarantee Obligations are subordinated to the Obligations (and any guarantee thereof) on the same terms as such Subordinated Debt;
     (o) Non-Recourse Indebtedness in an amount for any Permitted Joint Venture not to exceed 65% of the fair market value of the assets owned by such Permitted Joint Venture; and
     (p) obligations of the Borrower to repurchase all or a portion of its outstanding Capital Stock from Simon Fuller pursuant to that certain Lock-in and Put and Call Option Deed dated as of March 17, 2005 (as such deed is in effect as of the Closing Date), to the extent such obligations constitute Indebtedness.
          7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the other applicable Group Members, as the case may be, in conformity with GAAP;
     (b) common law or statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, maritime and other Liens imposed

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by law incurred in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 120 days of the date on which such property or equipment is acquired, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
     (h) Liens created pursuant to the Security Documents;
     (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (j) judgment Liens (other than with respect to judgments of a size sufficient to cause an Event of Default under this Agreement) so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
     (k) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
     (l) leases, subleases, non-exclusive licenses and non-exclusive sublicenses granted by the Borrower and its Subsidiaries to others on arm’s-length terms that do not materially interfere with the ordinary course of business of the Borrower or any of its Subsidiaries;

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     (m) bankers’ Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;
     (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;
     (o) Liens by way of rent deposit created in favor of commercial landlords, provided that the amount of Indebtedness secured thereby does not in the aggregate exceed $1,000,000 or its equivalent in other currencies;
     (p) Liens securing Indebtedness of the Borrower pursuant to Section 7.2(l) or (m);
     (q) Liens not otherwise permitted by this Section on assets of the Borrower and its Subsidiaries so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time; and
     (r) Liens securing Non-Recourse Indebtedness permitted under Section 7.2(o), provided that such Liens shall extend only to the assets of (and Capital Stock or other ownership interests in) the applicable Permitted Joint Venture that is the borrower of such Non-Recourse Indebtedness.
          7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:
     (a) (i) any Subsidiary Guarantor may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor (provided that if such merger or consolidation involves the Borrower, the Borrower shall be the continuing or surviving entity), (ii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged with or consolidated into the Borrower or any Subsidiary Guarantor (provided that the Borrower or the applicable Subsidiary Guarantor shall be the continuing or surviving corporation) and (iii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged with or consolidated into any other Subsidiary of the Borrower that is not a Subsidiary Guarantor; and
     (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor (provided if the relevant asset was the subject of a Lien pursuant to any Security Document, the Borrower or the applicable Subsidiary Guarantor shall grant security to a similar extent and of a comparable quality over such asset in favor of the Administrative Agent, for the benefit of the Secured Parties (such security to be in form and substance satisfactory to the Administrative Agent));

69

     (c) in connection with a Permitted Acquisition or Permitted Joint Venture, any Person that is the subject of such Permitted Acquisition or Permitted Joint Venture (other than any Permitted Joint Venture that has obligations owing in respect of any Non- Recourse Indebtedness) may be merged or consolidated with or into the Borrower or any Subsidiary Guarantor (provided that the Borrower or the applicable Subsidiary Guarantor shall be the continuing or surviving corporation); and
     (d) transactions permitted under Section 7.5 shall be permitted.
          7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property in the ordinary course of business;
     (b) the sale of inventory or licensing of Intellectual Property in the ordinary course of business on a non-exclusive basis, and the abandonment or other Disposition of Intellectual Property that is negligible and non-material to the business of the Group Members as a whole;
     (c) Dispositions permitted by Section 7.4(b);
     (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower provided that if such Capital Stock was the subject of a Lien pursuant to any Security Document, the Borrower shall grant security to a similar extent and of a comparable quality over such asset in favor of the Administrative Agent, for the benefit of the Secured Parties (such security to be in form and substance satisfactory to the Administrative Agent);
     (e) the Disposition of assets with an aggregate fair market value not to exceed $5,000,000;
     (f) the disposition of cash not otherwise prohibited by this Agreement; and
     (g) the Disposition by CKX G.O.A.T. Holding Corp. and/or G.O.A.T., Inc. in an aggregate amount of up to 5% of the membership interests in the GOAT Operating Company to the Muhammad Ali Family Trust if and to the extent required under the express terms of the GOAT Operating Agreement, as in effect on the Closing Date.
          7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

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     (a) (i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) any Subsidiary may make Restricted Payments in a proportionate manner to the Borrower (or a Subsidiary Guarantor, as applicable) and the other holders of such Subsidiary’s Capital Stock in respect of such holders’ proportionate ownership of such Subsidiary;
     (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the date hereof shall not exceed $2,500,000;
     (c) Elvis Presley Enterprises, LLC and Elvis Presley Enterprises Inc. (and, to the extent required, the EPE Holding Corporation) may pay dividends to the Trust pursuant to the applicable Elvis Operating Company Charter Documents, as in effect on the Closing Date;
     (d) purchases by any Group Member of the Capital Stock of any Group Member or Permitted Joint Venture from any Person that is not a Group Member or Permitted Joint Venture in an aggregate amount not to exceed $30,000,000 from and after the Closing Date (provided that (i) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to any such purchase (as certified by a Responsible Officer of the Borrower), (ii) the amount paid by the Borrower and its Subsidiaries in respect of any “put” or similar obligation arising in connection with any individual Permitted Acquisition or Permitted Joint Venture shall not exceed 30% of the aggregate consideration paid by the Borrower and its Subsidiaries for such Permitted Acquisition or Permitted Joint Venture (as certified by a Responsible Officer of the Borrower), (iii) the amount paid by the Borrower and its Subsidiaries in connection with the exercise of any “call” or similar right by any of them (other than any such exercise by the Borrower of its “call” rights to purchase its Capital Stock from Simon Fuller pursuant to that certain Lock-in and Put and Call Option Deed dated as of March 17, 2005, as in effect on the Closing Date) shall not exceed $15,000,000 in the aggregate and (iv) the dollar caps specified above shall be reduced by the dollar amount of any Investments made pursuant to Section 7.8(k));
     (e) to the extent that amounts available to be used for such purpose in accordance with clause (d) above have been fully utilized (or are being fully utilized in connection with such repurchase), repurchases by the Borrower of all or a portion of its Capital Stock from Simon Fuller, as a result of the exercise by the Borrower of its rights under that certain Lock-in and Put and Call Option Deed dated as of March 17, 2005, as in effect on the Closing Date, in an aggregate amount not to exceed $10,000,000;
     (f) the GOAT Operating Company may pay dividends to the Muhammad Ali Family Trust pursuant to the GOAT Operating Agreement, as in effect on the Closing Date;

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     (g) repurchases by the Borrower of all or a portion of its Capital Stock from Simon Fuller as and to the extent required as a result of the exercise by Simon Fuller of his rights under that certain Lock-in and Put and Call Option Deed dated as of March 17, 2005, as in effect on the Closing Date; and
     (h) Investments permitted under Section 7.8(1) or Section 7.8(m), in either case, to the extent that such Investments would constitute Restricted Payments.
          7.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $10,000,000 in any fiscal year of the Borrower (provided that (i) any portion of such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year (but not for expenditure in any further succeeding fiscal year) and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above (without regard to this proviso) and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above), and (b) Capital Expenditures consisting of Permitted Acquisitions and Permitted Joint Ventures otherwise permitted under Section 7.8.
          7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in cash and Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 7.2;
     (d) loans and advances to employees, directors and officers of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;
     (e) intercompany Investments by (i) the Borrower in any Subsidiary Guarantor or any Subsidiary of the Borrower that concurrently with such Investment becomes a Subsidiary Guarantor (provided that, in each case, such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties), (ii) any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor or any Subsidiary of the Borrower that concurrently with such Investment becomes a Subsidiary Guarantor (provided that, in each case, such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties); (iii) any Subsidiary that

72

is not a Subsidiary Guarantor in the Borrower or any Subsidiary Guarantor or any Subsidiary of the Borrower that concurrently with such Investment becomes a Subsidiary Guarantor consisting of intercompany Indebtedness (provided that, in each case, such Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions), or (iv) any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor (provided that, in each case, such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties);
     (f) intercompany Investments by the Borrower or any of its Subsidiaries in any Person (provided that such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties, to the extent otherwise required hereunder), that, prior and after giving effect to such Investment, is a Foreign Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, loans made to any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiary) in an aggregate amount (valued at cost) not to exceed $1,000,000 during the term of this Agreement;
     (g) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,000,000 during the term of this Agreement;
     (h) Investments under Hedge Agreements entered into in the ordinary course of a Group Member’s business and not for speculative purposes and otherwise in compliance with this Agreement;
     (i) Investments in securities of trade creditors, licensors, licensees or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;
     (j) Investments made after the Closing Date consisting of Permitted Acquisitions and Permitted Joint Ventures; provided that (i) the aggregate consideration paid in connection with all Permitted Acquisitions and Permitted Joint Ventures shall not exceed $40,000,000 (after giving effect to any Net Cash Proceeds as described in clause (iii) below), (ii) the aggregate consideration paid in connection with all Permitted Joint Ventures shall not exceed $20,000,000 (after giving effect to any Net Cash Proceeds as described in clause (iv) below), (iii) the dollar cap specified in clause (i) above shall be increased by an amount equal to the Net Cash Proceeds of any Asset Sale consisting of a Permitted Acquisition or Permitted Joint Venture previously consummated pursuant to this clause (j), as certified by a Responsible Officer of the Borrower (provided that such dollar cap shall in no event be greater than $40,000,000 after giving effect to any such increase) and (iv) the dollar cap specified in clause (ii) above shall be increased by an

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amount equal to the Net Cash Proceeds of any Asset Sale consisting of a Permitted Joint Venture previously consummated pursuant to this clause (j), as certified by a Responsible Officer of the Borrower (provided that such dollar cap shall in no event be greater than $20,000,000 after giving effect to any such increase);
     (k) purchases by any Group Member of the Capital Stock of any Group Member or Permitted Joint Venture from a Person that is not a Group Member or Permitted Joint Venture in an aggregate amount not to exceed $30,000,000 from and after the Closing Date (provided that (i) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to any such purchase (as certified by a Responsible Officer of the Borrower), (ii) the amount paid by the Borrower and its Subsidiaries in respect of any “put” or similar obligation arising in connection with any individual Permitted Acquisition or Permitted Joint Venture shall not exceed 30% of the aggregate consideration paid by the Borrower and its Subsidiaries for such Permitted Acquisition or Permitted Joint Venture (as certified by a Responsible Officer of the Borrower), (iii) the amount paid by the Borrower and its Subsidiaries in connection with the exercise of any “call” or similar right by any of them shall not exceed $15,000,000 in the aggregate and (iv) the dollar caps specified above shall be reduced by the dollar amount of any Restricted Payments made pursuant to Section 7.6(d));
     (l) purchases by EPE Holding Corporation from The Promenade Trust of (i) all or any part of the Series B Preferred Stock and/or common stock of Elvis Presley Enterprises, Inc., as and to the extent required as a result of the exercise by The Promenade Trust of its rights under the terms of the Shareholders Agreement, dated February 7, 2005, as in effect on the Closing Date and (ii) all or any part of the Series B membership interests in Elvis Presley Enterprises, LLC, as and to the extent required as a result of the exercise by The Promenade Trust of its rights under the terms of the limited liability company operating agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005, as in effect on the Closing Date; and
     (m) purchases by CKX G.O.A.T. Holding Corp. and/or G.O.A.T., Inc. of all of the membership interests of the GOAT Operating Company owned by the Muhammad Ali Family Trust as and to the extent required as result of the exercise by the Muhammad Ali Family Trust of its rights under the GOAT Operating Agreement, as in effect on the Closing Date.
          7.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness referred to in Section 7.2(1), (m) or (n), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness referred to in Section 7.2(1), (m), (n) or (o) (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the, payment of a consent fee), (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Presley Preferred Equity (other than any such amendment,

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modification, waiver or other change that (x) (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a consent fee) or would be required in connection with effecting any merger or consolidation contemplated by Section 7.4(b)).
          7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) set forth on Schedule 7.10, or (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
          7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
          7.12 Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          7.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits or imposes any condition upon the ability of any Group Member (other than any Group Member that is not required to become a Subsidiary Guarantor as provided in the definition thereof) to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents or any refinancing thereof, other than any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition shall only be effective against the assets financed thereby), except agreements by a Permitted Joint Venture to limit Liens on its assets under the terms of any Non-Recourse Indebtedness of such Permitted Joint Venture.
          7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary Guarantor, (b) make loans or advances to, or other Investments in, the Borrower or any Subsidiary

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Guarantor or (c) transfer any of its assets to the Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) applicable law or any rule, regulation or order, (iii) customary non-assignment provisions or restrictions on cash or other deposits contained in any contract or any lease governing a leasehold interest of any Group Member, (iv) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien, (v) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale, (vi) customary provisions in joint venture agreements and other similar agreements entered into by the Borrower or one of its Subsidiaries and any Person (other than the Borrower or any Affiliate of the Borrower), in each case, relating solely to the respective joint venture or similar entity or the equity interests therein and entered into in the ordinary course of business, (vii) purchase money obligations (including any capitalized lease obligations) relating to property acquired in the ordinary course of business, (viii) restrictions imposed under the Elvis Operating Company Charter Documents, as in effect on the Closing Date or (ix) restrictions imposed on any Permitted Joint Venture under the terms of any Non-Recourse Indebtedness.
          7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement, that are described in clause (b) of the definition of “Permitted Acquisition” and “Permitted Joint Venture” or that are reasonably related thereto.
          7.17 Certain Amendments. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of (a) any Group Member’s organizational or constitutional documents or (b) any material agreement (including without limitation the Fuller Employment Agreement and the Fuller Non-Compete Agreement), in each case, except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect or (in the case of any Group Member’s organizational or constitutional documents) that would impose any restrictions on the transferability of such Group Member’s shares upon the enforcement of the security interests in respect thereof granted to the Administrative Agent (in its capacity as such).
          7.18 Accounting Changes. Permit, or cause any of its Subsidiaries to make or permit, any material change in its accounting policies or reporting practices, except as may be required by or permitted under GAAP.
          7.19 Intellectual Property.
          (a) Knowingly perform any act or knowingly instruct or authorize its licensees to perform any act whereby any material Intellectual Property may become forfeited, abandoned or dedicated to the public.
          (b) Knowingly perform any act or knowingly instruct or authorize its licensees to perform any act that infringes, misappropriates or violates the intellectual property rights of any other Person.

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          7.20 Hazardous Substances. Knowingly permit, or cause any of its Subsidiaries to knowingly permit, any Hazardous Substances to be brought on to or located on any of the Properties, except in compliance in all material respects with, and in a manner not reasonably likely to lead to any liability pursuant to, all applicable Environmental Laws only in such quantities and types as reasonably needed to conduct the Business. If any such Hazardous Substance is brought onto any Property by any Group Member or found located thereon due to the actions of any Group Member in violation of this Section, the Borrower shall diligently undertake all removal, remedial and other response actions required under applicable Environmental Laws. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT ALL MATERIALS OF ENVIRONMENTAL CONCERN HANDLING PRACTICES AND ENVIRONMENTAL PRACTICES AND PROCEDURES ARE THE SOLE RESPONSIBILITY OF SUCH LOAN PARTY AND ITS SUBSIDIARIES. EACH LOAN PARTY FURTHER ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER IS AN ENVIRONMENTAL CONSULTANT, ENGINEER, INVESTIGATOR OR INSPECTOR OF ANY TYPE WHATSOEVER. NO ACT (OR DECISION NOT TO ACT) OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL GIVE RISE TO ANY OBLIGATION OR LIABILITY ON THE PART OF THE ADMINISTRATIVE AGENT OR ANY LENDER WITH RESPECT TO ENVIRONMENTAL MATTERS OR PURSUANT TO ENVIRONMENTAL LAWS. IN NO EVENT SHALL ANY INFORMATION OBTAINED FROM THE ADMINISTRATIVE AGENT OR ANY LENDER OR THEIR RESPECTIVE EMPLOYEES, REPRESENTATIVES OR AGENTS PURSUANT TO THIS AGREEMENT OR ANY LOAN DOCUMENT CONCERNING THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR THE BUSINESS OF ANY LOAN PARTY OR ANY SUBSIDIARY OF ANY LOAN PARTY BE CONSIDERED BY ANY LOAN PARTY OR ANY SUBSIDIARY OF ANY LOAN PARTY (OR ANY OTHER RECIPIENT OF SUCH INFORMATION) AS CONSTITUTING LEGAL OR ENVIRONMENTAL CONSULTING, ENGINEERING, INVESTIGATING OR INSPECTING ADVICE, AND NEITHER ANY LOAN PARTY NOR ANY SUBSIDIARY OF ANY LOAN PARTY (NOR ANY OTHER RECIPIENT OF SUCH INFORMATION) SHALL RELY ON SAID INFORMATION. THE RESPONSIBILITY FOR COMPLIANCE WITH ENVIRONMENTAL LAWS WITH RESPECT TO THE PROPERTIES OR BUSINESS RESTS SOLELY WITH EACH LOAN PARTY AND ITS SUBSIDIARIES. NOTHING IN THIS SECTION 7.20 SHALL LIMIT ANY RIGHTS THAT ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES MAY HAVE TO SEEK CONTRIBUTION OR ALLOCATE RESPONSIBILITY PURSUANT TO ENVIRONMENTAL LAW FROM ANY THIRD PARTY (OTHER THAN ANY SECURED PARTY).
SECTION 8. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

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     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Sections 6.4(a)(i), 6.7(a), 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.9, 7.10, 7.11, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18 or 7.19 of this Agreement or Section 5.4 or 5.7(b) of the Guarantee and Collateral Agreement, or Clauses 4.3(b), 9.1, or 19.1 through 19.3 of the UK Debenture or Clauses 7.1(i) or 8.1 of the UK Charge Over Shares or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
     (e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,500,000; or
     (f) (i) the Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, liquidator, administrative receiver, administrator or other similar official for it or for all

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or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days (unless (x) such case, proceeding or other action is a winding-up petition instituted under the laws of England which is frivolous or vexatious, in which case such period shall be shortened to 14 days or (y) any other such case, proceeding or other action is instituted under the laws of England, in which case such period shall be shortened to zero days); or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (unless such case, proceeding or other action is instituted under the laws of England, in which case such period shall be shortened to 14 days); or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) and (iii) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

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     (i) any of the Loan Documents shall cease, for any reason other than as set forth in Section 10.14, to be in full force and effect, or any Group Member or any Affiliate of any Group Member shall so assert, or any Lien created by any of the Security Documents covering Collateral having a fair market value in excess of $1,000,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
     (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (k) (i) the Sillerman Group shall cease to own beneficially at least 20% of the outstanding voting Capital Stock of the Borrower (provided that issuances of additional shares of the Borrower shall not cause an Event of Default under this clause (k) unless and until the Sillerman Group ceases to own beneficially at least 10% of the voting Capital Stock of the Borrower on a fully diluted basis); (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; (iii) the Borrower shall cease to own and control, legally and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each entity that is a Subsidiary Guarantor as of the Closing Date, in each case, free and clear of all Liens (except Liens created by the Security Documents); or (iv) any group or person (within the meaning of Rule 13d-5 promulgated under the Exchange Act), other than the Sillerman Group, shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 20% of the outstanding voting Capital Stock of the Borrower; or
     (l) (i) any portion of the Intellectual Property (other than as specified in clause (i) of the definition thereof), that is included in or purported to be included in the Collateral, becomes invalidated, falls into the public domain or otherwise becomes impaired or (ii) any Group Member’s rights in rights of publicity or rights in rights to a living or deceased natural Person’s name and likeness becomes impaired, unless, in either case, such an event could not reasonably be expected to cause a Material Adverse Effect; or
     (m) Fremantle shall breach any Contractual Obligation owed to any Group Member and fail to cure such breach for a period of 60 days where such breach could reasonably be expected to have a Material Adverse Effect;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default (where such default is continuing), either or

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both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 9. THE AGENTS
          9.1 Appointment. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
          9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

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          9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.
          9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.
          9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such

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directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.
          9.6 Non-Reliance on Agents and Other Lenders. Each Lender (and each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender (and each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other inforniation concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court

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of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender,” “Lenders,” “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.
          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Either Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the resigning Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the resigning Syndication Agent, the Administrative Agent or any Lender. Either Documentation Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Documentation Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the resigning Documentation Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the resigning Documentation Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          9.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

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          9.11 The Lead Arranger. The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.
          9.12 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of- pocket expenses) incurred.
SECTION 10. MISCELLANEOUS
          10.1 Amendments and Waivers. Except as otherwise provided below and in Section 2.15, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or, except as set forth in Section 10.14 or in the Guarantee and Collateral Agreement, release all or substantially all of the Collateral or release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) effect modifications to Section 10.6 that further restrict assignments by Lenders thereunder without the

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written consent of each Lender affected thereby; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby; (vii) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender; (viii) amend, modify or waive any provision of Sections 2.7 to 2.14 without the written consent of the Issuing Lender, or (ix) amend, modify or waive any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations (as defined in the Guarantee and Collateral Agreement) and the Borrower Credit Agreement Obligations in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	CKX, Inc.
650 Madison Avenue, 16th Floor
New York, New York 10022
Attention: General Counsel
Telecopy: (212) 753-3188
Telephone: (212) 407-9101

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: William Schwitter, Esq.
Telecopy: (212) 230-7834
Telephone: (212) 318-6400

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The Administrative Agent:	Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, New York 10179
Attention: Kevin Cullen
Telecopy: (212) 272-9184
Telephone: (212) 272-5724

with a copy to:	Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
Attention: Michele Penzer, Esq.
Telecopy: (212) 751-4864
Telephone: (212) 906-1245

The Syndication Agents:	UBS Loan Finance
677 Washington Boulevard, 6th Floor
South Stamford, Connecticut 06901
Attention: Deborah Porter
Telecopy: 203-719-3888
Telephone: 203-719-6391

The Bank of New York
One Wall Street, 16th Floor
New York, New York 10019
Attention: Ellie Mai
Telecopy: 212-635-8679
Telephone: 212-635-8737

The Documentation Agents:	Lehman Brothers Loan Portfolio Group
745 7th Avenue, 5th Floor
New York, New York 10019
Attention: Craig J. Malloy
Telecopy: 646-785-4617
Telephone: 212-526-7150

Credit Suisse
One Madison Avenue
New York, NY 10010
Attention: Ed Markowski
Telecopy: (212) 538-6851
Telephone: (212) 538-3380
provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.
               Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative

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Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of a single New York counsel to such Agent (and appropriate local or special counsel), the reasonable fees and disbursements of audit and accounting professionals and filing and recording fees and expenses (and excluding corporate overhead and other non out-of-pocket expenses), with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of a single New York counsel to each Lender and Agent (and appropriate local or special counsel) and the fees and disbursements of audit and accounting professionals (and excluding corporate overhead and other non out-of-pocket expenses), (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery,

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enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the Business or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, violations, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the General Counsel of the Borrower (Telephone No. (212) 407-9101) (Telecopy No. (212) 753-3188), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer in violation of this Section 10.6 shall be null and void).
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an (x) assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person or, (y) any assignment by the Administrative Agent (or its affiliates); and

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     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment; and
     (C) in the case of any assignment of a Revolving Commitment, the Issuing Lender and the Swingline Lender.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;
     (D) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such CLO; and
     (E) at any time prior to the date that is six months after the Closing Date, after giving effect to any such assignment, an assigning Lender that was a Lender as of the Closing Date shall (together with its affiliates) retain Revolving Commitments and/or Revolving Extensions of Credit representing, in the aggregate, not less than 67% of the Revolving Commitments of such Lender and its affiliates as in effect as of the Closing Date.

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          For the purposes of this Section, the terms “Approved Fund” and “CLO” have the following meanings:
          “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.
          “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10 and 10.5). An assignee shall not be entitled to the benefits of Section 3.9 unless such Assignee complies with Sections 3.9(d) and (e). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and stated interest of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this

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Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.8, 3.9 and 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 3.8 or 3.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant shall not be entitled to the benefits of Section 3.9 unless such Participant complies with Sections 3.9(d) and (e).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(a). Each of the Borrower, each Lender and the Administrative Agent hereby

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confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any

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such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          10.13 Acknowledgments. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

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     (b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
          10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.
          (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding and the net termination liability under or in respect of Specified Hedge Agreements at such time shall have been cash collateralized or paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person and the Administrative Agent agrees (at the sole cost and expense of the Borrower) to take such actions as may reasonably be requested by the Borrower to evidence such release and termination.
          10.15 Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to or in connection with this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender’s Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants, auditors (including independent auditors) and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

95

          10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          10.17 Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.
          10.18 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act
(Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly upon the reasonable request of the Administrative Agent or any Lender, provide all documentation and other information reasonably requested in order to comply with their respective ongoing obligations under applicable “know your customers” and anti-money laundering rules and regulations, including the Patriot Act.
[Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CKX, INC.

By:	/s/ Thomas P. Benson

Name: Thomas P. Benson
Title: Executive Vice President, Chief Financial Office and Treasurer
Revolving Credit Agreement

BEAR, STEARNS & CO. INC., as Exclusive Advisor, Sole Lead Arranger and Sole Bookrunner

By:	/s/ Keith C. Barnish

Name: Keith C. Barnish
Title: Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as a Lender

By:	/s/ Victor F. Bulzacchelli

Name: Victor F. Bulzacchelli
Title: Vice President
Revolving Credit Agreement

THE BANK OF NEW YORK, as Co-Syndication Agent and as a Lender
By:	/s/ Mehrasa Raygani
	Name:	Mehrasa Raygani
	Title:	Vice President

Revolving Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH as Co-Documentation Agent and as a Lender
By:	/s/ Doreen Barr Mikhail Faybusovich
	Name:	Doreen Barr Mikhail Faybusovich
	Title:	Vice President Associate

Revolving Credit Agreement

LEHMAN COMMERCIAL PAPER, INC., as Co-Documentation Agent and as a Lender
By:	/s/ Craig Malloy
	Name:	Craig Malloy
	Title:	Authorized Signatory

Revolving Credit Agreement

UBS SECURITIES LLC, as Co-Syndication Agent
By:	/s/ Daniel W. Ladd III
	Name:	Daniel W. Ladd III
	Title:	Managing Director

By:	/s/ Francisco Pinto-Leite
	Name:	Francisco Pinto-Leite
	Title:	Executive Director & Counsel Region Americas Legal

UBS LOAN FINANCE LLC, as a Lender
By:
	Name:	Richard L. Tavrow
	Title:	Director

By:
	Name:	Irja R. Otsa
	Title:	Associate Director

Revolving Credit Agreement

UBS SECURITIES LLC, as Co-Syndication Agent
By:
Name:
Title:

By:
Name:
Title:

UBS LOAN FINANCE LLC, as a Lender
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

By:
	Name:	Irja R. Otsa
	Title:	Associate Director

Revolving Credit Agreement

Annex A
PRICING GRID FOR REVOLVING LOANS AND SWINGLINE LOANS

	Applicable Margin for	Applicable Margin for Base
Pricing Level	Eurodollar Loans	Rate Loans
I	150	50
II	175	75
III	200	100
IV	225	125
The Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted on and after the first Adjustment Date (as defined below) occurring after the Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which (i) the relevant financial statements are delivered to the Lenders pursuant to Section 6.1 or (ii) the Borrower delivers evidence of the Consolidated Leverage Ratio in connection with any Permitted Acquisition or Permitted Joint Venture (or similar transaction as to which the Borrower is seeking an approval or modification from the Required Lenders) and, in either case, to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements or other information relating to such Adjustment Date.
          As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:
          “Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.00 to 1.00.
          “Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00.
          “Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00.
          “Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 4.00 to 1.00.

SCHEDULE 4.1
CONTINGENT LIABILITIES
Pursuant to that certain Agreement, dated as of April 10, 2006 (as in effect on the date hereof), by and among G.O.A.T., Inc., The Muhammad Ali Family Trust, Muhammad Ali and Yolanda Ali, CKX, Inc. and GOAT Acquisition, Inc., the Borrower has agreed to execute a guarantee regarding the satisfaction of all of the obligations of G.O.A.T., LLC (i) to The Muhammad Ali Family Trust, Muhammad Ali and Yolanda Ali under the GOAT Operating Agreement and (ii) to the landlord under that certain Lease Agreement, dated as of April 10, 2006, between The Yolanda E. Ali Family Trust, as landlord, and G.O.A.T. Inc., as tenant.

1

SCHEDULE 4.4
CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES
Filing of a Current Report on Form 8-K with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

2

SCHEDULE 4.13
ERISA
G.O.A.T., Inc. is terminating the G.O.A.T., Inc. Defined Benefit Pension Plan in a standard termination and will be fully funding any funding shortfall in connection with the termination. The Ali Parties are required to fund any such shortfall in excess of $50,000 pursuant to that certain Agreement dated April 10, 2006 by and among G.O.A.T., Inc., The Muhammad Ali Family Trust, Muhammad Ali and Yolanda Ali, CKX, Inc. and GOAT Acquisition, Inc.
As of the date of the last actuarial report for the G.O.A.T., Inc. Defined Benefit Pension Plan, such plan was underfunded by approximately $500,000.

3

SCHEDULE 4.15
SUBSIDIARIES

	Jurisdiction of	% of each class of capital stock
	organization or	owned directly or indirectly by a
Subsidiary	formation	loan party
EPE Holding Corporation	Delaware	Common Stock: 100% owned by CKX, Inc.

Elvis Presley Enterprises, LLC	Delaware	Class A Membership Interests: 100% owned by EPE Holding Corporation

Elvis Presley Enterprises, Inc.	Tennessee	Common Stock: 85% owned by EPE Holding Corporation Series A Preferred Shares: 100% owned by EPE Holding Corporation

Elvis Presley’s Memphis, LLC	Tennessee	Membership Interest: 85% owned indirectly by EPE Holding Corporation

Elvis Anthology, LLC	Tennessee	Membership Interest: 85% owned indirectly by EPE Holding Corporation

Meadow Oaks Apartments, Inc.	Tennessee	Common Stock: 85% owned indirectly by EPE Holding Corporation

Elvis Presley’s Heartbreak Hotel, LLC	Tennessee	Membership Interest: 85% owned indirectly by EPE Holding Corporation

Velvet Elvis, Inc.	New York	Common Stock: 85% owned indirectly by EPE Holding Corporation

Erama Resolution Corp.	Delaware	Common Stock: 85% owned indirectly by EPE Holding Corporation

Elvis Music, Inc.	New York	Common Stock: 63.75% owned indirectly by EPE Holding Corporation

White Haven Music, Inc.	New York	Common Stock: 63.75% owned indirectly by EPE Holding Corporation

CKX G.O.A.T. Holding Corp.	Delaware	Common Stock: 100% owned by CKX, Inc.

G.O.A.T., Inc.	Virginia	Common Stock: 100% owned by CKX G.O.A.T. Holding Corp.

G.O.A.T., LLC		Membership Interests: 80% owned indirectly by CKX, Inc.

Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc.	California	Common Stock: 100% owned by CKX, Inc.

4

	Jurisdiction of	% of each class of capital stock
	organization or	owned directly or indirectly by a
Subsidiary	formation	loan party
Uncle Dave’s Boondoggle, Inc.	California	Common Stock: 100% owned by Morra, Brezner, Steinberg & Tennenbaum Entertainment, Inc.

Focus Enterprises, Inc.	California	Common Stock: 100% owned by CKX, Inc.

StepTeco, Inc.	California	Common Stock: 100% owned by Focus Enterprises, Inc.

CKX UK Holdings Limited	England & Wales	Ordinary Shares: 100% owned by CKX, Inc.

19 Entertainment Limited	England & Wales	100% Ordinary Shares and 100% Non-voting Shares owned by CKX UK Holdings Limited

19 Productions Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Touring Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Recordings Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Brands Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Merchandising Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Touring GmbH	Germany	Share Capital: 100% owned by 19 Entertainment Limited

Shy Records Limited	England & Wales	Ordinary Shares: 75% owned by 19 Entertainment Limited

Double Vision Film Limited	England & Wales	Ordinary Shares: 100% owned by 19 Productions Limited

19 Artist Tours Limited	England & Wales	Ordinary Shares: 100% owned by 19 Touring Limited

19 Entertainment, Inc.	New York	Common Shares: 100% owned by 19 Entertainment Limited

19 TV Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

S Club Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

5

	Jurisdiction of	% of each class of capital stock
	organization or	owned directly or indirectly by a
Subsidiary	formation	loan party
19 Management Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Loves Music Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

19 Entertainment GmbH	Germany	Share Capital: 100% owned by 19 Entertainment Limited

Brilliant 19 Limited	England & Wales	Ordinary Shares: 75% owned by 19 Entertainment Limited

Animal Beat Limited	England & Wales	Ordinary Shares: 66.66% owned by 19 Entertainment Limited

On the Road Productions	California	Common Stock: 100% owned by 19 Entertainment, Inc.

All Girl Productions	California	Common Stock: 100% owned by 19 Entertainment, Inc.

19 Touring LLC	California	Membership Units: 100% owned by 19 Entertainment, Inc.

Dance Nation Productions Inc.	Delaware	Common Shares: 100% owned by 19 Entertainment, Inc.

Southside Productions Inc.	Delaware	Common Shares: 100% owned by 19 Entertainment, Inc.

19 Recording Services, Inc.	Delaware	Common Shares: 100% owned by 19 Entertainment, Inc.

19 Recordings, Inc.	New York	Common Shares: 100% owned by 19 Entertainment, Inc.

J2K Productions, Inc.	California	Common Stock: 100% owned by 19 Entertainment, Inc.

Native Management Limited	England & Wales	Ordinary Shares: 100% owned by 19 Entertainment Limited

Native Publishing Limited	England & Wales	Ordinary Shares: 100% owned by Native Management Limited (wholly owned subsidiary of 19 Entertainment Limited)

6

	Jurisdiction of	% of each class of capital stock
	organization or	owned directly or indirectly by a
Subsidiary	formation	loan party
Native Records Limited	England & Wales	Ordinary Shares: 100% owned by Native Management Limited (wholly owned subsidiary of 19 Entertainment Limited)

Native Songs Limited	England & Wales	Ordinary Shares: 100% owned by Native Management Limited (wholly owned subsidiary of 19 Entertainment Limited)

Native Music Limited	England & Wales	Ordinary Shares: 100% owned by Native Management Limited (wholly owned subsidiary of 19 Entertainment Limited)
Outstanding Subscriptions, Options, Warrants, Calls, Rights or Other Agreements or Commitments of any nature relating to any Capital Stock of the Borrower or any Subsidiary
Subscriptions
•	None
Options
•	At May 24, 2006, the Borrower had outstanding options to purchase an aggregate of 446,000 shares of its common stock.
Warrants
•	At May 24, 2006, the Borrower had outstanding warrants to purchase an aggregate of 4,551,597 shares of its common stock at an exercise price of $2.00 per share which expire on February 7, 2007, and warrants to purchase an aggregate of 500,000 shares of its common stock at an exercise price of $10.00 per share which expire on February 7, 2008.
Calls/Redemption Rights
•	Rights of the Borrower to require Simon Robert Fuller to sell at a per share price of $24.72 (subject to adjustment) all the shares of common stock of the Borrower held by Fuller during a 20 business day period in 2011 pursuant to that certain Lock-In and Put and Call Option Deed Relating to the Common Stock of Sports Entertainment Enterprises, Inc., dated 17 March 2005.

•	During the period beginning August 7, 2012 and ending August 7, 2013, the Borrower can, at its sole discretion, redeem the outstanding shares of its Series B Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption.
Puts
•	Rights of The Promenade Trust to require EPE Holding Corporation to purchase at the fair market value thereof all or a portion of the Series B Preferred Shares and the Common Shares of Elvis Presley Enterprises, Inc. that it owns, pursuant to that certain Shareholders Agreement, dated as of February 7, 2005.

•	Rights of The Promenade Trust to require EPE Holding Corporation to purchase at the fair market value thereof all or a portion of the Series B membership interests of Elvis Presley Enterprises, LLC that it owns, pursuant to that certain Amended and Restated Operating Agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005.

7

•	Rights of Simon Robert Fuller to require the Borrower to purchase at a per share price of $13.18 (subject to adjustment) all the shares of common stock of the Borrower held by Fuller during a 20 business day period in 2011 pursuant to that certain Lock-In and Put and Call Option Deed Relating to the Common Stock of Sports Entertainment Enterprises, Inc., dated 17 March 2005.

•	Rights of the Muhammad Ali Family Trust and certain of its permitted transferees to require CKX G.O.A.T. Holding Corp. and/or G.O.A.T., Inc. to purchase at the fair market value thereof all of the membership interests of G.O.A.T., LLC that they own, pursuant to that certain Operating Agreement of G.O.A.T., LLC, as amended by Schedule 6 to that certain Agreement dated April 10, 2006 by and among G.O.A.T., Inc., The Muhammad Ali Family Trust, Muhammad Ali and Yolanda Ali, CKX, Inc. and GOAT Acquisition, Inc.
Rights
•	None
Other Agreements or Commitments
•	The Promenade Trust has a right of first refusal, pursuant to that certain Shareholders Agreement, dated as of February 7, 2005, with respect to certain transfers of the Series A Preferred Shares of Elvis Presley Enterprises, Inc. owned by EPE Holding Corporation, which it may exercise with respect to all or a portion of such shares.

•	The Promenade Trust has pre-emptive rights with respect to future issuances of membership interests in Elvis Presley Enterprises, LLC.

•	The Promenade Trust has a right of first refusal, pursuant to that certain Amended and Restated Operating Agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005, with respect to certain transfers of the Series A membership interests of Elvis Presley Enterprises, LLC owned by EPE Holding Corporation, which it may exercise with respect to all or a portion of such shares.

8

SCHEDULE 4.19
FILING JURISDICTIONS

Entity	Filing Offices
CKX, Inc.	Delaware SOS
EPE Holding Corporation	Delaware SOS
CKX G.O.A.T. Holding Corp.	Delaware SOS
G.O.A.T., Inc.	Virginia SOS
Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc.	California SOS
Uncle Dave’s Boondoggle, Inc.	California SOS
Focus Enterprises, Inc.	California SOS
StepTeco, Inc.	California SOS
19 Entertainment, Inc.	New York SOS
On The Road Productions	California SOS
All Girl Productions	California SOS
19 Touring LLC	California SOS
Dance Nation Productions Inc.	Delaware SOS
Southside Productions Inc.	Delaware SOS
19 Recording Services, Inc.	Delaware SOS
19 Recordings, Inc.	New York SOS
J2K Productions, Inc.	California SOS
A Form 395 will need to be filed at UK Companies House for each of the following twelve entities:
CKX UK Holdings Limited
19 Entertainment Limited
19 Productions Limited
19 Touring Limited
19 Recordings Limited
19 Brands Limited
19 Merchandising Limited
19 Artist Tours Limited
19 TV Limited
S Club Limited
19 Management Limited
19 Loves Music Limited

9

SCHEDULE 7.2(d)
PERMITTED INDEBTEDNESS
$3,500,000 Promissory Note by Elvis Presley Enterprises, Inc. to Priscilla Presley dated as of February 7, 2005
Account Management Agreement dated 23 February 2005 under which banking facilities are made available to various subsidiaries of CKX UK Holdings Limited, with a maximum aggregate indebtedness of £5,000,000
Overdraft facilities maintained with National Westminster Bank plc
$750,000 Non-Negotiable Promissory Note, dated March 22, 2006, by Erama Resolution Corp. in favor of Chris Davidson, S.C. Nevada, Inc., TCB Enterprises, LLC, Tucker, LLC and Desmond, LLC
Working capital adjustment to purchase price due in 2006 in an amount not to exceed $2,000,000 with respect to the purchase of Morra, Brezner, Steinberg & Tennenbaum Entertainment, Inc. pursuant to Section 2.1 of that certain Agreement and Plan of Merger, dated as of July 22, 2005, by and among CKX, Inc., MBST Acquisition Corp. and Focus Acquisition Corp. and Lawrence Brezner, David Steinberg and Stephen Tenenbaum, The Lawrence Brezner Living Trust, The Steinberg/Thayer Living Trust, and The Tenenbaum Living Trust and Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc., Focus Enterprises, Inc. and StepTeco, Inc.

10

SCHEDULE 7.3(f)
PERMITTED LIENS
Liens on computer equipment pursuant to various equipment leases held by Dell Financial Services, L.P. (Elvis Presley Enterprises, Inc.)
Lien on certain equipment, including Avaya, Inc. Definity systems held by CIT Communications Finance Corporation (Elvis Presley Enterprises, Inc.), which is the telephone system in place at Elvis Presley Enterprises, Inc., which is leased
Lien on certain goods, including video movies, cassettes, albums, records, and tapes sold by Elvis Presley Enterprises, Inc. in the gift shops (including proceeds) held by Wax Works, Inc. (Elvis Presley Enterprises, Inc.)
Lien on certain computer equipment held by US Bancorp (Elvis Presley Enterprises, Inc.)
Lien on certain computer equipment held by Transamerica Vendor Financial Services Corporation (Elvis Presley Enterprises, Inc.)
Lien on certain keycards, buzzers, and other equipment installed at Heartbreak Hotel 3677 Elvis Presley Boulevard held by Telerent Leasing Corporation (Elvis Presley’s Heartbreak Hotel, LLC)
Debenture between Popworld Limited and NatWest dated 24 October 2001
A Charge and Deed of Assignment dated 31 March 2003 and made between Double Vision Film Limited and Columbia Tristar Home Entertainment Inc.
A Security Deposit Agreement and Charge on Cash Deposit dated 29 May 2003 and made between Double Vision Film Limited and The Governor and Company of the Bank of Scotland
A Charge over Cash Deposit dated 29 March 2003 and made between Double Vision Film Limited and Sovereign Finance Plc

11

SCHEDULE 7.10
AFFILIATE TRANSACTIONS
Services and compensation due to Lisa Marie Presley (“LMP”) pursuant to that certain letter agreement dated as of February 7, 2005, by and between EPE Holding Corporation and LMP regarding the employment of LMP
$3,500,000 Promissory Note dated February 7, 2005 by Elvis Presley Enterprises, Inc. in favor of Priscilla Presley
Payments pursuant to the Consulting Agreement dated as of February 7, 2005 with Priscilla Presley
Distributions pursuant to the LLC Operating Agreement for Elvis Presley Enterprises, LLC and the Charter of Elvis Presley Enterprises, Inc. and the Shareholders Agreement, dated as of February 7, 2005, for Elvis Presley Enterprises, Inc., in each case, as in effect on the date hereof
Each of the transactions pursuant to the Amended and Restated Operating Agreement of Elvis Presley Enterprises, LLC (“LLC”), the Amended and Restated Charter of Elvis Presley Enterprises, Inc. (“EPE”) and the Shareholders Agreement of EPE
Any distribution or dividend paid to the Promenade Trust or any permitted transferee thereof (and indirectly to LMP or any other beneficiary of the trust) from EPE or LLC or any distribution or dividend from the Borrower on the preferred stock or common stock held by the Promenade Trust or any permitted transferee thereof (and indirectly to LMP or any other beneficiary of the trust)
Director’s Service Agreement, dated as of 17 March 2005, by and between 19 Entertainment Limited and Simon Robert Fuller
Employment Agreement between the Company and Robert F.X. Sillerman
Employment Agreement between the Company and Mitchell J. Slater
Employment Agreement between the Company and Howard J. Tytel
Employment Agreement between the Company and Thomas P. Benson
Employment Agreement between the Company and Michael G. Ferrel
Confidentiality, Non-Competition, Non-Solicitation, and Non-Recruitment Agreement, dated as of 17 March 2005, by and between Simon Robert Fuller, Fuller Nominees Limited, Ingenious Media plc, and Ingenious Ventures Limited and Holdings and the Borrower
Lock-In and Put and Call Option Deed Relating to the Common Stock of Sports Entertainment Enterprises, Inc., dated as of 17 March 2005, by and between Simon Robert Fuller and Holdings

12

Registration Rights Agreement, dated February 7, 2005 between the Borrower and The Huff Alternative Fund, L.P.
Registration Rights Agreement, dated February 7, 2005 between the Borrower and The Promenade Trust
Registration Rights Agreement, dated March 17, 2005, by and among the Borrower, Simon Robert Fuller and Fuller Nominees Limited
Any distribution or dividend paid to the Muhammad Ali Family Trust and certain of its permitted transferees from G.O.A.T., Inc., CKX G.O.A.T. Holding Corp. or CKX, Inc. in accordance with the GOAT Operating Agreement.
Lease Agreement, dated as of February 7, 2005, by and between The Promenade Trust and Elvis Presley Enterprises, Inc. with respect to the Graceland property
Lease Agreement, dated as of April 10, 2006, between The Yolanda E. Ali Family Trust, as landlord, and G.O.A.T. Inc., as tenant

13

EXHIBIT A
FORM OF ADDENDUM
          Reference is made to the Revolving Credit Agreement, dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.
          Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.17 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitments set forth in Schedule 1 hereto, effective as of the Closing Date.
          THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
          IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this                      day of                     , 20 ___.

[NAME OF LENDER]
By:
Name:
Title:

Exhibit A-1

Schedule 1
COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:

Notice Address:

Attention:

Telephone:

Facsimile:

2.	Commitment:

Exhibit A-2

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION
          Reference is made to the Revolving Credit Agreement, dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.
          Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.
          1. The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:
          2. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the Loans, Letters of Credit and Commitments, in the amount as set forth on Schedule 1 hereto.
          3. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Loans, Letters of Credit and Commitments, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
          4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit

Exhibit B-1

Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 and Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 3.10(d) of the Credit Agreement.
          5. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
          6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.
          7. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.
This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Exhibit B-2

SCHEDULE 1
TO ASSIGNMENT AND ASSUMPTION

Name of Assignor:
Name of Assignee:
Effective Date of Assignment:

Amount of Loans and Letters of Credit Assigned	Commitment Percentage Assigned[1]
$	___.___%

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:	Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

Exhibit B-3

Accepted:	[Consented To:
BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent	[CKX, INC.

By:	By:
Title	Title]

[BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent

By:
Title]

Exhibit B-4

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
          This Compliance Certificate is delivered to you pursuant to Section 6.2(b) of the Revolving Credit Agreement, dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.
          Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.
          1. I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.
          2. I have reviewed and am familiar with the contents of this Certificate.
          3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].
          4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Sections 7.1(a) and 7.1(b) of the Credit Agreement.
          IN WITNESS WHEREOF, I execute this Certificate on behalf of the Borrower this [___] day of [ ___], [___].

CKX, INC.
By:
Title:

Exhibit C-1

EXHIBIT D-1
EXECUTION VERSION
GUARANTEE AND COLLATERAL AGREEMENT
made by
CKX, INC.,
a Delaware corporation,
and certain of its Subsidiaries
in favor of
BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent
Dated as of May 24, 2006

Section 1. DEFINED TERMS	1

1.1 Definitions	1
1.2 Other Definitional Provisions	5

Section 2. GUARANTEE	6

2.1 Guarantee	6
2.2 Rights of Reimbursement, Contribution and Subrogation	6
2.3 Amendments, etc. with respect to the Borrower Obligations	8
2.4 Guarantee Absolute and Unconditional	9
2.5 Reinstatement	9
2.6 Payments	10

Section 3. GRANT OF SECURITY INTEREST	10

Section 4. REPRESENTATIONS AND WARRANTIES	11

4.1 Representations in Credit Agreement	11
4.2 Title; No Other Liens	11
4.3 Perfected Liens	12
4.4 Jurisdiction of Organization; Chief Executive Office	13
4.5 Inventory and Equipment	13
4.6 Farm Products	13
4.7 Investment Property	13
4.8 Receivables	14
4.9 Contracts	14
4.10 Vehicles	15

Section 5. COVENANTS	15

5.1 Covenants in Credit Agreement	15
5.2 Delivery and Control of Instruments, Certificated Securities, Chattel Paper, Negotiable Documents, Investment Property and Letter of Credit Rights	15
5.3 Payment of Obligations	16
5.4 Maintenance of Perfected Security Interest; Further Documentation	16
5.5 Changes in Locations, Name, etc	17
5.6 Notices	17
5.7 Investment Property	17
5.8 Receivables	19
5.9 Contracts	19
5.10 Vehicles	19

Section 6. REMEDIAL PROVISIONS	19

6.1 Certain Matters Relating to Receivables	19
6.2 Communications with Obligors; Grantors Remain Liable	20
6.3 Pledged Stock	20
6.4 Proceeds to be Turned Over to Administrative Agent	21
6.5 Application of Proceeds	22
6.6 Code and Other Remedies	22

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6.7 Registration Rights	23
6.8 Deficiency	24

Section 7. THE ADMINISTRATIVE AGENT	24

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc	24
7.2 Duty of Administrative Agent	25
7.3 Execution of Financing Statements	26
7.4 Authority of Administrative Agent	26

Section 8. MISCELLANEOUS	26

8.1 Amendments in Writing	26
8.2 Notices	26
8.3 No Waiver by Course of Conduct; Cumulative Remedies	27
8.4 Enforcement Expenses	27
8.5 Successors and Assigns	27
8.6 Set-Off	27
8.7 Counterparts	28
8.8 Severability	28
8.9 Section Headings	28
8.10 Integration	28
8.11 GOVERNING LAW	28
8.12 Submission To Jurisdiction; Waivers	28
8.13 Acknowledgements	29
8.14 Additional Grantors	29
8.15 Releases	29
8.16 WAIVER OF JURY TRIAL	30
SCHEDULES
Schedule 1 Investment Property
Schedule 2 Perfection Matters; Filing Offices
Schedule 3 Commercial Tort Claims
Schedule 4 Jurisdictions of Organization and Chief Executive Offices
Schedule 5 Inventory and Equipment Locations
Schedule 6 Intellectual Property
Schedule 7 Contracts
Schedule 8 Vehicles
ANNEXES
Annex I Assumption Agreement
Annex II Acknowledgement and Consent

-ii-

     GUARANTEE AND COLLATERAL AGREEMENT, dated as of May 24, 2006, made by CKX, Inc., a Delaware corporation (the “Borrower”) and each of the other signatories hereto (together with any other entity that may become a party hereto as provided herein, other than the Borrower, the “Guarantors”), in favor of BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks, financial institutions and other entities (the “Lenders”) from time to time parties to the Revolving Credit Agreement, dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Administrative Agent, the Borrower, the Lenders, and the Lead Arranger (as defined in the Credit Agreement).
W I T N E S S E T H:
     WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
     WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Guarantor;
     WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective businesses;
     WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and
     WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Borrower and the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;
     NOW, THEREFORE, in consideration of the premises and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, the Borrower and each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:
SECTION 1. DEFINED TERMS
     1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC (and if defined in more than one Article of the New York UCC, shall have the meaning given in Article 9 thereof): Accounts, Certificated Security, Chattel Paper, Contracts, Commercial Tort Claims, Documents, Electronic Chattel Paper, Equipment, Farm Products, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Supporting Obligations and Tangible Chattel Paper.

     (b) The following terms shall have the following meanings:
     “Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
     “Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents or any Letter of Credit, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
     “Borrower Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Lender or affiliate thereof that are required to be paid by the Borrower pursuant to the terms of any Specified Hedge Agreement).
     “Borrower Obligations”: the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Borrower Hedge Agreement Obligations, but only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto, and (iii) all other obligations and liabilities of the Borrower, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement).
     “Collateral”: as defined in Section 3.

     “Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.
     “Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.
     “Copyright Licenses”: any agreement (whether or not in writing) naming any Grantor as licensor or licensee (including, without limitation, those material licenses listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
     “Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.
     “Excluded Collateral”: in the case of (i) the Borrower only, any and all equity interests now owned or hereafter acquired by the Borrower in CKX UK Holdings (to the extent that a valid and perfected security interest has been created in such equity interest under the UK Charge Over Shares) and (ii) any UK Subsidiary Guarantor, all property and assets of such UK Subsidiary Guarantor other than (a) the Capital Stock of any entity incorporated or otherwise formed under the laws of the United States or any State or political subdivision thereof, (b) any tangible assets and property of such UK Subsidiary Guarantor that are physically located in the United States or any State or political subdivision thereof and (c) any assets or property as to which a valid and perfected security interest has not been created under the UK Debenture.
     “Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Excluded Foreign Subsidiary.
     “Grantors”: the collective reference to the Borrower, each Guarantor and any other entity that may become a party hereto as a “Grantor” pursuant to an Assumption Agreement.
     “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).
     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, including, without limitation, (i) rights of publicity and rights to a living or deceased natural person’s name and likeness, in each case, whether arising under United States, multinational or foreign laws or otherwise, (ii) the Copyrights and the Copyright Licenses, (iii) the Patents and the Patent Licenses, (iv) the Trademarks and the Trademark

Licenses, (v) technology, know-how and processes, and all rights to sue at law or in equity for any infringement, misappropriation, violation or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries or by the Borrower to any of its Subsidiaries.
     “Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.
     “Issuers”: the collective reference to each issuer of any Investment Property.
     “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
     “Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.
     “Patents”: (i) all letters patent of the United States, any other country or group of countries or any political subdivision of any of the foregoing, all reissues and extensions thereof, including, without limitation, any of the foregoing issued patents referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the patent applications referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.
     “Patent Licenses”: all agreements (whether or not in writing), providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the material licenses referred to in Schedule 6.
     “Pledged Notes”: all promissory notes listed on Schedule 1, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).
     “Pledged Stock”: the shares of Capital Stock listed on Schedule 1, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect, provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Excluded Foreign Subsidiary be required to be pledged hereunder.
     “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
     “Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
     “Securities Act”: the Securities Act of 1933, as amended.
     “Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or group of countries or any political subdivision of any of the foregoing, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing applications and registrations referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.
     “Trademark License”: any agreement (whether or not in writing) providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing material licenses referred to in Schedule 6.
     “UETA”: the Uniform Electronic Transaction Act, as in effect in the applicable jurisdiction.
     “Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any jurisdiction and, in any event including, without limitation, the vehicles listed on Schedule 8 and all tires and other appurtenances to any of the foregoing.
     1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
     (d) Where the context requires, any affiliate of a Lender or Agent which is party to a Specified Hedge Agreement shall be deemed to be a “Lender” for purposes of this Agreement and such affiliate shall only be required to be an affiliate of a Lender at the time the relevant Hedge Agreement is entered into in order for such Hedge Agreement to be eligible to be designated as a “Specified Hedge Agreement.”

SECTION 2. GUARANTEE
     2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.
     (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2). The obligations of each Grantor incorporated in England and Wales will not extend to cover any indebtedness which, if they did so extend, would cause the infringement of section 151 of the Companies Act of 1985 of England and Wales.
     (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Agent or any Lender hereunder.
     (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full in cash, all outstanding Letters of Credit have been terminated or cash collateralized in an amount equal to 102.5% of the face amount thereof and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.
     (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full in cash, all outstanding Letters of Credit have been terminated or cash collateralized in an amount equal to 102.5% of the face amount thereof, and the Commitments are terminated.
     2.2 Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Obligations by any Grantor or is received or collected on account of the Obligations from any Grantor or its property:

     (a) If such payment is made by the Borrower or from its property, then, if and to the extent such payment is made on account of Obligations arising from or relating to a Loan made to the Borrower, the Borrower shall not be entitled (A) to demand or enforce reimbursement or contribution in respect of such payment from any Guarantor or (B) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any Guarantor or its property.
     (b) If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full in cash of the Obligations, the termination or cash collateralization (in an amount equal to 102.5% of the face value thereof) of all Letters of Credit and the termination of all Commitments, (A) to demand and enforce reimbursement for the full amount of such payment from the Borrower and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by the applicable court.
     (c) If and whenever (after payment in full in cash of the Obligations, the termination or cash collateralization (in an amount equal to 102.5% of the face value thereof) of all Letters of Credit and the termination of all Commitments) any right of reimbursement or contribution becomes enforceable by any Guarantor against any other Guarantor or the Borrower under Section 2.2(b), such Guarantor shall be entitled, subject to and upon payment in full in cash of the Obligations, the termination or cash collateralization (in an amount equal to 102.5% of the face value thereof) of all Letters of Credit and the termination of all Commitments, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor or the Borrower as set forth in this Section 2.2) to any security interest that may then be held by the Administrative Agent, for the benefit of the Secured Parties, upon any Collateral granted to it in this Agreement. Such right of subrogation shall be enforceable solely against the Guarantors or the Borrower, and not against any Secured Party, and neither the Administrative Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Guarantor, then (after payment in full in cash of the Obligations, the termination or cash collateralization (in an amount equal to 102.5% of the face value thereof) of all Letters of Credit and the termination of all Commitments) the Administrative Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument satisfactory to the Administrative Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.
     (d) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Obligations made by it or received or collected from its property pursuant to the Loan Documents shall be fully subordinated in all respects to the prior payment in full in cash of all of the Obligations. Until payment in full in cash of the Obligations, the termination or cash collateralization (in an amount equal to 102.5% of the face value thereof) of all Letters of Credit and the termination of all Commitments, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.
     (e) The obligations of the Guarantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.
     Each Guarantor reserves any and all other rights of reimbursement or subrogation at any time available to it as against any other Guarantor or the Borrower, but (i) the exercise and enforcement of such rights shall be subject to Section 2.2(d) and (ii) neither the Administrative Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right, except as provided in the last sentence of Section 2.2(c).
     2.3 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
     2.4 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantor with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (1) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (2) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (3) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, or any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     2.5 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

     2.6 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Funding Office specified in the Credit Agreement.
SECTION 3. GRANT OF SECURITY INTEREST
     Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
     (a) all Accounts;
     (b) all Chattel Paper;
     (c) all Deposit Accounts;
     (d) all Documents (other than title documents with respect to Vehicles);
     (e) all Equipment;
     (f) all General Intangibles;
     (g) all Instruments;
     (h) all Intellectual Property;
     (i) all Inventory;
     (j) all Investment Property;
     (k) all Letter-of-Credit Rights;
     (l) all Money;
     (m) all Vehicles and certificates of title with respect to Vehicles;
     (n) all Commercial Tort Claims identified on Schedule 3 hereto;
     (o) all Capital Stock, Goods, insurance and other property not otherwise described above;
     (p) all books and records (regardless of medium) pertaining to the Collateral; and

     (q) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
     provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest (i) in any Excluded Collateral, (ii) in any property to the extent that such grant of a security interest (w) is prohibited by any Requirements of Law of a Governmental Authority, (x) requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or (y) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document, as in effect on the Closing Date, evidencing or giving rise to such property, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC to prevent the attachment of the security interest granted hereunder; provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of any lease, license, contract or other property that is not prohibited under, or does not result in any of the consequences specified in, clauses x, y, or z above including, without limitation, any proceeds of such property, or (iii) in any applications for trademarks and service marks filed in the U.S. Patent and Trademark Office (the “PTO”) on the basis of a Group Member’s intent to use any such mark pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1060(a), at which point the security interest granted herein shall attach to each such application.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     To induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to each Agent and each Lender that:
     4.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Sections 4.3, 4.4 and 4.9 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and each Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.
     4.2 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.
     4.3 Perfected Liens. (a) Upon completion of the filings and other actions specified on Schedule 2 (which, in the case of all United States filings and other documents referred to on such Schedule, have been delivered to the Administrative Agent in completed and duly executed (where required) form) and the payment of all applicable fees, the security interests granted pursuant to this Agreement will constitute valid perfected security interests in all of the Collateral, to the extent that a security interest therein can be perfected by such filings, (other than Intellectual Property which is not United States Intellectual Property) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable against all creditors of such Grantor and any Persons purporting to purchase any such Collateral from such Grantor and is and will be prior to all other Liens on such Collateral except for Liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law. Without limiting the foregoing, each Grantor has taken all actions necessary or desirable to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodity Accounts (each as defined in the UCC), (ii) establish the Administrative Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all United States Deposit Accounts to the extent required hereunder or under the Credit Agreement, (iii) establish the Administrative Agent’s “control” (within the meaning of Section 9-107 of the UCC) over all Letter-of-Credit Rights, (iv) establish the Administrative Agent’s control (within the meaning of Section 9-105 of the UCC) over all United States Electronic Chattel Paper and (v) establish the Administrative Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transaction Act as in effect in the applicable jurisdiction “UETA”) over all United States “transferable records” (as defined in UETA).
     (b) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the security interests purported to be created in favor of the Administrative Agent hereunder or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for filings and actions specified on Schedule 2 and (B) as may be required, in connection with the disposition of any Investment Property, by laws generally affecting the offering and sale of securities.
     (c) Except for any consents that have been obtained and remain in full force and effect, no consent of any Person, including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary, is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any Capital Stock or Investment Property or the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof.

     (d) Each Grantor consents to the grant by each other Grantor of a security interest in all Capital Stock or Investment Property to the Administrative Agent and, without limiting the foregoing, consents to the transfer of any Capital Stock or Investment Property to the Administrative Agent or its designee following an Event of Default and to the substitution of the Administrative Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.
     4.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s exact legal name, jurisdiction of incorporation or organization, identification number from the jurisdiction of incorporation or organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Each Grantor is incorporated or organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 4, the jurisdiction of each such Grantor’s incorporation, organization or formation is required to maintain a public record showing such Grantor to have been organized or formed. Except as specified on Schedule 4, each such Grantor has not changed its name, jurisdiction of organization, chief executive office or registered office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, which has not heretofore been terminated. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and (if relevant) long-form good standing certificate as of a date which is recent to the date hereof.
     4.5 Inventory and Equipment. (a) On the date hereof, the Inventory and the Equipment (other than mobile goods) having an aggregate fair market value in excess of $250,000 are kept at the locations listed on Schedule 5.
     (b) All Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.
     (c) Except as specifically indicated on Schedule 5, none of the Inventory or Equipment is in possession of a bailee.
     4.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.
     4.7 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.
     (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

     (c) Set forth on Schedule 1 is a true and correct list of all Pledged Notes of each Grantor. Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     (d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.
     (e) The terms of any interest in any partnerships or limited liability companies included in the Collateral expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code.
     4.8 Receivables. (a) No amount payable to such Grantor under or in connection with Receivables having an aggregate fair market value in excess of $250,000 is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Administrative Agent or constitutes Electronic Chattel Paper that has not been subjected to the Control (within the meaning of Section 9-105 of the New York UCC) of the Administrative Agent.
     (b) None of the obligors on any Receivables having an aggregate fair market value in excess of $250,000 is a Governmental Authority.
     (c) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.
     4.9 Contracts. (a) No consent of any party (other than such Grantor) to any material contract is required in connection with the execution, delivery and performance of this Agreement, except as has been obtained.
     (b) Schedule 7 sets forth all of the material contracts in which such Grantor has any right or interest.
     (c) Except as set forth on Schedule 7, no material contract prohibits assignment or encumbrance by such Grantor or requires or purports to require, consent of, or notice to, any party (other than such Grantor) to any material contract in connection with the execution, delivery and performance of this Agreement, including the exercise of remedies by the Administrative Agent with respect to such material contract, except for such consents that have been obtained and such notices that have been given.
     (d) Each material contract is in full force and effect and constitutes a valid and legally enforceable obligation of the Grantor party thereto and (to the best of such Grantor’s knowledge) each other party thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law)

and an implied covenant of good faith and fair dealing. Except as set forth on Schedule 7, the right, title and interest of such Grantor in, to and under the material contracts are not subject to any defenses, offsets, rights of recoupment, counterclaims or claims.
     4.10 Vehicles. Schedule 8 is a complete and correct list of all Vehicles owned by such Grantor on the date hereof.
SECTION 5. COVENANTS
     Each Grantor covenants and agrees with the Agents and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full in cash, all outstanding Letters of Credit have been terminated or cash collateralized in an amount equal to 102.5% of the face amount thereof, and the Commitments shall have terminated:
     5.1 Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.
     5.2 Delivery and Control of Instruments, Certificated Securities, Chattel Paper, Negotiable Documents, Investment Property and Letter of Credit Rights. (a) If any of the Collateral is or shall become evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper, such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Documents or Tangible Chattel Paper, in each case, with a stated value, face value or fair market value equal to or exceeding $10,000 shall be immediately delivered to the Administrative Agent, duly endorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement, and all of such property owned by any Grantor as of the Closing Date shall be delivered on the Closing Date.
     (b) If any of the Collateral is or shall become “Electronic Chattel Paper” such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Administrative Agent as the assignee and is communicated to and maintained by the Administrative Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Administrative Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.
     (c) If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the issuer thereof either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such

Uncertificated Security originated by the Administrative Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Administrative Agent.
     (d) Each United States Grantor shall maintain Securities Entitlements, Securities Accounts and Deposit Accounts only with financial institutions that have agreed to comply with entitlement orders and instructions issued or originated by the Administrative Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Administrative Agent.
     (e) If any of the Collateral is or shall become evidenced or represented by a Commodity Contract, such Grantor shall cause the Commodity Intermediary with respect to such Commodity Contract to agree in writing with such Grantor and the Administrative Agent that such Commodity Intermediary will apply any value distributed on account of such Commodity Contract as directed by the Administrative Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Administrative Agent.
     (f) In addition to and not in lieu of the foregoing, if any issuer of any Investment Property is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall take such additional actions, including causing the issuer to register the pledge on its books and records, as may be necessary or advisable, or as may be reasonably requested by the Administrative Agent, under the laws of such jurisdiction (where that is possible) to insure the validity, perfection and priority of the security interest of the Administrative Agent.
     (g) In the case of any Letter-of-Credit Rights, each Grantor shall obtain the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the related letter of credit in accordance with Section 5-114(c) of the New York UCC, such agreement to be in form and substance satisfactory to the Administrative Agent.
     5.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.
     5.4 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 (to the extent that such security interest may be perfected under applicable law) and upon the request of any Secured Party shall take all reasonable action to defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

     (b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request in writing, all in reasonable detail.
     (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.
     5.5 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of (1) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein and (2) if applicable, a written supplement to Schedule 5 showing any additional location at which Inventory or Equipment having an aggregate fair market value in excess of $250,000 shall be kept:
     (i) change its jurisdiction of incorporation or organization or the location of its chief executive office or registered office or sole place of business or principal residence from that referred to in Section 4.4;
     (ii) change its name; or
     (iii) permit any of the Inventory or Equipment (other than mobile goods) have a market value in excess of $250,000 to be kept at a location other than those listed on Schedule 5.
     5.6 Notices. Such Grantor will advise, in reasonable detail, the Administrative Agent and the Lenders promptly upon its becoming aware of:
     (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and
     (b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.
     5.7 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof (but, in any event, other than the Excluded Collateral), such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed (as regards certificates of United States corporations) by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property constituting Collateral upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property constituting Collateral or any property shall be distributed upon or with respect to the Investment Property constituting Collateral pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property constituting Collateral shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.
     (b) Except as permitted by the other Loan Documents, without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, except to the extent expressly permitted under the Loan Documents, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property constituting Collateral or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property constituting Collateral or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property constituting Collateral or Proceeds thereof.
     (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

     5.8 Receivables. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could reasonably be expected to adversely affect the value thereof.
     (b) Such Grantor will deliver to the Administrative Agent a copy of each material written demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.
     5.9 Contracts. (a) Such Grantor will perform and comply in all material respects with all its obligations under the material contracts.
     (b) Such Grantor will not amend, modify, terminate or waive any provision of any material contract in any manner which could reasonably be expected to materially adversely affect the value of such material contract as Collateral.
     (c) Such Grantor will deliver to the Administrative Agent a copy of each material written demand, notice or document received by it relating in any way to any material contract that questions the validity or enforceability of such material contract.
     5.10 Vehicles. No Vehicle shall be removed from the state which has issued the certificate of title/ownership therefor for a period in excess of four months.
SECTION 6. REMEDIAL PROVISIONS
     6.1 Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. Upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.
     (b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
     (c) At the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.
     6.2 Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of any Grantor may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent’s satisfaction the existence, amount and teems of any Receivables or Contracts.
     (b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.
     (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property constituting Collateral; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

     (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property constituting Collateral and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) any or all of the Investment Property constituting Collateral shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (1) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (2) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property constituting Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property constituting Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
     (c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (1) states that an Event of Default has occurred and is continuing and (2) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent at any time upon the occurrence and during the continuance of an Event of Default.
     6.4 Proceeds to be Turned Over to Administrative Agent. In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent, for the benefit of the Secured Parties, in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

     6.5 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in such order as the Administrative Agent may elect, and any part of such funds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Obligations shall be paid over from time to time by the Administrative Agent to the Borrower or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Obligations shall have been paid in full in cash, all outstanding Letters of Credit have been terminated or cash collateralized in an amount equal to 102.5% of the face value thereof, and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.
     6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law or in equity. Without limiting the generality of the foregoing, if an Event of Default shall occur and be continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s written request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable and documented costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable and documented attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any

Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
     6.7 Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
     (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
     (c) Each Grantor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement.

     6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.
SECTION 7. THE ADMINISTRATIVE AGENT
     7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without prior notice to or assent by such Grantor, to do any or all of the following:
     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or contract or with respect to any other Collateral whenever payable;
     (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
     (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
     (iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
     (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains) in respect of the Collateral, throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s (for the benefit of the Secured Parties) security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
          Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.
     (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
     (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due amounts under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Guarantor, shall be payable by such Grantor to the Administrative Agent on demand.
     (d) Each Grantor hereby ratifies all acts that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
     7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account (except that it shall keep separate account of moneys actually received by it hereunder). Neither the Administrative Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Parties to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
     7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all assets” or “all personal property “ in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.
     7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent on the one hand and the Grantors on the other hand, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 8. MISCELLANEOUS
     8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Administrative Agent in accordance with Section 10.1 of the Credit Agreement, provided that (i) any provision of this Agreement imposing obligations on any Grantor may be waived by the Administrative Agent in a written instrument executed by the Administrative Agent in accordance with Section 10.1 of the Credit Agreement and (ii) the Borrower and the Administrative Agent may together amend any Schedule referred to herein after the date hereof to reflect any change in facts after the date hereof if necessary in connection with the making of any representation set forth herein.
     8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the

Credit Agreement; provided that any such notice, request or demand to or upon any Grantor not party to the Credit Agreement shall be addressed to such Grantor at its notice address set forth on the signature pages hereto or in the Assumption Agreement pursuant to which it becomes a party hereto.
     8.3 No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     8.4 Enforcement Expenses. (a) Each Grantor agrees to pay, or reimburse each Secured Party for, all its costs and expenses incurred in collecting against such Grantor or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the fees and disbursements of counsel (excluding corporate overhead and other non out-of-pocket expenses) to each Lender and of counsel to the Administrative Agent.
     (b) Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
     (c) Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.
     (d) This Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
     8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (and any such assignment, transfer or delegation in the absence of such consent shall be null and void).
     8.6 Set-Off. Each Grantor hereby irrevocably authorizes each Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Agent or such Lender may have.
     8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
     8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.
     8.13 Acknowledgements. Each Grantor hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
     (b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Secured Parties.
     8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.11(b) and/or 6.14 of the Credit Agreement shall become a Guarantor and Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.
     8.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations, and the other Obligations (other than Borrower Hedge Agreement Obligations) shall have been paid in full in cash, all outstanding Letters of Credit have been terminated or cash collateralized in an amount equal to 102.5% of the face value thereof, the net termination liability under or in respect of Specified Hedge Agreements shall have been cash collateralized or paid in full, and the Commitments shall have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
     (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor (except where such sale, transfer or disposal is to another Grantor) in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary of the Borrower that is a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary shall be sold, transferred or otherwise disposed of to a Person that is not an Affiliate of the Borrower or any Subsidiary thereof in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
     8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

CKX, INC.
EPE HOLDING CORPORATION

By:

Name: Thomas P. Benson
Title: Executive Vice President, Chief Financial
Officer and Treasurer
Guarantee and Collateral Agreement

CKX UK HOLDINGS LIMITED

By:

Name: Thomas P. Benson
Title:
Guarantee and Collateral Agreement

CKX G.O.A.T. HOLDING CORP.
G.O.A.T., INC.
FOCUS ENTERPRISES, INC.
STEPTECO, INC.
MORRA, BREZNER, STEINBERG &
TENENBAUM ENTERTAINMENT, INC.
UNCLE DAVE’S BOONDOGGLE, INC.

By:

Name: Thomas P. Benson
Title: Executive Vice President and Treasurer

19 ENTERTAINMENT, INC.
ON THE ROAD PRODUCTIONS
ALL GIRL PRODUCTIONS
19 TOURING, LLC
DANCE NATION PRODUCTIONS INC.
SOUTHSIDE PRODUCTIONS INC.
19 RECORDING SERVICES, INC.
19 RECORDINGS, INC.
J2K PRODUCTIONS, INC

By:

Name: Thomas P. Benson
Title: Executive Vice President, Chief Financial
Officer and Treasurer

C/O CKX, Inc.
650 Madison Avenue, 16th Floor
New York, New York 10022
Attention: General Counsel
Telecopy: (212) 753-3188
Telephone: (212) 407-9101
Guarantee and Collateral Agreement

19 ENTERTAINMENT LIMITED

By:

Name: Thomas P. Benson
Title:

19 TV LIMITED

By:

Name: Thomas P. Benson
Title:

19 RECORDINGS LIMITED

By:

Name: Thomas P. Benson
Title:

19 MERCHANDISING LIMITED

By:

Name: Thomas P. Benson
Title:

19 MANAGEMENT LIMITED

By:

Name: Thomas P. Benson
Title:
Guarantee and Collateral Agreement

S CLUB LIMITED

By:

Name: Thomas P. Benson
Title:

19 LOVES MUSIC LIMITED

By:

Name: Thomas P. Benson
Title:

19 PRODUCTIONS LIMITED

By:

Name: Thomas P. Benson
Title:

19 TOURING LIMITED

By:

Name: Thomas P. Benson
Title:

19 BRANDS LIMITED

By:

Name: Thomas P. Benson
Title:
Guarantee and Collateral Agreement

19 ARTIST TOURS LIMITED

By:

Name: Thomas P. Benson
Title:
Guarantee and Collateral Agreement

EXHIBIT D-2
EXECUTION VERSION
Dated 24 May, 2006
CKX, INC.
(as Chargor)
in favour of
BEAR STEARNS CORPORATE LENDING INC.
(as Administrative Agent)

Charge Over Shares
relating to
CKX UK HOLDINGS LIMITED

L A T H A M & W A T K I N S
London
99 Bishopsgate
London EC2M 3XF
(44) 020 7710 1000 (Tel)
(44) 020 7374 4460 (Fax)
www.lw.com
Contact: Dominic Newcomb/Matthew Cutlan

-i-

(continued)

-ii-

(continued)

-iii-

THIS CHARGE is made by way of deed on 24 May, 2006
BETWEEN
(1)	CKX, INC., a company formed in the State of Delaware, United States of America and whose principal place of business is at 650 Madison Avenue, New York, New York 10022, United States of America (the “Chargor”); and

(2)	BEAR STERNS CORPORATE LENDING INC., as administrative agent and trustee for itself and each of the Secured Parties (as defined below) (the “Administrative Agent”).
BACKGROUND
(A)	The Lenders have severally agreed to make certain loan facilities available to the Chargor upon the terms and subject to the conditions set forth in the Credit Agreement.

(B)	Under Section 5.1 (a) of the Credit Agreement, the Chargor is required to execute this Charge in favour of the Administrative Agent for the rateable benefit of the Secured Parties.
NOW THIS DEED WITNESSES as follows:
1.	INTERPRETATION

1.1	Definitions

Save as otherwise provided in this Charge,the following words and phrases have the following meanings throughout this Charge:

“Act”	means the Law of Property Act 1925

“Active Person”	has the meaning set forth in Clause 4(b) hereof

“Additional Interests”	has the meaning set forth in Clause 4(a) hereof

“Company”	means CKX UK Holdings Limited (registered number 05389449)

“Credit Agreement”	means the $125,000,000 credit agreement dated on or about the date of this Charge between (among others) the Chargor as borrower, the financial institutions and other persons named therein as lenders, Bear, Steams & Co. Inc., as sole lead arranger and the Administrative Agent

“Default Rate”	means a rate of interest determined in accordance with Clause 3.4(c) of the Credit Agreement

“Guaranty and Collateral Agreement”	means the guaranty and collateral agreement dated on or about the date of this Charge among the Chargor, certain of its subsidiaries and the Administrative Agent

“Obligations”	has the meaning ascribed to it in the Guaranty and Collateral Agreement

“Receiver”	means a receiver and/or a manager and/or administrator however appointed under or in connection with this Charge

“Related Rights”	means in relation to any Share:

(a) all assets deriving from such Share (or any other asset referred to in paragraph (b) below) including all allotments, accretions, offers, rights, dividends, distributions, interest, income, benefits, powers, privileges, authorities, remedies and advantages whatsoever at any time accruing, offered or otherwise derived from or incidental to such Share (or any other asset referred to in paragraph (b) below); and

(b) all stocks, shares, rights, money or property accruing or offered at any time whether by way of conversion, consolidation, redemption, bonus, preference, exchange, purchase, subdivision, substitution, option, interest or otherwise in respect thereof

“Secured Obligations”	means the Obligations

“Secured Parties”	means each of the Administrative Agent, the Lead Arranger, the Documentation Agent, the Syndication Agent, the Qualified Counterparties, the Issuing Lender, the Swingline Lender and the Lenders

“Security”	means the security created by (or purported to be created by) this Charge

“Security Assets”	means collectively the Shams and the Related Rights

“Shares”	means all the shares specified in Schedule 1 together with all other stocks, shares, debentures, debenture stock, bonds, warrants, options, coupons or other securities and investments of any kind (including rights to subscribe for, convert into or otherwise acquire the same) whether marketable or otherwise and all other interests (including loan capital) now or in the future owned by the Chargor from time to time in the Company

1.2	Interpretation

Any reference in this Charge to (or to any specified provision of) this “Charge”, the “Credit Agreement”, the “Guaranty and Collateral Agreement” or any other “Loan Document” or to any other agreement or document shall, unless the context otherwise requires, be construed as a reference to this Charge, the Credit Agreement, the Guaranty and Collateral Agreement or such other Loan Document or such other agreement or document (or that provision) as the same may from time to time be amended, varied, supplemented, restated, reaffirmed, extended, novated or replaced (but excluding for this purpose any amendment, variation, supplement, restatement, re-affirmation, extension, novation or replacement which is contrary to any provision of any Loan Document). Each such reference shall further include any document which is supplemental to, is expressed to be collateral with, or is entered into pursuant to or in accordance with, and any certificate, instrument, notification or document which is entered into or delivered in connection with or pursuant to or in accordance with, the terms of this Charge, the Credit Agreement, the Guaranty and Collateral Agreement or such other Loan Document or, as the case may be, such other agreement or document.

Any reference in this Charge to the “Administrative Agent”, any “Lender” or “Secured Party” (or any other person referred to in the definition thereof) shall be construed so as to include its and any subsequent successors, transferees and assigns in accordance with their respective interests.

1.3	Incorporation of Terms by Reference

Unless the context requires otherwise, words and expressions defined or construed in the Credit Agreement, the Act or the Insolvency Act 1986 and which are not defined or construed in this Charge shall bear the same meanings when used in this Charge.

1.4	Use of Lists and Examples

In construing this Charge general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.5	Whole Agreement

This Charge supersedes any previous agreement, whether written or oral, express or implied, between the Chargor and the Administrative Agent in relation to the subject matter of this Charge.

1.6	Headings

The headings in this Charge are for convenience only and shall not affect its meaning and references to a paragraph, Clause or Schedule are (unless otherwise stated) to a paragraph or Clause of, or the Schedule to, this Charge.

1.7	Counterparts

This Charge may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Charge by signing any such counterpart.

1.8	Singular/Plural

Save where the context otherwise requires, the plural of any term includes the singular and vice versa.

1.9	No Partnership

Nothing in this Charge or envisaged hereby shall operate, whether directly or indirectly, to constitute a partnership between the Chargor and any Secured Party or the Administrative Agent.

1.10	Amount of Secured Obligations

A certificate of the Administrative Agent (as agent and trustee as aforesaid) as to the amount of any Secured Obligations due at any time will, in the absence of manifest error, be conclusive and binding on the Chargor.

1.11	Security Enforceable

The security constituted by, and the rights of the Administrative Agent and the Secured Parties under, this Charge shall be enforceable notwithstanding any change in the constitution of the Administrative Agent or any Secured Party or its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person.

1.12	Statutory References

Unless the context otherwise requires, a reference to a statute or any provision thereof is to be construed as a reference to that statute or such provision thereof as it may be amended, modified, extended, consolidated, re-enacted or replaced from time to time and shall also include all bye-laws, instruments, orders and regulations for the time being made thereunder or otherwise deriving validity therefrom.

1.13	Deed

The parties intend that this document shall take effect as a deed.

2.	PAYMENT OF THE SECURED OBLIGATIONS

2.1	Covenant

The Chargor hereby unconditionally and irrevocably, as primary obligor and not merely as surety, covenants with the Administrative Agent (as agent and trustee as aforesaid) that it will on demand pay or discharge the Secured Obligations on the due date for payment therefor in the manner provided in the relevant Loan Document.

2.2	Interest

Save to the extent otherwise agreed, interest may be added by the Administrative Agent to any amount which shall remain unpaid on the due date for payment therefor from such due date until payment in full at the Default Rate applicable to the relevant outstanding Secured Obligations under the Loan Documents.

3.	CHARGING CLAUSE

The Chargor with full title guarantee and as a continuing security for the payment, performance and discharge of the Secured Obligations hereby:
(a)	mortgages and charges and agrees to mortgage and charge to the Administrative Agent (as agent and trustee as aforesaid) for the benefit of the Secured Parties all of the Shares held now or in the future by it and/or any nominee on its behalf, the same to be a security by way of first equitable mortgage; and

(b)	mortgages, charges and assigns and agrees to mortgage, charge and assign to the Administrative Agent (as agent and trustee as aforesaid) for the benefit of the Secured Parties all Related Rights accruing to all or any of the Shares held now or in the future by it and/or any nominee on its behalf, the same to be a security by way of first equitable mortgage.
4.	REPRESENTATIONS AND WARRANTIES

The Chargor makes the representations and warranties set out in this Clause 4 to the Administrative Agent on the date of this Charge and, in respect of the representations and warranties set out in paragraph (a) below only, on each day that any Secured Obligations are outstanding.
(a)	Ownership of Security Assets and Ranking
(i)	It is the registered holder and the unfettered legal and beneficial owner of the Shares which it purports to charge pursuant to this Charge;

(ii)	The Shares are all duly authorised, validly issued, fully paid and are not subject to any Lien, option to purchase, pre-emption or similar right other than the Security; and

(iii)	The Shares listed in Schedule 1 represent all of the shares of the Company issued and outstanding as of the date of this Charge.
(b)	Ownership of Additional Interests

With the exception of the Shares, the Chargor has no other direct ownership interest in any other shares or capital stock of any person that is organised or incorporated in England and Wales (any such person, an “Active Person” and any such interests in an Active Person, “Additional Interests”) which is not subject to a Lien created pursuant to a Security Document in favour of the Administrative Agent for the benefit of the Secured Parties.
5. GENERAL UNDERTAKINGS
The Chargor undertakes in favour of the Administrative Agent (as agent and trustee as aforesaid) that it will not, save as permitted pursuant to the terms of the Loan Documents:
(a)	create, incur, assume or permit to subsist any Lien over all or any part of the Security Assets (other than the Security) or any interest therein ranking in priority to, pari passu with or after the Security, nor enter into any agreement to do any of the same;

(b)	sell, transfer, assign, lease out, lend or otherwise dispose of (whether outright, by a sale and repurchase, sale and leaseback arrangement or otherwise), or grant any rights (whether of pre-emption or otherwise) over, all or any part of the Security Assets or any interest therein, nor enter into any agreement to do any of the same; or

(c)	do or cause or permit to be done anything which may materially depreciate, jeopardise or otherwise materially prejudice the market value or collateral value of any Security Asset or the rights of the Administrative Agent under this Charge.
6. INFORMATION UNDERTAKINGS
(a)	Subject always to Clause 5, the Chargor shall promptly inform the Administrative Agent of any material additions to or deletions from the Security Assets and shall agree to any consequential amendments to Schedule 1 with the Administrative Agent.

(b)	If the Chargor becomes aware of any action, event or circumstance which will, or could reasonably be expected to, adversely affect in any material respect the value or saleability of any of the Security Assets, it will promptly notify the Administrative Agent in writing and provide details of the same.
7. COVENANTS
7.1 Undertakings Relating to Security Assets
The Chargor covenants with the Administrative Agent (as agent and trustee as aforesaid) that it will, without prejudice to the generality of the provisions of Clause 8:
(a)	deposit with the Administrative Agent (or as it shall direct) immediately upon execution of this Charge (in relation to the Shares listed in Schedule 1), and immediately upon receipt following its acquisition of any Security Assets and at any other time upon the Administrative Agent’s request, all stock and share certificates or other documents evidencing an entitlement to such Security Assets together with stock transfer forms duly stamped and executed in blank and left undated in respect of all such Shares on the basis that the Administrative Agent shall be able to hold such documents of title and stock transfer forms until the Secured Obligations have been irrevocably and unconditionally discharged in full and shall be entitled, at any such time that it is permitted to do so in accordance with the terms of this Charge, to complete (under its power of attorney given by Clause 15 below) the stock transfer forms on behalf of the Chargor in favour of itself or such other person as it shall select; provided that, in the event of any such transfer being effected, neither the Administrative Agent nor any of its nominees shall be liable (other than in the case of fraud, gross negligence or wilful misconduct on the part of the Administrative Agent) for any loss occasioned by any exercise or non-exercise of rights attached to such Security Assets or by any failure to report to the Chargor any notice or other communication received in respect of such Security Assets;
(b)	immediately on conversion of any Shares from certificated to uncertificated form, and on the creation or conversion of any other securities which are for the time being comprised in the Related Rights in or into uncertificated form, comply with such instructions or directions as the Administrative Agent may reasonably give in order to protect, perfect or preserve the Security;

(c)	ensure that the Security Assets are at all times free from any restriction on transfer by the Administrative Agent or its nominee to perfect or enforce the Security and use all reasonable endeavours to procure that the board of directors of the Company approves any transfer of any of the Security Assets desired to be made by the Administrative Agent or its nominee in the exercise of the rights, powers and remedies conferred upon it by this Charge or by law;

(d)	unless it is permitted to retain such Related Rights in accordance with the terms of this Charge, upon the accrual, offer or issue of any Related Rights deriving from the Shares, deliver to the Administrative Agent (or procure the delivery to the Administrative Agent of) all such Related Rights and the certificates and documents of title to or representing the same together with each of the documents required to be duly executed, completed and delivered under and in accordance with the terms of this Clause 7;

(e)	take all action within its power to procure, maintain in effect and comply with all the terms and conditions of all approvals, authorisations, consents and registrations necessary or appropriate to ensure and preserve the legal, valid, binding and enforceable nature of the Security and its ranking in priority;

(f)	duly and promptly pay or procure the payment of all calls, instalments and other payments when due in respect of any of the Shares, provided that if it defaults in making any such payment, the Administrative Agent may (but shall not be obliged to) pay such amounts on behalf of it and shall be reimbursed by it immediately on demand;
(g)	notify the Administrative Agent of the contents of any material communication or document received by it in relation to any of the Shares and/or the Related Rights;

(h)	not, without the prior written consent of the Administrative Agent, by the exercise of any voting rights or otherwise, permit or agree to any proposed compromise, capital reorganisation, conversion, exchange or repayment offer affecting or in respect of any of the Shares or to any variation of the rights attaching to or conferred by any of the Shares or to any conversion of any of the Shares into an uncertificated security; and

(i)	the Chargor shall make all such filings and registrations and take all such other steps as may be necessary or desirable in connection with the creation, perfection or protection of the Security and pay all application, registration, renewal and other fees necessary for effecting, protecting, maintaining or renewing registrations in respect of any of the Security Assets.
7.2 Voting Rights and Dividend Entitlement
(a)	At any time when the Security is enforceable in accordance with the terms of this Charge, all dividends and other distributions paid or payable in connection with the Security Assets shall be paid directly to the Administrative Agent (or its nominee) for application in or towards the payment or discharge of the Secured Obligations in accordance with the terms of the Credit Agreement but before such time the Chargor shall be entitled to receive and retain all such dividends and other distributions; and

(b)	Subject to Clause 7.3, unless the Security is enforceable in accordance with the terms of this Charge, all voting rights attached to the Shares may be exercised by the Chargor or, where the Shares have been registered in the name of the Administrative Agent or its nominee, as the Chargor may direct in writing, and the Administrative Agent or its nominee shall execute any form of proxy or other document reasonably required in order for the Chargor to do so, provided that the Chargor may not exercise voting rights inconsistent with the terms of this Charge or the Credit Agreement or in any manner prejudicial to the interests of the Secured Parties under this Charge.
7.3 Default Powers
At any time while the Security is enforceable in accordance with the terms of this Charge and without any further consent or authority on the part of the Chargor, the Administrative Agent or its nominee may exercise (or refrain from exercising) at its discretion in the name of the Chargor (or the registered holder thereof) in respect of any of the Security Assets any voting rights and any powers or rights which may be exercised by the person or persons in whose name or names the Shares are registered or who is the holder or bearer of them.

7.4 Continuing Liabilities
Subject to due notification thereof by the Administrative Agent where the Shares are registered in the Administrative Agent’s name (or that of its nominee) in accordance with the terms of this Charge, it is expressly agreed that the Chargor shall remain liable to observe and perform all of the conditions and obligations attaching to any of the Shares including the payment of any sum due in respect of the Shares.
7.5 No Obligation
The Administrative Agent shall not be required to perform or fulfil any obligation of the Chargor in respect of the Security Assets or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled under this Charge at any time or times.
7.6 Retention of Documents
The Administrative Agent may retain any document delivered to it under this Charge until the Security is released in accordance with the terms of this Charge and, if for any reason it ceases to hold any such document before that time, it may by notice to the Chargor require that the relevant document be redelivered to it and the Chargor shall promptly comply (or procure compliance) with that notice in so far as it is able to do so.
8. FURTHER ASSURANCE AND PERFECTION OF SECURITY
8.1 Further Assurance
(a)	The Chargor shall, at its own expense, promptly following request by the Administrative Agent execute and do all such acts, deeds and things (including, without limitation, payment of all stamp duties and registration fees) the Administrative Agent may reasonably require for:
(i)	perfecting or better perfecting or protecting the security created (or intended to be created) by this Charge over any Security Asset (including for the avoidance of doubt arranging for any Security Assets which are in registered form to be registered in the name of the Administrative Agent or a nominee of the Administrative Agent); and

(ii)	after the security constituted by this Charge has become enforceable in accordance with the terms of this Charge, facilitating the realisation of any Security Asset or the exercise of any right, power or discretion exercisable by the Administrative Agent in respect of any Security Asset, including, without limitation, the conversion of equitable security to legal security, the execution of any transfer, conveyance, assignment or assurance of any property, whether to the Administrative Agent or its nominees, and the

giving of any notice, order or direction and the making of any registration, which in any case, the Administrative Agent may think necessary.
(b)	In the event that the Chargor acquires any Additional Interests, it shall execute in favour of the Administrative Agent, or as the Administrative Agent may otherwise direct, such assignments, transfers, mortgages, charges or other Liens as the Administrative Agent shall stipulate (acting reasonably) over such Additional Interests including, without limitation, a charge over shares and related rights on terms no more onerous than this Charge.
8.2 Security in Jeopardy
If at any time it shall appear to the Administrative Agent (acting reasonably) that any of the Security Assets is in danger of seizure, distress, attachment, execution, diligence or other legal process, or that the Security shall for any other reason be in jeopardy in any material respect, the Administrative Agent shall be entitled without notice to the Chargor to take possession of and hold the same. The Chargor shall, at its own expense, promptly execute such deeds and other agreements and otherwise take whatever action the Administrative Agent may require (acting reasonably) in order to enable the Administrative Agent to exercise its rights contained in this Clause 8.2.
9. RECEIVER
9.1 Appointment of Receiver
If any Event of Default has occurred under the Credit Agreement which has not been cured or waived in accordance with the terms thereof, then at any time or times thereafter the Security shall be enforceable and (without prejudice to any of its other rights under this Charge) the Administrative Agent may by writing appoint any person or persons to be a Receiver of any of the Security Assets and of the rights of the Administrative Agent contained in this Charge in relation thereto. Section 109(1) of the Act shall not apply to this Charge.
9.2 Joint Receivers
Where two or more persons are appointed to be a Receiver, the Administrative Agent may in the appointment declare whether any act required or authorised to be done by a Receiver is to be done by any one or more of them for the time being holding office and, subject thereto, any such persons may act jointly and/or severally.
9.3 General Power of Receiver
Any Receiver of any of the Security Assets shall (subject to any limitations or restrictions which the Administrative Agent may in its absolute and unfettered discretion incorporate in the deed or other instrument appointing him but notwithstanding the liquidation, winding-up, or dissolution at any time of the Chargor and whether or not any such Receiver shall be an administrative receiver) in respect of the Shares in respect of which he was appointed have:

(a)	all the powers conferred from time to time on receivers (whether administrative receivers or otherwise) by law and/or statute (including the Insolvency Act 1986) so that the provisions set out in Schedule 1 to the Insolvency Act 1986 shall extend to every Receiver, whether or not an administrative receiver;

(b)	power on behalf and at the cost of the Chargor and whether in the name of the Chargor or otherwise to exercise all the powers and rights of an absolute owner and do or omit to do anything which the Chargor could do or omit to do or could have done or omitted to do but for any incapacity or the appointment of a liquidator, administrator or like officer in relation to the Chargor or the Security Assets; and

(c)	power to use the name of the Chargor in connection with the exercise of any of such powers and, without prejudice to the generality of the provisions of Clauses 9.3(a) and 9.3(b), on behalf and at the cost of, and in the name of the Chargor or otherwise, the powers referred to in Clause 9.4.
9.4 Specific Powers of Receiver
Any Receiver shall, in relation to the Chargor and the Shares in respect of which he is appointed, have the power to:
(a)	deal with such Shares for such consideration and generally on such terms and conditions as he may think fit; and

(b)	sign any document, execute any deed and do all such other acts and things, whether in the name of the Chargor or otherwise, in relation to, or as may be considered by him to be incidental or conducive to, any of the matters or powers aforesaid or to the protection and/or realisation of the security constituted or intended to be constituted by this Charge.
9.5 Receiver as Agent
Any Receiver of any of the Security Assets shall, so far as the law allows, be deemed to be the agent of the Chargor for all purposes and the Chargor shall be solely responsible for their acts, defaults, contracts, engagements, omissions, losses, liabilities, misconduct and remuneration and the Administrative Agent and the Secured Parties shall not (other than in the case of fraud, gross negligence or wilful misconduct on the part of the Administrative Agent and the Secured Parties) be under any liability whatsoever in such regard.
9.6 Remuneration
The remuneration of the Receiver shall be such sum or rate payable in such manner as may be agreed between him and the Administrative Agent at or at any time after his appointment.

9.7 Removal
The Administrative Agent may from time to time remove any Receiver appointed by it and, in the case of an administrative receiver, may at any time and from time to time apply to the court for removal of any administrative receiver appointed by it and may, whenever it may deem it expedient, appoint or as the case may be apply to the court for the appointment of another qualified person as a new Receiver in place of any Receiver whose appointment may for any reason have terminated.
9.8 Application of Proceeds
Any Receiver shall (so far as the law allows) apply all monies received by him in the following order:
(a)	in the payment of any costs, charges and expenses of or incidental to the Receiver’s appointment, the payment of his remuneration and the payment and discharge of any other expenses incurred by or on behalf of the Receiver;

(b)	in or towards payment of any debts or claims which are by statute payable in preference to the Secured Obligations but only to the extent to which such debts or claims have such preference;

(c)	in or towards payment and discharge of the balance of the Secured Obligations in accordance with the terms of or as contemplated by the Credit Agreement; and

(d)	in payment of the surplus (if any) to the Chargor or other person entitled thereto.
10. FINANCIAL COLLATERAL
To the extent that any of the Security Assets constitutes “financial collateral” and this Charge and the obligations of the Chargor hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”)) the Administrative Agent shall have the right, at any time on the occurrence and during the continuation of an Event of Default, to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be the market price of the Security Assets determined by the Administrative Agent by reference to a public index or by such other process as the Administrative Agent may reasonably select, including independent valuation. The parties further agree that the method of valuation provided for in this Charge shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
11. COSTS AND EXPENSES
Immediately upon demand, the Chargor shall pay all fees, costs and expenses (including legal fees and any value added tax) incurred from time to time in connection with the enforcement of or preservation of rights under this Charge by the Administrative Agent, or any Receiver, attorney, manager, trustee or any other person appointed by the Administrative Agent under this Charge or by statute.
12. CONTINUATION AND PRESERVATION OF SECURITY
12.1 Subsequent Liens
If the Administrative Agent or any other Secured Party receives, or is deemed to be affected by, notice, whether actual or constructive, of:
(a)	any Lien (other than the Security or a Lien permitted pursuant to the terms of the Credit Agreement) affecting the Security Assets and/or the proceeds of sale thereof; or

(b)	the occurrence of any event specified in Section 8(f) of the Credit Agreement, the Administrative Agent or such other Secured Party may open a new interest-bearing account or accounts for the Chargor in its books. If the Administrative Agent or such other Secured Party does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice (unless it gives express notice to the contrary to the Chargor). As from that time all payments made to the Administrative Agent or such other Secured Party will (in the absence of any express appropriation to the contrary) be credited or be treated as having been credited to the new account and will not operate to reduce the Secured Obligations.
12.2 Waiver of Defences
The Chargor is the principal debtor and the sole, original and independent obligor for the Secured Obligations and the Security Assets shall be deemed to be a principal security for the Secured Obligations. The liability of the Chargor under this Charge shall not be discharged, impaired or otherwise affected by any circumstance, act, omission, matter or thing which but for this provision might operate to reduce, release, prejudice or otherwise exonerate the Chargor from its obligations under the Loan Documents in whole or in part, including, without limitation, and whether or not known to any Loan Party, the Administrative Agent or any other person:
(a)	the winding-up, dissolution, administration, re-organisation, amalgamation, merger or reconstruction of the Chargor or any other person or any change in its status, function, control or ownership; or

(b)	any time, indulgence, concession, waiver or consent granted to, or composition with, the Chargor or any other person; or

(c)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor or any of its Affiliates; or

(d)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take-up or enforce, any rights against, or security over, the assets of the Chargor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to release or to realise the full value of any security; or

(e)	any legal limitation, disability, incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of, or other circumstance relating to, the Chargor or any other person; or

(f)	any variation (however fundamental and whether or not involving any increase in the liability of the Chargor or any other Loan Party thereunder) or replacement of any Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or frustration of any obligation of the Chargor or any other person under any Loan Document or any other document or security, or any failure of the Chargor or any other Loan Party to become bound by the terms of any other Loan Document, in each case whether through any want of power or authority or otherwise; or

(h)	any postponement, discharge, reduction, non-provability or similar circumstances affecting any obligation of the Chargor or any other Loan Party under a Loan Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order, so that the Chargor’s obligations under this Charge remain in full force and effect and that this Charge shall be construed accordingly as if there were no such circumstance, act, omission, matter or thing.
12.3 Immediate Recourse
The Chargor waives any right it may have of first requiring the Administrative Agent (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security in respect of the Secured Obligations or claim payment from any person before enforcing the Security. This waiver applies irrespective of any law or provision of the Loan Documents to the contrary.
12.4 Non-competition
Subject as provided below or in any other Loan Document, until the Administrative Agent is satisfied that all of the Secured Obligations have been unconditionally and irrevocably paid and discharged in full, the Chargor shall not, by virtue of any payment made by it or security realised or moneys received or recovered from it under any of the Loan Documents for or on account of the liability of any Loan Party:
(a)	be subrogated to any rights, security or moneys held, received or receivable by the Administrative Agent or any other Secured Party or be entitled to any right of contribution or indemnity; or

(b)	as regards any such payment or moneys, claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with the Administrative Agent or any other Secured Party; or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off in relation to that payment or moneys against any Loan Party.
The Chargor shall hold in trust for and forthwith pay or transfer to the Administrative Agent (acting as agent and trustee as aforesaid) any payment or distribution or benefit of security received by it contrary to the above. If the Chargor exercises any right of set-off contrary to the above it will forthwith pay an amount equal to the amount set off to the Administrative Agent (acting as agent and trustee as aforesaid). Notwithstanding the foregoing, following any enforcement of the Security by the Administrative Agent under this Charge, the Chargor will (at its own cost) promptly take such steps or actions as are referred to above as the Administrative Agent may from time to time stipulate.
12.5 Security held by the Chargor
The Chargor warrants that it has not taken, and agrees that it will not take, from any other Loan Party or any person party to any related security any Lien, guarantee, indemnity, bond or other assurance in respect of or in connection with its obligations under this Charge. If the Chargor takes any such Lien, guarantee, indemnity, bond or other assurance in contravention of this Clause, it shall hold it on trust for the Secured Parties until such time as all of the Secured Obligations have been satisfied in full (and the Secured Parties are not under any further obligation, actual or contingent, to any Loan Party) and shall on request promptly deposit the same with and/or charge the same to the Secured Parties in such manner as the Administrative Agent may reasonably require as security for the due and punctual payment, performance and discharge by the Chargor of the Secured Obligations.
12.6 Continuing Security
The Security constituted by this Charge shall be a continuing security and will extend to the ultimate balance of the Secured Obligations notwithstanding any interim or intermediate payment, discharge or settlement of account or other matter whatsoever and is in addition to and shall not merge with or otherwise prejudice or affect (or be prejudiced or affected by) the security constituted by any Lien, guarantee or other assurance now or hereafter held by the Administrative Agent or any right or remedy of the Administrative Agent in respect of the same and shall not be in any way prejudiced or affected by the invalidity thereof, or by the Administrative Agent now or hereafter dealing with, exchanging, releasing, modifying or abstaining from perfecting or enforcing any of the same, or any rights which it may now or hereafter have, or giving time for payment or indulgence or compounding with any other person liable.

12.7	Reinstatement
(a)	Where any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise, the liability of the Chargor under this Charge shall continue as if the discharge or arrangement had not occurred.

(b)	The Administrative Agent or any other Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
13.	ENFORCEABILITY OF SECURITY
(a)	The Security and the power of sale and other powers conferred by Section 101 of the Act, as varied or amended by this Charge, shall be enforceable and exercisable upon and at any time after the occurrence of an Event of Default which is continuing and which has not been remedied or waived in accordance with the Credit Agreement.

(b)	If the Security is enforceable, the Administrative Agent may in its absolute discretion, but subject to the provisions of the Credit Agreement and this Charge, enforce all or any part of the Security in any manner it sees fit.

(c)	If the Security is enforceable, the Administrative Agent shall, subject to the provisions of the Credit Agreement, be entitled to appropriate moneys and/or assets to discharge any outstanding Secured Obligations in such manner or order as it sees fit.
14.	ENFORCEMENT OF SECURITY

14.1	General

For the purposes of all rights and powers implied or granted by statute, the Secured Obligations are deemed to have become due and payable on the date of this Charge and the restriction on the consolidation of mortgages and on power of sale imposed by Sections 93 and 103 of the Act do not apply to the Security.

14.2	Protection of Third Parties

No person (including a purchaser) dealing with the Administrative Agent or any of its agents or nominees will be concerned to enquire:
(a)	whether the Secured Obligations have become payable; or

(b)	whether any power which the Administrative Agent is purporting to exercise has become exercisable; or

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Administrative Agent is to be applied.
In the absence of bad faith on the part of such purchaser or other person, such dealings shall be deemed, so far as regards the safety and protection of such purchaser or other person, to be within the powers conferred by this Charge and to be valid accordingly. The remedy of the Chargor in respect of any impropriety or irregularity in the exercise of such power shall be in damages only.

14.3	Delegation

The Administrative Agent may at any time delegate by power of attorney or in any other manner to any person or persons any of the powers (including the power of attorney contained in Clause 15), authorities and discretions which are for the time being exercisable by the Administrative Agent under this Charge in relation to the Security Assets. Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Administrative Agent may think fit. The Administrative Agent shall not be in any way liable or responsible to the Chargor (other than in the case of fraud, gross negligence or wilful misconduct on the part of the Administrative Agent) for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

14.4	Suspense Accounts

The Administrative Agent may at any time and from time to time place and keep (for such time as it shall consider prudent) any monies received, recovered or realised from the Chargor or in relation to any Security Assets of the Chargor in a separate interest-bearing suspense account (to the credit of either the Chargor or the Administrative Agent as the Administrative Agent shall think fit) without any intermediate obligation on its part to apply the same or any part thereof in or towards the discharge of the Secured Obligations provided that if such monies are at any time sufficient to discharge the Secured Obligations in full, they shall be promptly so applied.

14.5	Administrative Agent’s Power to Remedy Breaches

If at any time the Chargor fails to perform any of the covenants contained in this Charge it shall be lawful for the Administrative Agent, but the Administrative Agent shall have no such obligation, to take such action on behalf of the Chargor (including, without limitation, the payment of money) as may in the Administrative Agent’s opinion (acting reasonably) be required to ensure that such covenants are performed. Any losses, costs, charges and expenses incurred by the Administrative Agent in taking such action shall be reimbursed by the Chargor immediately on written demand.

15.	POWER OF ATTORNEY

15.1	Appointment

The Chargor, by way of security, hereby irrevocably appoints the Administrative Agent to be its attorney (with full power of substitution and delegation) to take any action which it is obliged to take under this Charge following the occurrence of an Event of Default which is continuing and generally in its name and on its behalf to exercise all or any of the powers, authorities and discretions conferred by this Charge or by statute on the Administrative Agent, and (without limiting the foregoing) to seal, deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing which it may deem proper for the purpose of exercising such powers, authorities and discretions.

15.2	Ratification

The Chargor covenants with the Administrative Agent that, on request, it will ratify and confirm all security agreements, documents and acts and all transactions properly entered into by the Administrative Agent (or by the Chargor at the instance of the Administrative Agent) in the exercise or purported exercise of its powers set out in Clause 15.1 above and the Chargor irrevocably acknowledges and agrees that the power of attorney contained in this Clause 15 is given to secure the proprietary interest of, and the performance of obligations owed to, the respective donees within the meaning of the Powers of Attorney Act 1971.

16.	INDEMNITIES

16.1	General

The Chargor hereby unconditionally and irrevocably agrees as primary obligor and not merely as surety to indemnify and hold harmless the Administrative Agent (and its nominees) and each other Secured Party from time to time on demand against all losses, actions, claims, expenses, demands or liabilities whether in contract, tort, pursuant to breach of statute or otherwise now or hereafter incurred by it or any of them or by any of their respective managers, agents, officers or employees occasioned by any breach by the Chargor of any of its covenants or other obligations under this Charge or otherwise arising out of or in connection with the Security Assets or the Security.

16.2	Taxes

The Chargor agrees to indemnify the Administrative Agent and each other Secured Party on demand against all present or future stamp or other documentary taxes or duties and any penalties or interest with respect thereto (other than any penalties or interest with respect thereto not caused by the action or inaction of the Chargor) which may be imposed by any competent authority in connection with the execution or enforcement of this Charge, repayment and discharge of the Secured Obligations or in consequence of any payment made pursuant to this Charge being impeached or declared void for any reason whatsoever.

17.	WAIVERS AND REMEDIES

17.1	Waivers

No failure or delay by any Secured Party (or by Administrative Agent on their behalf) in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or any partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy as though no waiver had been made and no relaxation or indulgence granted. The rights and remedies provided in this Charge are cumulative and not exclusive of any rights or remedies provided by law.

17.2	Severability

If any provision of this Charge shall be prohibited, illegal, invalid or unenforceable under applicable law, it shall be ineffective only to such extent and in the relevant jurisdiction, without invalidating or otherwise detrimentally affecting the remainder of this Charge.

18.	REINSTATEMENT AND RELEASE

18.1	Reinstatement

Any settlement or discharge under this Charge between the Chargor and the Administrative Agent or the Secured Parties (or any of them) shall be conditional upon no security or payment to the Administrative Agent or the Secured Parties (or any of them) by any Loan Party or the Chargor or any other person on behalf of any Loan Party or, as the case may be, the Chargor being avoided or set aside or ordered to be refunded or reduced by or pursuant to any applicable law or regulation and, if such condition is not satisfied, the Administrative Agent and/or the Secured Parties shall be entitled to recover from the Chargor on demand the value of any such security or the amount of any such payment as if such settlement or discharge had not occurred.

18.2	Release

Once all the Secured Obligations have been paid in full and neither the Administrative Agent nor any other Secured Party has any contingent liability to advance further monies to, or incur liability on behalf of, the Chargor or any other Loan Party, the Administrative Agent and each other Secured Party shall, at the request and cost of the Chargor, take any action which may be necessary to release, discharge and reassign the Security Assets from the Security.

19.	MISCELLANEOUS

19.1	Declaration of Trust

The Administrative Agent hereby declares (and the Chargor hereby acknowledges) that the covenants of the Chargor contained in this Charge and the security and other rights, titles and interests constituted by this Charge and the Security Assets and all other moneys, property and assets paid to the Administrative Agent or held by the

Administrative Agent pursuant to or in connection with this Charge are held by the Administrative Agent as a trustee for and on behalf of the Secured Parties on the basis of the duties, obligations and responsibilities set out in the Credit Agreement and the Administrative Agent shall have no implied duties, obligations or responsibilities (including, without limitation, but only to the extent permitted by law, any duties, obligations or responsibilities provided for pursuant to the terms of the Trustee Act 2000 or otherwise). The perpetuity period for the trusts constituted by this Charge shall be 80 years.

19.2	No Liability

In the execution or purported execution of the trusts and powers conferred on it under this Charge, the Administrative Agent shall not have any liability for any loss or damage arising by reason of any mistake or omission made in good faith or of any other act or omission, matter or thing whatever except for breach of trust arising from fraud, gross negligence or wilful misconduct on the part of the Administrative Agent. Without prejudice to the foregoing, if the Administrative Agent enters into possession of the Security Assets, it will not be liable to account as mortgagee in possession and may at any time at its discretion go out of such possession.

19.3	Powers of Administrative Agent

The powers, trusts, authorities and discretion conferred upon the Administrative Agent by this Charge shall be in addition to any which may from time to time be vested in it as trustee by any applicable law.

19.4	Currency

Any amount received or recovered by the Administrative Agent (as agent and trustee as aforesaid) in respect of any sum expressed to be due to it from the Chargor under this Charge in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or the enforcement of, any judgement or order of a court or tribunal of any jurisdiction, the winding-up of the Chargor or otherwise) shall only constitute a discharge to the Chargor to the extent of the amount of the contractual currency that the Administrative Agent is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due the Chargor shall indemnify the Administrative Agent against any loss sustained by it as a result, including the cost of making any such purchase.

19.5	Set Off
(a)	Any Secured Party may at any time after an Event of Default has occurred which is continuing (without giving notice to the Chargor):

(i)	set off or otherwise apply sums standing to the credit of the Chargor’s accounts with that Secured Party (irrespective of the terms applicable to those accounts and whether or not those sums are then due for repayment to that Secured Party); and

(ii)	set off any other obligations (whether or not then due for performance) owed by that Secured Party to the Chargor, in each case against any liability of the Chargor to the relevant Secured Party under the Loan Documents.
(b)	A Secured Party may exercise its rights under Clause 19.5(a) notwithstanding that the amounts concerned may be expressed in different currencies and each Secured Party is authorised to effect any necessary conversions at a market rate of exchange selected by it.

(c)	If the relevant obligation or liability is unliquidated or unascertained, the Secured Party may set off the amount which it estimates (in good faith) will be the final amount of that obligation or liability once it becomes liquidated or ascertained.
20.	NOTICES

Any demand, notice or other communication or document to be made on or delivered to the Chargor under this Charge or in respect of the Secured Obligations shall be made or delivered in accordance with the terms of the Credit Agreement.

21.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
(a)	Except as expressly provided in this Charge, the parties do not intend that any term of this Charge shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person who is not a party.

(b)	The parties may rescind, vary, waive, restore, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Charge without the consent of any person who is not a party.
22.	ASSIGNMENTS AND TRANSFERS
(a)	The Chargor shall not be entitled to assign or transfer all or any of its rights or obligations under this Charge.

(b)	The Administrative Agent may at any time assign or otherwise transfer all or any part of its rights under this Charge in accordance with the Loan Documents and the Chargor authorises the Administrative Agent to execute on its behalf any document required to effect the necessary transfer of rights and obligations.

23.	GOVERNING LAW AND JURISDICTION

23.1	Governing Law

This Charge and the rights and obligations of the parties to this Charge are governed by and to be construed in accordance with English law.

23.2	Jurisdiction
(a)	The Chargor agrees for the benefit of the Administrative Agent that the courts of England shall have jurisdiction to hear and determine, any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Charge and, for such purposes, irrevocably submits to the jurisdiction of such courts.

(b)	The Chargor irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 23.2(a) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Charge and agrees not to claim that any such court is not a convenient or appropriate forum at its registered office from time to time.

(c)	The Chargor agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered to the Company at its registered office from time to time. If the appointment of such person ceases to be effective in respect of the Chargor, the Chargor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Administrative Agent shall be entitled to appoint such a person by notice to the Chargor. Nothing contained in this Charge shall affect the right to serve process in any other manner permitted by law.

(d)	The submission to the jurisdiction of the courts referred to in Clause 23.2(a) shall not (and shall not be construed so as to) limit the right of the Administrative Agent to take proceedings against the Chargor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(e)	The Chargor hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Charge to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever of the Chargor (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.
IN WITNESS of which the Chargor has duly executed this Charge as a deed and intends to deliver and hereby delivers the same on the date first above written and, before such delivery,

this Charge has been duly signed on behalf of the Administrative Agent, in the manner appearing below.

SCHEDULE 1
The Shares
     Name

Name of Company	Number of Shares	Class

CKX UK Holdings Limited (registered number 05389449)	100	Ordinary shares of £0.01 each

SIGNATORIES
THE CHARGOR
EXECUTED as a DEED and
DELIVERED by CKX, INC.
acting by its duly authorised signatory:

Address:	650 Madison Avenue 16th Floor
New York, New York 10022
United States of America

Fax: Attention:	001 212 753 3188 General Counsel

with a copy to Paul, Hastings, Janofsky & Walker LLP:

Address:	75 East 55th Street
New York, New York 10022
United States of America

Fax:	001 212 230 7834
Attention:	William Schwitter, Esq.

EXHIBIT E
[RESERVED]
E-1

EXHIBIT F
FORM OF PREPAYMENT OPTION NOTICE
Attention of [     ]
Telecopy No. [     ]
[Date]
Ladies and Gentlemen:
          The undersigned, Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, refers to the Credit Agreement, dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Administrative Agent, CKX, Inc., a Delaware corporation (the “Borrower”), the several banks, financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), and Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Administrative Agent hereby gives notice of an offer of prepayment made by the Borrower pursuant to [Section 4.2(d)] of the Credit Agreement of the Tranche [B] [C] Prepayment Amount. Amounts applied to prepay the Tranche B] [C] Term Loans shall be applied pro rata to the Tranche B] [C] Term Loan held by you. The portion of the prepayment amount to be allocated to the Tranche B] [C] Term Loan held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A)	Total Tranche B] [C] Term Loan Prepayment Amount

(B)	Portion of Tranche B] [C] Term Loan Prepayment Amount to be received by you

(C)	Prepayment Date (10 Business Days after the date of this Prepayment Option Notice)
          IF YOU DO NOT WISH TO RECEIVE ALL OF THE TRANCHE B] [C] TERM LOAN PREPAYMENT AMOUNT TO BE ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE INDICATED IN PARAGRAPH B) ABOVE, please sign this notice in the space provided below and indicate the percentage (not exceeding [50%]) of the Tranche B] [C] Term Loan Prepayment Amount otherwise payable which you do not wish to receive. Please return this notice as so completed via telecopy to the attention of [                    ] at                    , no later than [10:00] .m., New York City time, on the Prepayment Date, at Telecopy No. [       ].

Exhibit F-1

IF YOU DO NOT RETURN THIS NOTICE, YOU WILL RECEIVE 100% OF THE TRANCHE [B] [C] TERM LOAN PREPAYMENT ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE.

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent
By:
Name:
Title:

as Lender
By:
Name:
Title:

Percentage of Tranche [B][C]
Prepayment Amount
Declined: ___%

Exhibit F-2

EXHIBIT G
FORM OF EXEMPTION CERTIFICATE
          Reference is made to the Revolving Credit Agreement, dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined. [                    ] (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 3.10(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:
I.	The Non-U.S. Lender is the sole record and beneficial owner of the Loans, Letters of Credit and Commitments or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

II.	The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:
(a)	the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.
III.	The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

IV.	The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

Exhibit G-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]
By:
Name:
Title:

Date:                      ___, 200__

Exhibit G-2

EXHIBIT H-1
FORM OF REVOLVING NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
May 24, 2006
          FOR VALUE RECEIVED, the undersigned, CKX, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay                      (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date the principal amount of (a)                      DOLLARS ($                     ), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.
          The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.
          This Note (a) is one of the Notes referred to in the Credit Agreement dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lender, the other banks, financial institutions and other entities from time to time parties thereto, Bear Stearns Corporate Lending Inc., as Administrative Agent, and Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Exhibit H-1-1

          Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
          All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

CKX, Inc.
By:
Name:
Title:

Exhibit H-1-2

Schedule A to Revolving Credit Note
LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Amount of Base
			Amount of	Rate Loans
		Amount	Principal of Base	Converted to	Unpaid Principal
	Amount of Base	Converted to	Rate Loans	Eurodollar	Balance of Base	Notation Made
Date	Rate Loans	Base Rate Loans	Repaid	Loans	Rate Loans	By

Exhibit H-1-3

Schedule B to Revolving Credit Note
LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Amount of
			Interest Period		Eurodollar	Unpaid
		Amount	and Eurodollar	Amount of	Loans	Principal
	Amount of	Converted to	Rate with	Principal of	Converted to	Balance of
	Eurodollar	Eurodollar	Respect	Eurodollar	Base Rate	Eurodollar	Notation
Date	Loans	Loans	Thereto	Loans Repaid	Loans	Loans	Made By

Exhibit H-1-4

EXHIBIT H-2
FORM OF SWINGLINE NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
May 24, 2006
          FOR VALUE RECEIVED, the undersigned, CKX, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to Bear Stearns Corporate Lending Inc. (the “Swingline Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a)                      DOLLARS ($                     ), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to Section 2.3 of the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of such Credit Agreement.
          The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.
          This Note (a) is one of the Notes referred to in the Credit Agreement dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lender, the other banks, financial institutions and other entities from time to time parties thereto, Bear Stearns Corporate Lending Inc., as Administrative Agent, and Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Exhibit H-2-1

          Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.
          All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

CKX, Inc.
By:
Name:
Title:

Exhibit H-2-2

Schedule A to Swingline Note
LOANS AND REPAYMENTS OF SWINGLINE LOANS

	Amount of	Amount of Principal of	Unpaid Principal Balance	Notation
Date	Swingline Loans	Swingline Loans Repaid	of Swingline Loans	Made By

Exhibit H-2-3

EXHIBIT I
FORM OF CLOSING CERTIFICATE
          Pursuant to Section .1(                    ) of the Credit Agreement dated as of May 24, 2006 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties to the Credit Agreement (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), [Bear Stearns Corporate Lending Inc., as syndication agent (in such capacity, the “Syndication Agent”),] and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of CKX, Inc. (the “Company”) hereby certifies as follows:
          1. The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
          2.                                          is the duly elected and qualified Corporate Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.
          3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof [Borrower only]
          4. The conditions precedent set forth in Section 6.1 of the Credit Agreement were satisfied as of the Closing Date [except as set forth on Schedule I hereto]. [Borrower only]
          The undersigned Corporate Secretary of the Company certifies as follows:
          1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.
          2. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.
          3. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company on                                         ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect [and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.]
Exhibit I-1

          4. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Company as in effect on the date hereof.
          5. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.
          6. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Date	Signature

          IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title:
Date: May 24, 2006
Exhibit I-2

SCHEDULE I
[Waived Conditions Precedent]
[Describe any conditions precedent waived on
Closing Date and terms of any waiver]
Exhibit I-3

ANNEX 1
[Board Resolutions]
Exhibit I-4

ANNEX 2
[By-Laws]
Exhibit I-5

ANNEX 3
[Certificate of Incorporation]
Exhibit I-6

EXHIBIT J-1
Atlanta
Beijing
Brussels
Hong Kong
London
Los Angeles
Milan
New York
Orange County
Palo Alto
Paris
San Diego
San Francisco
Shanghai
Stamford
Tokyo
Washington, DC

May 24, 2006	32705.00016
Each of the Secured Parties
Listed on Schedule 1 hereto
Ladies and Gentlemen:
We have acted as counsel to CKX, Inc., a Delaware corporation (the “Borrower”), in connection with the transactions contemplated by the Revolving Credit Agreement, dated as of May 24, 2006 (the “Credit Agreement”), among the Borrower, the several lenders from time to time a party thereto (the “Lenders”), UBS Securities LLC and The Bank of New York, as co-syndication agents (the “Syndication Agent”), Lehman Commercial Paper, Inc. and Credit Suisse, as co-documentation agents (the “Documentation Agent”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). We also have acted as counsel to each of EPE Holding Corporation, a Delaware corporation (“EPE”), CKX G.O.A.T. Holding Corporation, a Delaware corporation (“GOAT Holding”), 19 Touring LLC, a Delaware limited liability company (“19T”), 19 Recording Services, Inc., a Delaware corporation (“19RS”), Dance Nation Productions, Inc., a Delaware corporation (“Dance Nation”), and Southside Productions, Inc., a Delaware corporation (“Southside” and, together with EPE, GOAT Holding, 19T, 19RS and Dance Nation, the “Delaware Subsidiaries”); to each of Focus Enterprises, Inc., a California corporation (“Focus”), StepTeco, Inc., a California corporation (“StepTeco”), Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc., a California corporation (“MBSTE”), Uncle Dave’s Boondoggle, Inc., a California corporation (“Uncle Dave’s”), On The Road Productions, a California corporation (“OTR”), All Girl Productions, a California corporation (“All Girl”), and J2K Productions, Inc., a California corporation (“J2K” and, together with Focus, StepTeco, MBSTE, Uncle Dave’s, OTR and All Girl, the “California Subsidiaries”); and to each of 19 Entertainment, Inc., a New York corporation (“19E”), and 19 Recordings, Inc., a New York corporation (“19R” and, together with 19E, the “New York Subsidiaries”, and the New York Subsidiaries, together with the Delaware Subsidiaries and the California Subsidiaries, the “Borrower Subsidiaries”). The Borrower and the Borrower Subsidiaries are referred to herein, individually as a “Credit Party” and, collectively, the “Credit Parties.” The Credit Parties and the direct and indirect subsidiaries of the Borrower listed on Annex A attached hereto are referred to herein individually as a “Loan Party” and collectively as the “Loan Parties.” This opinion is being delivered pursuant to Section 5.1(i)(i) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents,

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:
(i)	the Credit Agreement;

(ii)	each Revolving Note and the Swingline Note of even date herewith (collectively, the “Notes”) by the Borrower in favor of the applicable Lenders;

(iii)	that certain Guarantee and Collateral Agreement, dated as of May 24, 2006 (the “Security Agreement”), made by the Borrower and the guarantors signatory thereto in favor of the Administrative Agent;

(iv)	those Account Control Agreements (the “Deposit Account Control Agreements”) listed on Annex B hereto;

(v)	unfiled copies of Uniform Commercial Code financing statements (the “Delaware Financing Statements”) naming the Borrower and the Delaware Subsidiaries as debtors and the Administrative Agent as secured party to be filed in the office of the Secretary of State of the State of Delaware (the “Delaware Filing Office”);

(vi)	unfiled copies of Uniform Commercial Code financing statements (the “New York Financing Statements”) naming the New York Subsidiaries as debtors and the Administrative Agent as secured party to be filed in the office of the Secretary of State of the State of New York (the “New York Filing Office”);

(vii)	unfiled copies of Uniform Commercial Code financing statements (the “California Financing Statement”) naming the California Subsidiaries as debtors and the Administrative Agent as secured party to be filed in the office of the Secretary of State of the State of California (the “California Filing Office”);

(viii)	the certificate of incorporation of the Borrower, certified as of May 8, 2006 by the Secretary of State of the State of Delaware, and the bylaws of the Borrower as certified by the Secretary of the Borrower as of the date hereof (collectively, the “Borrower Charter Documents”);

(ix)	a certificate of the Secretary of State of the State of Delaware as to the incorporation and good standing of the Borrower under the laws of the

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

State of Delaware as of May 8, 2006 (the “Borrower Good Standing Certificate”);

(x)	the certificates of incorporation or formation, as the case may be, of each of the Delaware Subsidiaries, certified as of May 8, 2006 by the Secretary of State of the State of Delaware, and the bylaws or operating agreement, as the case may be, of each of such Delaware Subsidiaries, certified by the Secretary of the applicable Delaware Subsidiary as of the date hereof (collectively, the “Delaware Subsidiary Charter Documents”);

(xi)	certificates of the Secretary of State of the State of Delaware as to the incorporation or formation, as applicable, and good standing of each of the Delaware Subsidiaries under the laws of the State of Delaware as of May 8, 2006 (the “Delaware Subsidiary Good Standing Certificates”);

(xii)	the certificates of incorporation of each of the New York Subsidiaries, certified as of May 8, 2006 by the Secretary of State of the State of New York, and the bylaws of each of such New York Subsidiaries, certified by the Secretary of the applicable New York Subsidiary as of the date hereof (collectively, the “New York Subsidiary Charter Documents”);

(xiii)	certificates of the Secretary of State of the State of New York as to the incorporation and good standing of each of the New York Subsidiaries under the laws of the State of New York as of May 8, 2006 (the “New York Subsidiary Good Standing Certificates”);

(xiv)	the certificates of incorporation of each of the California Subsidiaries, certified as of May 9, 2006, May 16, 2006 and May 18, 2006, as the case may be, by the Secretary of State of the State of California, and the bylaws of each of such California Subsidiaries, certified by the Secretary of the applicable California Subsidiary as of the date hereof (collectively, the “California Subsidiary Charter Documents” and, together with the Delaware Subsidiary Charter Documents and the New York Subsidiary Charter Documents, the “Subsidiary Charter Documents” and, together with the Borrower Charter Documents, the “Charter Documents”);

(xv)	certificates of the Secretary of State of the State of California as to the incorporation and good standing of each of the California Subsidiaries under the laws of the State of California as of May 9, 2006, May 16, 2006 and May 18, 2006, as the case may be (the “California Subsidiary Good Standing Certificates” and, together with the Delaware Subsidiary Good

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

Standing Certificates and the New York Subsidiary Good Standing Certificates, the “Subsidiary Good Standing Certificates” and, together with the Borrower Good Standing Certificate, the “Good Standing Certificates”);

(xvi)	resolutions adopted by the board of directors of the Borrower on May 11, 2006, certified by the Secretary of the Borrower, relating to the execution and delivery of, and the performance by the Borrower of its obligations under, the Loan Documents (as defined below) to which it is a party;

(xvii)	resolutions adopted by the board of directors or the sole member, as applicable, of each of the Borrower Subsidiaries as of May 22, 2006, certified by the Secretary of each of the Borrower Subsidiaries, relating to the execution and delivery of, and the performance by the Borrower Subsidiaries of their respective obligations under, the Loan Documents to which they are a party;

(xviii)	the note and the certificates representing shares pledged by certain of the Credit Parties pursuant to the Security Agreement (such note being listed on Annex C attached hereto and referred to as the “Pledged Note” and such shares being listed on Annex D attached hereto and referred to as “Pledged Shares”);

(xix)	certificates of officers and other representatives of each of the Credit Parties certifying the incumbency, authority and true signatures of the officers of each of the Credit Parties authorized to sign the Loan Documents to which such Credit Party is a party and the certificates and other documents and instruments being delivered by such Credit Party pursuant thereto and certifying as to other factual matters; and

(xx)	the agreements identified to us by the Credit Parties as material to such Credit Parties and listed in Annex E hereto (the “Reviewed Documents”).
The Credit Agreement, the Notes, the Security Agreement and the Account Control Agreements are referred to herein, individually, as a “Loan Document” and, collectively, as the “Loan Documents.” The Security Agreement is referred to herein as a “Security Document”. The Delaware Financing Statements, the New York Financing Statements and the California Financing Statements are sometimes referred to herein, collectively, as the “Financing Statements.” As used herein, “Collateral” means, collectively the collateral described in Section 3 of the Security Agreement.

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

In addition, we have made such investigations of law as we have deemed relevant and necessary as a basis for the opinions expressed below.
In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization, execution and delivery of each Loan Document and each other document referred to above by all of the parties thereto (other than the due authorization, execution and delivery of the Loan Documents and each other document referred to above by the Credit Parties); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies of original documents, corporate records, certificates and other instruments reviewed by us conform to such original documents, records, certificates and other instruments; (v) the legal capacity and competence of all individuals executing documents; (vi) that the Loan Documents are the valid and binding obligations of each of the parties thereto (other than the Credit Parties) under New York law, enforceable against such parties (other than the Credit Parties) under New York law in accordance with their respective terms and have not been amended or terminated orally or in writing except as disclosed to us; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Credit Parties and other Persons on which we have relied for the purposes of this opinion (including, without limitation, the Good Standing Certificates) are true and correct on and as of the date hereof; and (viii) that the rights and remedies set forth in the Loan Documents will be exercised reasonably and in good faith and were granted without fraud or duress and for good, valuable and adequate consideration and without intent to hinder, delay or defeat any rights of any creditors or stockholders of, or other holders of equity interests in, any of the Credit Parties. As to all questions of fact material to this opinion, we have relied (without independent investigation, except as expressly indicated herein) upon certificates or comparable documents of officers and representatives of the Credit Parties and upon the representations and warranties of the Credit Parties contained in the Loan Documents, including the Credit Agreement.
Statements in this opinion which are qualified by the expression “to our knowledge,” “of which we have knowledge,” “known to us” or “we have no reason to believe” or other expressions of like import are limited to the current actual knowledge of the individual attorneys in this Firm who have devoted substantive attention to the representation of the Credit Parties in connection with the preparation, negotiation, execution and delivery of the Loan Documents (but not the knowledge of any other attorney in this Firm or any constructive or imputed knowledge of any information, whether by reason of our representation of the Credit Parties or otherwise). We have not undertaken any independent investigation to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation.

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:
          1. Each Credit Party is a validly existing corporation or limited liability company, as the case may be, in good standing under the laws of the state of such Credit Party’s organization; and each Credit Party has the corporate or limited liability company, as applicable, power and authority to enter into and carry out its obligations under the Loan Documents to which it is a party.
          2. Each Credit Party has taken all necessary corporate or limited liability company, as applicable, action on its part to be taken in order to authorize the execution, delivery and performance of the Loan Documents to which it is a party; and each Credit Party has duly executed and delivered each of the Loan Documents to which it is a party.
          3. Each of the Loan Documents constitutes the valid and binding obligation of each Credit Party which is a party thereto, enforceable against such Credit Party in accordance with its terms.
          4. The execution and delivery by each Credit Party of the Loan Documents to which it is a party and the incurring of the indebtedness under the Credit Agreement, the issuance of the guarantees and the granting of the security interests under the Security Documents and the repayment of the indebtedness under the Credit Agreement do not (i) cause such Credit Party to violate any federal law, rule or regulation, (ii) cause any New York Guarantor to violate any New York law, rule or regulation, (iii) cause any Delaware Guarantor to violate the Delaware General Corporation Law or the Delaware Limited Liability Company Act, (iv) cause any California Guarantor to violate the California Corporations Act, (v) cause such Credit Party to violate any order, judgment or decree of any federal, New York state or California state court or governmental body or authority which by its terms names and is applicable to such Credit Party and which has been identified to us in writing by such Loan Party as material, (vi) constitute a breach by such Credit Party of, or constitute a material default by such Credit Party under, any of the Reviewed Agreements or (vii) violate any provision of the Charter Documents of such Credit Party.
          5. No consent, approval or authorization of, or filing with, any federal or New York State governmental body or authority is required to authorize, or is otherwise required in connection with, the execution and delivery of the Loan Documents by the Credit Parties which are parties thereto and the incurring of the indebtedness under the Credit Agreement, the issuance of the guarantees and the granting of the security interests under the Security Documents and the repayment of the

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

indebtedness under the Credit Agreement, other than such filings or recordings as may be necessary to perfect liens.
          6. The making of the Loans and the application of the proceeds thereof as provided in the Credit Agreement do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
          7. No Credit Party is, and after giving effect to the application of the proceeds of the Loans for the purposes permitted by the Credit Agreement, no Credit Party will then be (solely as a result of such application), an “investment company” as defined in the Investment Company Act of 1940, as amended.
          8. (a) The Security Agreement creates, in favor of the Administrative Agent, for the benefit of the Secured Parties, valid security interests securing all Obligations (as defined in the Security Agreement) under the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”) in the rights of the Credit Parties in such of the Collateral described in the Security Agreement in which security interests can be created under Article 9 of the New York UCC (the “Article 9 Collateral”).
               (b) The Security Agreement, together with the delivery to the Administrative Agent in the State of New York of all security certificates representing the Pledged Shares accompanied by stock powers or other assignments duly indorsed to the Administrative Agent or in blank and duly executed by or on behalf of the appropriate persons, creates in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest under Article 9 of the New York UCC in the Pledged Shares. Assuming the Administrative Agent and the Secured Parties acquire their interests in the Pledged Shares as protected purchasers under Section 8-303 of the New York UCC, the Administrative Agent, for the benefit of the Secured Parties, will acquire such security interest free of any adverse claims of any other Person.
               (c) The Security Agreement, together with the delivery to the Administrative Agent in the State of New York of the Pledged Note duly indorsed to the Administrative Agent or in blank and duly executed by or on behalf of the appropriate persons, creates in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the rights of the Credit Parties in the Pledged Note under Article 9 of the New York UCC to the extent such Pledged Note constitutes an “instrument” within the meaning of Section 9-102(a)(47) of the New York UCC. Upon such delivery, the security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Pledged Note has priority over any other security interest, assuming (i) no other party has possession of the Pledged Note and (ii) the Administrative Agent

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

takes possession of the Pledged Note in good faith and without any knowledge that its security interest in the Pledged Note violates the rights of another secured party.
               (d) The Delaware Financing Statements are in appropriate form for filing in the Delaware Filing Office. Upon the filing of the Delaware Financing Statements in the Delaware Filing Office, the security interest of the Administrative Agent in the Borrower’s and the Delaware Subsidiaries’ respective rights in the Article 9 Collateral described in the Delaware Financing Statements will be perfected under the Uniform Commercial Code as in effect in the State of Delaware (the “Delaware UCC”), to the extent that a security interest in such Article 9 Collateral can be perfected by the filing of a financing statement in the Delaware Filing Office under the Delaware UCC.
               (e) The New York Financing Statements are in appropriate form for filing in the New York Filing Office. Upon the filing of the New York Financing Statements in the New York Filing Office, the security interest of the Administrative Agent in the New York Subsidiaries’ respective rights in the Article 9 Collateral described in the New York Financing Statements will be perfected under the New York UCC, to the extent that a security interest in such Article 9 Collateral can be perfected by the filing of a financing statement in the New York Filing Office under the New York UCC.
               (f) The California Financing Statements are in appropriate form for filing in the California Filing Office. Upon the filing of the California Financing Statements in the California Filing Office, the security interest of the Administrative Agent in the California Subsidiaries’ respective rights in the Article 9 Collateral described in the California Financing Statements will be perfected under the Uniform Commercial Code as in effect in the State of California (the “California UCC”), to the extent that a security interest in such Article 9 Collateral can be perfected by the filing of a financing statement in the California Filing Office under the California UCC.
               (g) Assuming (i) the “Deposit Account Bank” as defined in each Deposit Account Control Agreement is a “bank” within the meaning of Section 9-102(a)(8) of the New York UCC, (ii) each Deposit Account constitutes a “deposit account” within the meaning of Section 9-102(a)(29) of the New York UCC, and (iii) the State of New York is the “bank’s jurisdiction” (within the meaning of Section 9-304 of the New York UCC) with respect to each Deposit Account, then each Deposit Account Control Agreement is effective to perfect the security interest of the Administrative Agent, for the benefit of the Secured Parties, in each Deposit Account referred to therein under the New York UCC.
The foregoing opinions are subject to the following exceptions, qualifications and limitations:

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

     A. We express no opinion with respect to any of the following (collectively, the “Excluded Laws”) : (i) anti-fraud laws or other federal and state securities laws; (ii) except as set forth in opinion paragraph 6 above, Federal Reserve Board margin regulations; (iii) pension and employee benefit laws, e.g., ERISA; (iv) federal and state antitrust and unfair competition laws; (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Exon-Florio Act; (vi) the statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (vii) federal and state environmental laws; (viii) federal and state land use and subdivision laws; (ix) federal and state tax laws; (x) federal and state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (xi) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws; (xii) federal and state racketeering laws, e.g., RICO; (xiii) federal and state health care laws and federal and state safety laws, e.g., OSHA; (xiv) federal and state laws concerning aviation, vessels, railway or other transportation equipment or matters; (xv) federal and state laws concerning public utilities; (xvi) federal and state labor laws; (xvii) federal and state laws and policies concerning (A) national and local emergencies, (B) possible judicial deference to acts of sovereign states including judicial acts, and (C) criminal and civil forfeiture laws; (xviii) federal and state banking and insurance laws; (xix) export, import and customs laws; (xx) the Anti-Terrorism Order, as amended, and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism Order (including without limitation the Executive Order of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit and Threaten to Commit or Support Terrorism); (xxi) the USA Patriot Act of 2001 and the policies promulgated thereunder and any foreign assets control regulations of the United States Treasury Department or any enabling legislation or order relating thereto; and (xxii) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.
     B. We express no opinion with respect to (i) the truth of the factual representations and warranties contained in the Loan Documents, (ii) the effect of the law of any jurisdiction other than the State of New York which limits the rates of interest legally chargeable or collectible, or (iii) except as set forth in our opinion paragraph 4, any document or agreement other than the Loan Documents and the Financing Statements regardless of whether such document or agreement is referred to in the Loan Documents.

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

     C. We express no opinion with respect to the effect which the introduction of extrinsic evidence as to the meaning of any Loan Document may have on the enforceability thereof.
     D. We express no opinion as to the effect on our opinions regarding the Loan Documents arising out of the status or activities of, or laws applicable to, the Syndication Agent, the Administrative Agent, the Documentation Agent, the Lenders or any other party, if any, to the Loan Documents (other than the Credit Parties), and, without limiting the foregoing, we are not expressing any opinion as to the effect of compliance or non-compliance by such parties (other than the Credit Parties to the extent set forth in this opinion) with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of any of their businesses.
     E. With respect to our opinions set forth in opinion paragraph 1 above, with your permission, we are relying solely and without independent investigation on our review and examination of (i) with respect to good standing of the Credit Parties, the Good Standing Certificates, and (ii) with respect to valid existence and entity power and authority of the Credit Parties, the Charter Documents and applicable statutes governing the incorporation or formation of the Credit Parties.
     F. In giving our opinion set forth in opinion paragraph 2 above with respect to the due execution of the Credit Documents, we have relied solely upon the incumbency and signature certificates referred to above with respect to the identity and signatures of the signatories.
     G. Our opinion set forth in opinion paragraph 3 above is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, including without limitation fraudulent transfer or fraudulent conveyance laws; (ii) the effect of public policy considerations or court decisions which may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); (iii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law; and (iv) the effect of certain laws and judicial decisions which may render unenforceable in whole or in part certain rights and remedies provided in the Security Documents (including any thereof which conflict with, are rendered ineffective by or are not permitted under Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction, or are in conflict with any other laws governing foreclosure and

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

disposition procedures or limitations on attorneys’ or trustee fees), but the inclusion of such rights and remedies in the Security Documents does not affect the validity of the Security Documents, or render the Security Documents inadequate for the practical realization of the security interests and liens afforded thereby, upon a material default by the Borrower in the payment of principal or interest as provided in the Credit Agreement or upon another material Event of Default as defined therein.
     H. No opinion is expressed herein with respect to the validity, binding effect or enforceability of (i) any provision contained in the Loan Documents allowing any party to exercise any remedial rights without notice to any Credit Party, (ii) any waiver of demand or notice by any Credit Party, or any waiver of any rights or any defense which as a matter of law or public policy cannot be waived, (iii) any provision contained in the Loan Documents purporting to prohibit, restrict or condition the assignment of any agreement to the extent the same is rendered ineffective by Sections 9-406 through 9-409 of the Uniform Commercial Code as in effect in a relevant jurisdiction, (iv) any provision contained in the Loan Documents purporting to establish evidentiary standards, (v) any provision of the Loan Documents which purports to establish the subject matter jurisdiction of the United States District Court to adjudicate any controversy related to any of the Loan Documents, (vi)  any provision of the Loan Documents which purports to entitle the Administrative Agent, the Lender or any other Person to specific performance of any provision thereof, (vii)  any provision of the Loan Documents which requires a Person to cause another Person to take or to refrain from taking action under circumstances in which such Person does not control such other Person, (viii) any provision of the Loan Documents providing for the effectiveness of service of process by mail in any suit, action or proceeding of any nature arising in connection with or in any way relating to any Loan Document, (ix) any provision of the Loan Documents that requires waivers or amendments to be in writing insofar as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply, (x) any provision of the Loan Documents that states that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy, (xi) any liquidated damage or other provision of the Loan Documents that imposes (or is deemed or construed to impose) a penalty or forfeiture, (xii) any provision of the Loan Documents that purports to limit the liability of any party thereto to third parties, (xiii) any provision of the Loan Documents that purports to waive a right to a jury trial in a judicial proceeding or (xiv) any provision of the Loan Documents that states that time is of the essence.

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

     I. No opinion is expressed herein with respect to the validity or enforceability of any provision of the Loan Documents insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes, other than (a) the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Documents (subject, however, to the extent limited by the Constitution of the United States and by Section 1-105(2) of the New York Uniform Commercial Code), and (b) the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Loan Documents.
     J. Our opinions are limited solely to laws and regulations (other than the Excluded Laws) which in our experience are generally applicable to transactions in the nature of those contemplated by the Loan Documents between unregulated parties. Without limitation of the foregoing qualifications stated in this paragraph J, we express no opinion in opinion paragraph 5 above with respect to any matter pertaining to the construction, installation or operation of any property or assets.
     K. With respect to our opinions set forth in opinion paragraph 4 above with respect to the Reviewed Agreements, we have not reviewed, and express no opinion on, (i) financial covenants or similar provisions requiring financial calculations or determinations to ascertain whether there is any breach of or default under such provisions or (ii) provisions relating to the occurrence of a “material adverse effect” or words of similar import. In addition, our opinions relating to the Reviewed Agreements are subject to the effect on the Reviewed Agreements of (i) the introduction of extrinsic evidence to interpret the terms thereof and (ii) any non-written modifications thereof. Moreover, our opinions relating to those agreements are based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those agreements.
     L. We express no opinion with respect to (a) the right, title or interest of any Credit Party in or to any property, or (b) except as expressly set forth in opinion paragraph 8 above, the creation, perfection or priority of any security interests or liens.
     M. Our opinions set forth in opinion paragraph 8 above are subject to the following additional qualifications:
          1. We express no opinion with respect to (a) any law other than Article 9 and, to the extent applicable, Article 8 of the Uniform Commercial Code as in effect in the States of New York, Delaware or California (each such Uniform Commercial Code being referred to as a “Relevant UCC” and each such State being

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

referred to as a “Relevant Jurisdiction”), or (b) the effect on the opinions expressed in opinion paragraph 8 above of any law other than the New York UCC and each other Relevant UCC, or (c) under Article 9 of the New York UCC or any other Relevant UCC, what law governs the perfection, the effect of perfection or nonperfection or the priority of the security interests of the Administrative Agent in the Collateral.
          2. We have assumed that neither the Administrative Agent nor any of the Lenders has waived, subordinated or agreed to any modification of the perfection of any of such security interests.
          3. We have assumed (a) that each of the Security Documents reasonably identifies the Collateral purported to be covered thereby and (b) that the exact legal name of each Credit Party is as it appears in such Credit Party’s Charter Documents.
          4. We have assumed that (a) each of the Credit Parties has rights in the Collateral or the power to transfer rights in the Collateral (within the meaning of Section 9-203 of the New York UCC and each other Relevant UCC) in which it has granted security interests pursuant to the Security Documents, and (b) value has been given (within the meaning of Section 9-203 of the New York UCC and each other Relevant UCC) for the grant of the security interests pursuant to the Security Documents.
          5. We have assumed that none of the Collateral consists of or will consist of fixtures, consumer goods, farm products, commercial tort claims, timber to be cut or as-extracted collateral.
          6. We express no opinion as to any part of the Collateral not subject to Article 9 or, to the extent applicable, Article 8 of the New York UCC or another Relevant UCC.
          7. Section 552 of the United States Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.
          8. We call to your attention that under the New York UCC and each other Relevant UCC, events occurring subsequent to the date hereof or the passage of time may affect any security interest subject to such UCC including, but not limited to, factors of the type identified in: Section 9-315 with respect to proceeds; Section 9-507 with respect to changes in name; Section 9-316 with respect to changes in the location of the collateral and changes in the location of the debtor, in each case, to the extent the

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

same was relevant to the initial perfection of the applicable security interest; Section 9-508 with respect to new debtors becoming bound as a debtor by a security agreement entered into by another person or entity; Section 9-339 with respect to subordination agreements; Section 9-515 with respect to continuation statements; Sections 9-320, 9-321, 9-330, 9-331 and 9-332 with respect to subsequent purchasers or transferees of the collateral; and Sections 9-335 and 9-336 with respect to goods which are, or may become, accessions or commingled goods. In addition, actions taken by a secured party (e.g., releasing or assigning the security interest, delivering possession of the collateral to a debtor or another person or voluntarily subordinating a security interest) may affect any security interest subject to the New York UCC or another Relevant UCC.
Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph A with respect to Excluded Laws), we express no opinion with regard to any law other than (i) the internal laws of the State of New York, (ii) with respect to opinion paragraph 8 above, Articles 8 and 9 of the Relevant UCCs, (iii) to the extent set forth in opinion paragraph 1 above with respect to the Borrower and the Delaware Subsidiaries and in opinion paragraph 2 above with respect to the Borrower and the Delaware Subsidiaries, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (in each case, based solely upon our review of a standard compilation thereof), (iv) to the extent set forth in opinion paragraph 1 above with respect to California Subsidiaries and in opinion paragraph 2 above with respect to the California Subsidiaries, the California General Corporation Law and (v) the Federal laws of the United States. Although we are not admitted to practice in any Relevant Jurisdiction other than the States of New York and California and have not obtained opinions of counsel admitted in any such jurisdiction with respect to the perfection or the continued perfection or the priority of the security interests created by the Security Documents in the Collateral covered thereby, we have examined the applicable provisions of Articles 8 and 9 of the Relevant UCCs as currently in effect in such other Relevant Jurisdictions, in each case, as those provisions appear in standard compilations thereof, and our opinions expressed in opinion paragraph 8 above, to the extent such opinions involve conclusions as to perfection of such security interests under the laws of such other Relevant Jurisdictions, are based solely upon such review.
This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.
This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person, other than permitted assignees under the Credit Agreement, without our prior written consent. This opinion is rendered to you as of the date hereof and is not to be deemed to have been reissued or updated by any subsequent delivery of a copy hereof. Further, we

Each of the Secured Parties
Listed on Schedule 1
May 24, 2006

do not undertake to advise you or any other Person with regard to any change after the date hereof in the circumstances or law that may bear on the matters set forth herein and which may bear on the conclusions or other matters expressed in this opinion.
Very truly yours,

ANNEX A
OTHER LOAN PARTIES
CKX UK Holdings Limited
19 Entertainment Limited
19 Productions Limited
19 Touring Limited
19 Artist Tours Limited
19 Recordings Limited
19 Brands Limited
19 Merchandising Limited
19 TV Limited
S Club Limited
19 Management Limited
19 Loves Music Limited
G.O.A.T., Inc.

ANNEX B
DEPOSIT ACCOUNT CONTROL AGREEMENTS

	Bank or	Account
Owner	Intermediary	Numbers
CKX, Inc.	Citibank
Citibank
Citibank
CKX, Inc.	Bank of New York
EPE Holding Corporation	Citibank
CKX UK Holdings Limited	Citibank
19 Entertainment, Inc.	City National Bank
Dance Nations Productions Inc. SYTUCD Dance Nation Productions Inc. account	City National Bank
SYTUCD-2 Dance Nation Productions Inc. account	City National Bank
Focus Enterprises, Inc.	City National Bank
Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc.	City National Bank

G.O.A.T., Inc.	LaSalle Bank

ANNEX C
PLEDGED NOTE

	Principal	Date of	Interest
Holder	Amount	Issuance	Rate	Maturity Date
19 Entertainment Limited	$20,000,000	March 13, 2006	6.0%	March 13, 2009

ANNEX D
PLEDGED SHARES

Current Legal		Certificate
Entities Owned	Record Owner	No.	No. Shares/Interest
CKX UK Holdings Limited	CKX, Inc.	4	100 Ordinary Shares
19 Entertainment Limited	CKX UK Holdings Limited		14,166 Ordinary Shares 2,500 Non-voting Shares
19 Productions Limited	19 Entertainment Limited		100 Ordinary Shares
19 Touring Limited	19 Entertainment Limited		100 Ordinary Shares
19 Management Limited	19 Entertainment Limited		100 Ordinary Shares
19 Loves Music Limited	19 Entertainment Limited		100 Ordinary Shares
S Club Limited	19 Entertainment Limited		100 Ordinary Shares
19 Recordings Limited	19 Entertainment Limited		100 Ordinary Shares
19 Brands Limited	19 Entertainment Limited		100 Ordinary Shares
19 TV Limited	19 Entertainment Limited		100 Ordinary Shares
19 Merchandising Limited	19 Entertainment Limited		1 Ordinary Share
Double Vision Limited	19 Productions Limited		100 Ordinary Shares
19 Artist Tours Limited	19 Touring Limited		100 Ordinary Shares
19 Entertainment, Inc.	19 Entertainment Limited		100 common shares
On The Road Productions	19 Entertainment, Inc.	1	1,000 shares common stock
J2K Productions, Inc.	19 Entertainment, Inc.	1	1,000 shares common stock
All Girl Productions	19 Entertainment, Inc.	1	1,000 shares common stock
19 Touring LLC	19 Entertainment, Inc.	1	100 membership units
19 Recordings, Inc.	19 Entertainment, Inc.	1	1,000 common shares
19 Recording Services, Inc.	19 Entertainment, Inc.	1	1,000 common shares
Dance Nation Productions Inc.	19 Entertainment, Inc.	1	1,000 common shares
Southside Productions Inc.	19 Entertainment, Inc.	1	1,000 common shares
Focus Enterprises, Inc.	CKX, Inc.	24	75 shares common stock
StepTeco, Inc.	Focus Enterprises, Inc.	5	2,500 shares common stock
Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc.	CKX, Inc.	17	360 shares common stock
Uncle Dave’s Boondoggle, Inc.	Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc.	4	1,500 shares common stock
EPE Holding Corporation	CKX, Inc.	1	2,000 shares of common stock
Elvis Presley Enterprises, Inc.	EPE Holding Corporation	A-2 6	850 series A preferred shares and 850 shares of common stock
Elvis Presley Enterprises, LLC	EPE Holding Corporation	A-1	100% of Class A Membership Interests
CKX G.O.A.T. Holding Corp.	CKX, Inc.	1	2000 shares common stock
G.O.A.T., Inc.	CKX G.O.A.T. Holding Corp.	5	2000 shares common stock

ANNEX E
REVIEWED AGREEMENTS

Company/Grantor	Contract
CKX, Inc.	Registration Rights Agreement, dated February 7, 2005 between CKX, Inc. and The Promenade Trust

CKX, Inc.	Registration Rights Agreement, dated February 7, 2005 between CKX, Inc. and The Huff Alternative Fund, L.P.

CKX, Inc.	The sublease for space at 650 Madison Avenue dated as of February 7, 2005.

CKX, Inc.	Registration Rights Agreement, dated March 17, 2005, by and among CKX, Inc., Simon Robert Fuller and Fuller Nominees Limited

CKX, Inc.	Letter Agreement, dated June 6, 2005 among CKX, Inc., The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P.

CKX, Inc.	Agreement for the sale and purchase of the entire issued share capital of 19 Entertainment Limited, dated March 17, 2005 among Simon Robert Fuller, Fuller Nominees LTD, Ingenious Ventures LTD, CKX, Inc. and CKX UK Holdings Limited

CKX, Inc.	Employment Agreements between CKX, Inc. and each of Robert F.X. Sillerman, Mitchell J. Slater, Howard J. Tytel, Thomas P. Benson and Michael G. Ferrel

CKX, Inc.	Confidentiality, Non-Competition, Non-Solicitation, and Non-Recruitment Agreement, dated as of March 17, 2005 by and between Simon Robert Fuller, CKX, Inc. and CKX UK Holdings Limited

CKX, Inc.	Revolving Credit Facility Commitment Letter, dated June 2, 2005, among CKX, Inc., Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Credit Suisse, Lehman Commercial Paper Inc. and The Bank of New York

CKX, Inc. EPE Holding Corporation	The Shareholders Agreement, among The Promenade Trust, EPE Holding Corporation and CKX, Inc.

EPE Holding Corporation	Amended and Restated Operating Agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005

CKX, Inc. Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc. Focus Enterprises, Inc. StepTeco, Inc.	Agreement and Plan of Merger, dated as of July 22, 2005, by and among CKX, Inc., MBST Acquisition Corp. and Focus Acquisition Corp. and Lawrence Brezner, David Steinberg and Stephen Tenenbaum, The Lawrence Brezner Living Trust, The Steinberg/Thayer Living Trust, and The Tenenbaum Living Trust and Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc., Focus Enterprises, Inc. and StepTeco, Inc.

CKX G.O.A.T. Holding Corp. G.O.A.T., Inc.	Agreement dated April 10, 2006 by and among G.O.A.T., Inc., The Muhammad Ali Family Trust, Muhammad Ali and Yolanda Ali, CKX, Inc. and GOAT Acquisition, Inc.

Schedule 1
Bear Stearns Corporate Lending Inc.,
as Administrative Agent, Swingline Lender and Lender
383 Madison Avenue
New York, New York 10179
Bear, Stearns & Co. Inc.,
as Sole Lead Arranger and Sole Bookrunner
383 Madison Avenue
New York, New York 10179
UBS Loan Finance,
as Lender
677 Washington Boulevard, 6th Floor South
Stamford, Connecticut 06901
UBS Securities LLC,
as Co-Syndication Agent
677 Washington Boulevard, 6th Floor South
Stamford, Connecticut 06901
The Bank of New York,
as Co-Syndication Agent, Issuing Lender and Lender
One Wall Street, 16th Floor
New York, New York 10019
Lehman Commercial Paper, Inc.,
as Co-Documentation Agent and Lender
745 7th Avenue, 5th Floor
New York, New York 10019
Credit Suisse,
as Co-Documentation Agent and Lender
One Madison Avenue
New York, NY 10010

EXHIBIT J-2

Our ref: IWJ/KXG
Your ref:
Direct line: +44 (0)20 7919 1700
ian.jack@bakernet.com
24 May 2006

To:	Bear Stearns Corporate Lending Inc. 383 Madison Avenue New York, New York 10179 United States of America in its capacity as Administrative Agent (as defined in the Credit Agreement referred to below)

To:	The parties listed in the Schedule hereto and to the Agents and Lenders who are party to the Credit Agreement from time to time
Dear Sirs
US$125,000,000 REVOLVING CREDIT AGREEMENT
1.	INTRODUCTION

In our capacity as English solicitors to CKX, Inc. and others, we have been asked to give an opinion in connection with (among other documents) the credit agreement (the “Credit Agreement”) dated 24 May 2006 and made between CKX, Inc. as borrower (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Bear Stearns & Co. Inc. as sole lead arranger and Bear Stearns Corporate Lending Inc., as Administrative Agent. This opinion is being given pursuant to Section 5.1(i)(ii) of the Credit Agreement.

We have received instructions solely from CKX, Inc. in connection with this opinion.

2.	TERMINOLOGY

In this opinion:

2.1	“Documents” means the English Law Documents and the Foreign Law Documents;

2.2	“English Law Documents” means the following documents, each dated 24 May 2006:
(a)	the UK Charge Over Shares; and

(b)	the UK Debenture;
2.3	“English Obligor” means each of CKX UK Holdings Limited, 19 Entertainment Limited, 19 Merchandising Limited, 19 Recordings Limited, 19 TV Limited,

19 Management Limited, 19 Productions Limited, 19 Touring Limited, 19 Brands Limited, 19 Loves Music Limited, S Club Limited and 19 Artist Tours Limited;

2.4	“Foreign Law Documents” means the following documents, each dated 24 May 2006:
(a)	the Guarantee and Collateral Agreement;

(b)	the US Trademark Security Agreement entered into between 19 Entertainment Limited, S Club Limited and the Administrative Agent (the “US Trademark Security Agreement”); and

(c)	the US Copyright Security Agreement entered into between, amongst other, 19 Entertainment Limited, 19 TV Limited, 19 Management Limited, 19 Recordings Limited, S Club Limited and the Administrative Agent (the “US Copyright Security Agreement”);
2.5	“Obligors” means the English Obligors and the Borrower.

Terms defined in the Credit Agreement shall, unless otherwise defined in this opinion, have the same meanings when used in this opinion.

3.	DOCUMENTS

For the purpose of giving this opinion we have examined the following documents:

3.1	a copy of each of the English Law Documents;

3.2	a copy of each of the Foreign Law Documents;

3.3	a copy of the memorandum of association and articles of association of each of the English Obligors, certified as being true and correct copies as at 24 May 2006 by a director of the relevant English Obligor;

3.4	copies of the minutes of a meeting of the board of directors of each of CKX UK Holdings Limited, 19 Merchandising Limited, 19 Recordings Limited and 19 TV Limited each held on 11 May 2006, copies of the minutes of a meeting of the board of directors of each of 19 Entertainment Limited, 19 Management Limited, 19 Productions Limited, 19 Touring Limited, 19 Brands Limited, 19 Loves Music Limited and S Club Limited each held on 18 May 2006, and copy of the minutes of a meeting of the board of directors of 19 Artist Tours Limited held on 24 May 2006, signed by the chairman of each meeting, recording resolutions approving the execution of (among other things) the Documents to which such English Obligor is a party, certified as being true and correct copies as at 24 May 2006 by a director of the relevant English Obligor;

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3.5	copies of:
(a)	written resolution dated 11 May 2006 signed by the sole shareholder of CKX UK Holdings Limited passed pursuant to regulation 59 of the articles of association of CKX UK Holdings Limited;

(b)	written resolution dated 11 May 2006 signed by the sole shareholder of 19 Entertainment Limited passed pursuant to regulation 16.5 of the articles of association of 19 Entertainment Limited;

(c)	written resolution dated 11 May 2006 signed by the sole shareholder of 19 Merchandising Limited passed pursuant to regulation 12 of the articles of association of 19 Merchandising Limited;

(d)	written resolution dated 11 May 2006 signed by the sole shareholder of 19 Recordings Limited passed pursuant to regulation 12 of the articles of association of 19 Recordings Limited;

(e)	written resolution dated 11 May 2006 signed by the sole shareholder of 19 TV Limited passed pursuant to regulation 9(i) of the articles of association of 19 TV Limited;

(f)	written resolution dated 18 May 2006 signed by the sole shareholder of 19 Management Limited passed pursuant to regulation 53 of Table A incorporated by virtue of regulation 1 of the articles of association of 19 Management Limited;

(g)	written resolution dated 18 May 2006 signed by the sole shareholder of 19 Productions Limited passed pursuant to regulation 12 of the articles of association of 19 Productions Limited;

(h)	written resolution dated 18 May 2006 signed by the sole shareholder of 19 Touring Limited passed pursuant to regulation 53 of Table A incorporated by virtue of regulation 1 of the articles of association of 19 Touring Limited;

(i)	written resolution dated 18 May 2006 signed by the sole shareholder of 19 Brands Limited passed pursuant to regulation 53 of Table A incorporated by virtue of regulation 1 of the articles of association of 19 Brands Limited;

(j)	written resolution dated 18 May 2006 signed by the sole shareholder of 19 Loves Music Limited passed pursuant to regulation 53 of Table A incorporated by virtue of regulation 1 of the articles of association of 19 Loves Music Limited;

(k)	written resolution dated 18 May 2006 signed by the sole shareholder of S Club Limited passed pursuant to regulation 12 of the articles of association of S Club Limited; and

(l)	written resolution dated 18 May 2006 signed by the sole shareholder of 19 Artist Tours Limited passed pursuant to regulation 53 of Table A incorporated by virtue

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of regulation 1 of the articles of association of 19 Artist Tours Limited in each case approving (amongst other things) the execution of the Documents to which it is a party, and special written resolution dated 11 May 2006 signed by the sole

(m)	special written resolution dated 11 May 2006 signed by the sole shareholder of Native Management Limited pursuant to regulation 6(a) of the articles of association of Native Management Limited approving an amendment to such articles of association to remove restrictions on the enforcement of security over its shares;

(n)	special written resolution dated 18 May 2006 signed by the sole shareholder of Double Vision Film Limited pursuant to regulation 53 of Table A incorporated by virtue of regulation 1 of the articles of association of Double Vision Film Limited approving an amendment to such articles of association to remove restrictions on the enforcement of security over its shares; and

(o)	special written resolution dated 18 May 2006 signed by the sole shareholder of 19 Artist Tours Limited pursuant to regulation 53 of Table A incorporated by virtue of regulation 1 of the articles of association of 19 Artist Tours Limited approving an amendment to such articles of association to remove restrictions on the enforcement of security over its shares, in respect of all the resolutions listed under paragraphs (a) to (o) above, certified as being true and correct copies on 24 May 2006 by a director of the relevant English Obligor;
3.6	the results of our agent’s searches on 27 April 2006, 9 May 2006 and 16 May 2006 of the public records of each of the English Obligors on file and available for inspection by the public at the Companies Registry as updated on 24 May 2006; and

3.7	the results of our telephone searches on 24 May 2006 at or about 11 a.m. with the Central Index of Winding-Up and Administration Petitions in respect of winding-up or similar petitions in respect of each English Obligor.

Except as stated above and in paragraph 6.1 below, we have not examined any other documents, and have not made any other enquiries, concerning the Obligors.

4.	ASSUMPTIONS

For the purpose of this opinion we have assumed (without making any investigation) that:

4.1	all documents submitted to us as originals are authentic and complete;

4.2	all documents submitted to us in electronic form or as photocopies or facsimile transmitted copies or other copies of originals conform to the originals and all such originals are authentic and complete;

4.3	all signatures and seals on any documents submitted to us are genuine;

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4.4	there have been no amendments to the memorandum of association or the articles of association of any English Obligor in the form examined by us (other than by virtue of the shareholder resolutions referred to in paragraphs 3.5(m), (n) and (o) above);

4.5	the resolutions of the directors of each English Obligor referred to in paragraph 3.4 above were duly passed at a properly convened board meeting of duly appointed directors of the relevant English Obligor at which a quorum was present throughout and have not been amended or rescinded and are in full force and effect and no director of any English Obligor acted in breach of his fiduciary duty in voting on the resolutions;

4.6	each director of the English Obligors has disclosed any interest which he or she may have in the transactions contemplated by the Documents in accordance with the provisions of the Companies Act 1985 (the “Act”) and the articles of association of the relevant English Obligor and none of the directors of the English Obligors has any interest in such transactions except to the extent permitted by the articles of association of the relevant English Obligor;

4.7	each Document executed by an English Obligor has been executed by the persons authorised to execute the same by the resolutions of the board of directors of the relevant English Obligor referred to in paragraph 3.4 above and each Document executed by an English Obligor has been duly delivered by or on behalf of that English Obligor;

4.8	the resolutions of the shareholders of each English Obligor referred to in paragraph 3.5 above were duly executed by all of the shareholders of the relevant English Obligor, and in each case have not been amended or rescinded and are in full force and effect;

4.9	the Documents entered into by each English Obligor were entered into in good faith and for the purpose of carrying on the business of the relevant English Obligor and at the time that the Documents were entered into:
(a)	there were reasonable grounds for believing that the transactions to which the Documents relate would benefit each English Obligor and the execution and delivery by each English Obligor of the Documents to which it is a party, and the exercise of its rights and performance of its obligations thereunder, would materially benefit the relevant English Obligor; and

(b)	each English Obligor is fully solvent (meaning that it is able to pay its debts as they fall due and the value of its assets is greater than the amount of its liabilities (taking into account its contingent and prospective liabilities)) and will not cease to be fully solvent as a result of entering into or performing its obligations under the Documents to which it is party;
4.10	save where any such event has been disclosed by the searches referred to in paragraphs 3.6 and 3.7 above, no English Obligor has passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of any English Obligor, no application has been presented or order made by a court for the administration of any English Obligor, no documents have been filed with any court for the appointment of an administrator in respect of any English Obligor nor has any notice

5

of intention to appoint an administrator been given in respect of any English Obligor and no receiver, trustee, administrator, administrative receiver or similar officer has been appointed in relation to any English Obligor or any of its assets or revenues and the information disclosed in the company searches and other searches referred to in this opinion was correct and complete and remains correct and complete as at the date of this opinion (none of the foregoing was revealed by the searches referred to in paragraphs 3.6 and 3.7, although please note the limitations regarding these searches set out in paragraph 6.1);

4.11	all parties (other than the English Obligors) had the capacity, power and authority to enter into the Documents to which they are expressed to be a party, each Document was duly authorised, executed and delivered by such parties and the obligations of all parties to the Documents under any applicable law other than English law and of all parties to the Documents (other than the English Obligors) under English law are valid, legally binding and enforceable;

4.12	without limiting paragraph 4.11 above, each Foreign Law Document creates valid, legally binding and enforceable obligations under the laws of the State of New York by which it is expressed to be governed and creates a valid and duly perfected security interest under such laws which has a substantially similar effect as a charge would have under English law and which subsists for the benefit of the Lenders;

4.13	there has been no event or procedure described in paragraph 4.10 above, or analogous event or procedure, in respect of the Borrower or any other party to the Documents which is not an English company;

4.14	the choice of:
(a)	English law to govern the English Law Documents; and

(b)	the laws of the State of New York to govern the Foreign Law Documents,

was freely made in good faith by the parties thereto and there is no reason for avoiding such choice on the grounds of public policy;
4.15	none of the parties is or will be seeking to achieve any purpose not apparent from the Documents which might render any of the Documents illegal or void;

4.16	the Facility will not be used for the purpose of financing or refinancing an acquisition of shares in contravention of section 151 of the Act;

4.17	there is nothing in any document referred to in the Credit Agreement (other than the Documents themselves or any other document referred to in paragraph 3 above) which would have any implications for the opinions we express; and

4.18	there are no provisions of the laws of any jurisdiction outside England which would have any implication for the opinions we express and, insofar as the laws of any jurisdiction outside England may be relevant, such laws have been or will be complied with.

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We have made such examination of the laws of England as currently applied by English courts as in our judgment is necessary for the purpose of this opinion. We do not purport to be qualified to express an opinion, and we do not express any opinion, as to the laws of any jurisdiction other than England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. The opinions given herein are strictly limited to the matters stated in paragraph 5 below and do not extend to any other matters.

This opinion is governed by and shall be construed in accordance with English law.

5.	OPINIONS

Based upon and subject to the assumptions and qualifications set out in this opinion and subject to any matters not disclosed to us, we are of the opinion that:

5.1	each English Obligor is a company duly incorporated under the laws of England as a private limited liability company and, so far as is discoverable from the results of our searches referred to in paragraphs 3.6 and 3.7 above, is not in liquidation;

5.2	each English Obligor has corporate power and capacity to enter into, deliver and perform its obligations under each of the Documents to which it is a party and has taken all necessary corporate action to authorise the execution and delivery of, and the performance by it of its obligations under, each such Document;

5.3	each of the Documents has been duly executed and delivered by each English Obligor which is expressed to be a party to it;

5.4	the execution and delivery by each Obligor of each Document to which it is expressed to be a party and the performance by it of its obligations under each such Document will not contravene any provisions of English law applicable to companies generally or (in the case of each English Obligor only) its memorandum of association or its articles of association;

5.5	no authorisation, approval, consent, licence, exemption, filing or registration (save as expressly referred to elsewhere in this opinion) is required from or with any governmental, judicial or public body or authority in England in connection with the execution and delivery by any Obligor of the Documents to which it is a party or the performance by any Obligor of its obligations under each such Document;

5.6	the obligations of each Obligor contained in the English Law Documents to which it is a party constitute valid, legally binding and enforceable obligations of each such Obligor;

5.7	the UK Charge over Shares and the UK Debenture create a valid security interest over the assets and property which are expressed therein to be subject to a security interest to the extent that they are situated in England and Wales provided that:

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(a)	all filings and registrations mentioned in paragraph 5.9 and 5.10 below are duly made within the time limits allowed for making them; and

(b)	all necessary notices to be served on third parties as required pursuant thereto are signed and duly served on the relevant third parties before receipt of actual or constructive notice of any third party claim and all share certificates and stock transfer forms relating to the Securities which are the subject of security pursuant thereto are duly delivered to the Administrative Agent;
5.8	no stamp duty, registration tax or similar documentary tax or charge is required to be paid in England in respect of the execution and delivery of the Documents save that a fee of £13 is required to be paid on submission of each of the UK Charge over Shares, the US Copyright Security Agreement, the US Trademark Security Agreement, the Guarantee and Collateral Agreement and the UK Debenture to the Companies Registry as referred to in paragraphs 5.9 and 5.10 below;

5.9	it is not necessary to file, register or record the Documents in any public office in England in order to ensure the legality, validity, enforceability or admissibility in evidence before the English courts of the Documents save that the security interests created by the UK Debenture, the US Copyright Security Agreement, US Trademark Security Agreement and Guarantee and Collateral Agreement will (insofar as they require registration under section 396 of the Act) be void against a liquidator, administrator or creditor of the relevant English Obligor unless the original of that Document and prescribed particulars of it are delivered (together with the fee referred to in paragraph 5.8 above) to the Registrar of Companies for registration within 21 days after the creation of the relevant security interest and provided that all necessary filings must be made in accordance with paragraph 6.20 below;

5.10	as regards the UK Charge Over Shares, if the Borrower has, at the time of creation of security thereunder, an established place of business in England and Wales, the security interests created thereby will, insofar as registration is required under sections 409 and 396 of the Act and such interests relate to assets in England and Wales, be void against a liquidator, administrator or creditor of the Borrower unless prescribed particulars of it are delivered, together with the fee referred to in paragraph 5.8 above, to the Registrar of Companies within 21 days after creation of the relevant security interest;

5.11	the choice by the English Obligors of the laws of the State of New York to govern the Foreign Law Documents to which they are party is a valid choice of laws and, in the event that an action were brought in England on the Foreign Law Documents and an English court accepted jurisdiction in any such action, such court would apply the State of New York laws as the law of the contract subject to proof of such laws provided that:
(a)	the State of New York law would not be applied to the extent that it conflicts with English public policy or mandatory rules of law; and

(b)	English law as to matters of evidence and procedure would apply in any such action;

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5.12	the submission of each English Obligor, pursuant to the Foreign Law Documents, to the jurisdiction of the courts of the State of New York is valid and legally binding on each such English Obligor.

5.13	a judgment in relation to a Foreign Law Document obtained against any of the Obligors from a court of competent jurisdiction in the State of New York will not be recognised by the courts of England and Wales but an action may be commenced in the English courts for an amount due under a judgment given by those courts if that judgment:
(a)	is for a debt or definite sum of money; and

(b)	is final and conclusive; and

(c)	is not of a penalty or revenue nature,

and such judgment will be deemed by the English courts to be conclusive in England as between the parties as to any issue upon which it adjudicates unless the judgment can be impeached by showing that:
(i)	the court in question did not, in the circumstances of the case, and in accordance with the English rules of private international law, have jurisdiction to give that judgment; or

(ii)	the judgment was obtained through fraud; or

(iii)	the enforcement of the judgment would be contrary to the public policy of the United Kingdom; or

(iv)	the proceedings in which the judgment was obtained were opposed to the rules of natural justice; and
5.14	the choice of English law as the governing law of the English Law Documents will be recognised by the English courts.

6.	QUALIFICATIONS

The opinions expressed in this opinion are subject to the following qualifications:

6.1	the opinion expressed in paragraph 5.1 above is based on the assumption set out in paragraph 4.10 above and otherwise solely upon our (or our agent’s) searches referred to in paragraphs 3.6 and 3.7 above. Without limiting the generality of that assumption, it should be noted that:
(a)	search at the Companies Registry is not capable of revealing whether or not a winding-up petition or an application for the making of an administration order has been presented or whether or not any documents have been filed with the court for the appointment of an administrator or any notice of intention to appoint an administrator has been given;

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(b)	notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrator may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned; and

(c)	a telephone search of the Central Index of Winding-Up and Administration Petitions relates only to compulsory winding-up and to the appointment of an administrator by an administration order of the court and is not conclusively capable of revealing whether or not a petition in respect of a compulsory winding up, or an application for an administration order, has been presented since there may be a delay in notice of such a petition or, as the case may be, application being entered on the records of the Central Index and a petition or application presented to a County Court may not have been notified to the Central Index and so may not appear on the records at all;
6.2	the term “enforceable” as used in this opinion means that the relevant document is of a type and form enforced by the English courts. It does not mean that each obligation or document will be enforced in accordance with its terms or in every circumstance or in foreign jurisdictions or by or against third parties or that any particular remedy will be available. It also does not address the extent to which a judgment obtained in a court outside England will be enforceable in England. Such enforcement is in any event subject to the qualifications set out below;

6.3	the validity and enforcement of the Documents may be limited by statutes of limitation, lapse of time and by laws relating to bankruptcy, insolvency, liquidation, administration, arrangement, moratorium or re-organisation or other laws relating to or affecting the rights of creditors generally, and claims may be or become subject to defences of set-off or counterclaim;

6.4	equitable remedies, such as injunction and specific performance, are discretionary and may not be awarded by the English courts. In particular, such remedies may not be available where damages are considered to be an adequate and appropriate remedy;

6.5	an English court may stay proceedings or decline to accept jurisdiction if concurrent proceedings are pending or being brought elsewhere or if it decides that another jurisdiction is a more appropriate forum. We express no opinion on any provision of any of the Documents purporting to waive a forum non conveniens defence or any similar right;

6.6	any provision of the English Law Documents requiring any person to pay, or to guarantee or to provide security for the payment of, amounts imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty. If the English Law Documents do not provide a contractual remedy for late payment of any amounts due thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998, the person entitled to those amounts may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time to time prescribed pursuant to that Act.

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Any term of the English Law Documents may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment, within the meaning of that Act;

6.7	a provision that a calculation, determination or certificate will be conclusive and binding will not apply to a calculation, determination or certificate which is given unreasonably, arbitrarily or without good faith or which is fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into the merits of any claim;

6.8	to the extent that any of the Documents provides that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty. However, this does not affect the enforceability or validity of any other provisions of the Documents dealing with the consequences of any failure to agree on or negotiate the relevant matter;

6.9	failure to exercise a right may operate as a waiver of that right notwithstanding a provision to the contrary;

6.10	we express no opinion on any provision in the Documents requiring written amendments and waivers thereof insofar as it suggests that oral or other amendments or waivers could not be effectively agreed upon or granted by the parties;

6.11	where any party to any of the Documents is vested with a discretion or may determine a matter in its opinion, English courts may require that such a discretion be exercised reasonably or that such an opinion be based on reasonable grounds;

6.12	an English court may refuse to give effect to an undertaking to pay costs imposed upon a party in respect of the costs of any unsuccessful litigation brought against that party before it and may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before it;

6.13	an undertaking to assume liability for, or to indemnify any person against, non-payment or insufficiency of stamp duty may be void or unenforceable under section 117 of the Stamp Act 1891 in respect of any United Kingdom stamp duty which may subsequently become payable;

6.14	we express no opinion as to whether any provision in the Documents conferring a right of set-off or similar right would be effective against a liquidator, administrator or creditor;

6.15	the question of whether or not any provisions of the Documents which may be invalid on account of illegality or otherwise may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion;

6.16	we express no opinion as to whether an English court would give effect to any currency indemnity clause contained in any of the Documents. While English courts may now render judgments for a monetary amount in a foreign currency, the judgment may be converted into pounds sterling for the purposes of enforcement. There is also some

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possibility that an English court would hold that a judgment on any Document would supersede that Document so that any currency indemnity would not be held to survive judgment;

6.17	we express no opinion as to whether any waiver by any party of its rights to immunity from legal proceedings in respect of its obligations under any of the Documents would be effective or enforceable;

6.18	where an obligation is to be performed or observed or is based upon a matter arising in a jurisdiction outside England or is governed by the laws of a jurisdiction outside England, such obligation may not be enforced under English law if it would be unlawful, unenforceable or contrary to public policy or exchange control regulations under the laws of such jurisdiction;

6.19	without prejudice to our opinions set out in paragraph 5 above, we express no opinion on the accuracy or completeness of any statements or warranties of fact set out in the Documents, which statements and warranties we have not independently verified;

6.20	we express no opinion as to any Security Document governed by any law other than English law and, in respect of any Security Document governed by English law, we express no opinion as to:
(a)	the priority of any security interest created by or pursuant to any such Security Document or whether any such security interest constitutes a legal or an equitable security interest or a fixed or specific (rather than a floating) charge. Please note that: (a) security granted over registered designs should be registered with the UK Patent Office under the applicable provisions of the Registered Designs Act 1949 (as amended by the Copyright, Designs and Patents Act 1988); (b) security granted over patents should be registered with the Patent Office under the applicable provisions of the Patents Act 1977; and (c) security granted over registered trade marks should be registered with the Patent Office under the Trade Marks Act 1994 (together the “IP Acts”) and the rules made under such IP Acts in order to ensure that such security interests take priority over any subsequent dealings in relation to those designs, patents and trade marks, as the case may be, such registrations in each case being effected by the submission of details of the relevant security agreement together with the appropriate official form and any applicable official fee to the appropriate office. Please also note that security interests created over any land situated in England and Wales must be registered at the relevant office of H.M. Land Registry in England within the priority period if such security interests are to take priority over any subsequent dealings in relation to that land;

(b)	the existence or value of any assets or property purporting to be comprised in any security interest expressed to be created by or pursuant to any such Security Document, whether any such assets or property are owned by the relevant Obligor or whether the same are or may become subject to any equities or to any rights or interests in favour of any other person ranking in priority to or free from such

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security interest or whether the same could be transferred to any other person free of such security interest;

(c)	the efficacy of any such Security Document in relation to any assets or property situated outside England. If any asset or property which is the subject of a Security Document is situated outside England, English courts may take into account the law of the place where the asset or property is legally situated and the governing law of the asset or property (despite the choice of English law as the governing law of any such Security Document);

(d)	any further actions which may be required under the laws of any jurisdiction (other than England) in which any asset or property which is subject of any such Security Document is or may be situated or as to whether the laws of the relevant jurisdiction would recognise any such Security Document as creating the security interests expressed to be created therein or pursuant thereto under any principles of conflicts of laws to be applied in, and the laws governing in, such jurisdiction; or

(e)	whether any such Security Document breaches the provisions of any other agreement or instrument (other than the memorandum of association or articles of association of any English Obligor) — in this regard we note that the UK Debenture does not purport to take security over shares owned by the English Obligors in certain specified joint venture companies where the taking of such security would be in breach of the shareholders agreement relating to such shares and further that the UK Debenture does not require perfection of security over shares in any such company where the perfection action would be in breach of the company’s articles of association.
6.21	the exercise by the Administrative Agent of the powers and remedies conferred on it by each of the Security Documents or otherwise vested in it by law will be subject to general equitable principles regarding the enforcement of security and the general supervisory powers and discretion of the English courts in the context thereof, and we express no opinion as to the efficacy of any powers conferred upon the Administrative Agent by any of the Security Documents or upon any receiver, administrative receiver or similar officer appointed thereunder insofar as such powers go beyond those conferred by statute or common law;

6.22	it is possible that the English courts would not recognise as a fixed charge any security interest created by or pursuant to the UK Debenture or UK Charge Over Shares which is expressed to be by way of fixed or specific charge and they may hold such security interest to have the characteristics of a floating charge;

6.23	we express no opinion as to whether any provision of the UK Debenture providing for automatic crystallisation is effective;

6.24	to the extent that the UK Debenture or UK Charge Over Shares creates a security over book debts and other choses in action, unless and until notice of that security interest is

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given to the person from whom the relevant obligation is due the security will not be a perfected security. In particular:
(a)	such person may obtain a good discharge for the relevant obligation by payment or satisfaction to the relevant Obligor;

(b)	such person may have or acquire defences of set-off or counter claim against the relevant Obligor;

(c)	a modification of the contract or agreement under which the relevant obligation arises may be made without the consent of the Administrative Agent; and

(d)	a charge or assignment of the relevant obligation made after the date of the relevant Security Document may rank in priority to the security interest created by that Security Document if such person receives notice of the subsequent charge or assignment prior to receiving notice of the security interest created by the Security Document;
6.25	we express no opinion as to the legality or validity of any security interest in choses in action created by or pursuant to the exercise of any rights, powers or remedies contained in the Security Documents, whether constituted by way of legal mortgage, equitable charge or otherwise, where such security interest is created or made in breach of a contractual prohibition or undertaking expressly contained in, or implied by law in, the contract or other instrument under which such chose in action arises; and

6.26	unless and until the securities secured under the Security Documents are registered in the name of the Administrative Agent (or that of its nominee) the security interest of the Administrative Agent in relation to such securities will take effect as an equitable security interest and may be defeated by interests acquired by third parties without notice of such security interest.

This opinion is given for your sole benefit in connection with the transactions contemplated by the Documents.

This opinion is not to be disclosed to any other person (other than to your professional advisors) nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any public document without our prior written consent.
Yours faithfully
Baker & McKenzie LLP

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SCHEDULE
Bear Stearns Corporate Lending Inc.,
as Administrative Agent, Swingline Lender and Lender
383 Madison Avenue
New York, New York 10179
Bear, Stearns & Co. Inc.,
as Sole Lead Arranger and Sole Bookrunner
383 Madison Avenue
New York, New York 10179
UBS Loan Finance,
as Lender
677 Washington Boulevard, 6th Floor South
Stamford, Connecticut 06901
UBS Securities LLC,
as Co-Syndication Agent
677 Washington Boulevard, 6th Floor South
Stamford, Connecticut 06901
The Bank of New York,
as Co-Syndication Agent, Issuing Lender and Lender
One Wall Street, 16th Floor
New York, New York 10019
Lehman Commercial Paper, Inc.,
as Co-Documentation Agent and Lender
745 7th Avenue, 5th Floor
New York, New York 10019
Credit Suisse,
as Co-Documentation Agent and Lender
One Madison Avenue
New York, NY 10010

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EXHIBIT K
FORM OF SOLVENCY CERTIFICATE
          I,                                         , the Chief Financial Officer of each Group Member hereby certify that I am the Chief Financial Officer of each Group Member and that I am familiar with their properties, businesses, assets, finances and operations and I am duly authorized to execute this certificate on behalf of the Group Members pursuant to Section 5(1) of the Revolving Credit Agreement, dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.
          I further certify that I am generally familiar with the properties, business and assets of the Group Members and have carefully reviewed the Loan Documents and the contents of this certificate and, in connection herewith, have reviewed such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor.
          I understand that the Agents and the Lenders are relying on the truth and accuracy of this certificate in connection with the transactions contemplated by the Loan Documents.
          1.    I do hereby further certify that:
               (a) Each Group Member is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business;
               (b) On the date hereof, before and after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents, the fair value of the property of each Group Member is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Group Member;
               (c) On the date hereof, before and after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents, the present fair saleable value of the assets of each Group Member is not less than the amount that will be required to pay the probable liability of such Group Member on its debts as they become absolute and matured;
               (d) No Group Member intends to and no Group Member believes that it will incur debts or liabilities that will be beyond its ability to pay such debts and liabilities as they mature; and
Exhibit K-1

               (e) On the date hereof, before and after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents, no Group Member is engaged in business or a transaction, nor is about to engage in business or a transaction, for which its property would constitute unreasonably small capital;
          2.    In making the certifications set forth above, the undersigned has considered or taken the following actions, among other things:
               (a) the financial statements (the “Financial Statements”) delivered to the Administrative Agent pursuant to Section 5(b) of the Credit Agreement;
               (b) the values of the Group Members’ real property, equipment, inventory, accounts receivable, customer lists, supply contracts, joint venture interests, licenses, leases and all other property of such party, real and personal, tangible and intangible;
               (c) consulted with officers of the Group Members concerning, among other matters, pending and threatened litigation, uninsured risks, guaranties of obligations of any other Person and other contingent obligations and have, using my best judgment, also taken into account the maximum realistic exposure of each Group Member to liabilities which would not be included in reserves otherwise reflected on the Financial Statements; and
               (d) made such other investigations and inquiries as I have, to the best of my experience, deemed appropriate and have taken into account the nature of the particular business anticipated to be conducted by the Group Members after consummation of the transactions referred to above.
[The remainder of this page intentionally left blank.]
Exhibit K-2

          IN WITNESS WHEREOF, the undersigned has duly executed this Solvency Certificate as of the date first written above.

CKX, Inc.
By:
Name:
	Title:	Chief Financial Officer

Exhibit K-3

EXHIBIT L
SUBORDINATION PROVISIONS
          Section 1. Definitions and Rules of Interpretation. Reference is made to that certain Revolving Credit Agreement, dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). Except as otherwise expressly provided, capitalized terms used herein without definition shall have the same meaning assigned to such terms in the Credit Agreement. In addition, the following terms shall have the following meanings:
1.1	“Senior Secured Obligations” shall mean the Obligations under and as defined in the Guarantee and Collateral Agreement.

1.2	“Senior Secured Parties” shall mean, collectively, the Secured Parties under and as defined in the Credit Agreement and the Lenders.

1.3	“Subordinated Obligations” shall mean any Indebtedness and each other obligation of the Borrower owing to any Subordinated Lender.

1.4	“Subordinated Lenders” shall mean each and every lender to whom any of the Subordinated Obligations is owed and any holder of any document evidencing such Subordinated Obligations.
          Section 2. Ranking of Senior Secured Obligations. Until the repayment in full in cash of all of the Senior Secured Obligations, the termination or cash collateralization of all outstanding Letters of Credit (in an amount equal to 102.5% of the face amount thereof) and the termination of all Commitments (the “Loan Maturity Date”), (i) the Subordinated Lenders, the Borrower and each of its Subsidiaries hereby agree that all Subordinated Obligations are and shall be subordinated in right of payment and liquidation in relation to all Senior Secured Obligations to the extent and in the manner hereinafter set forth, (ii) no payments or other distributions whatsoever in respect of any part of the Subordinated Obligations shall be made nor shall any property or assets of the Borrower or any of its Subsidiaries (nor any property or assets of the Borrower that constitute Collateral) be applied to the purchase or other acquisition or retirement of any part of the Subordinated Obligations, and (iii) each of the Subordinated Lenders agrees that it will not ask, demand, sue for, take or receive from or for the account of the Borrower or any of its Subsidiaries (whether directly or indirectly), by set-off or in any other manner, the Subordinated Obligations, or any security therefor, except with the prior written consent of each of the Senior Secured Parties.
          Section 3. No Payment in Certain Circumstances. At all times prior to the Loan Maturity Date, and without limitation of the rights of the Senior Secured Parties under the terms of the Loan Documents:
Exhibit L-1

3.1	upon any distribution or application of the assets of the Borrower or any of its Subsidiaries in connection with any liquidation, dissolution or other proceeding for the winding up of the Borrower or any of its Subsidiaries (whether partial or complete) or any proceeding for insolvency or bankruptcy (whether voluntary or involuntary) or any receivership, reorganization or other similar case or proceeding in connection therewith, or any assignment for the benefit of creditors or arrangement with creditors, whether or not pursuant to the insolvency, bankruptcy or similar laws of any jurisdiction, or the sale of all or substantially all of the assets of the Borrower or any of its Subsidiaries or any other marshalling of assets and liabilities of the Borrower or any of its Subsidiaries:
3.1.1	the Senior Secured Obligations shall first be irrevocably and indefeasibly paid in full in cash, all outstanding Letters of Credit shall have been terminated or cash collateralized in an amount equal to 102.5% of the face amount thereof and all Commitments shall have been terminated before any of the Subordinated Lenders shall be entitled to receive any payment on account of the Subordinated Obligations or any other interests in the Borrower or any of its Subsidiaries arising from the Subordinated Obligations whether in cash, securities or other assets; and

3.1.2	any payment or distribution of assets of the Borrower or any of its Subsidiaries of any kind or character in respect of the Subordinated Obligations to which any of the Subordinated Lenders would be entitled if the Subordinated Obligations were not subordinated pursuant to the terms hereof shall be made by the trustee, liquidator or agent or other Person making such payment or distribution directly to the Senior Secured Parties until the Senior Secured Obligations are irrevocably and indefeasibly paid in full in cash, all outstanding Letters of Credit shall have been terminated or cash collateralized in an amount equal to 102.5% of the face amount thereof and all Commitments shall have been terminated and each of the Subordinated Lenders irrevocably authorizes and empowers the Administrative Agent, acting for and on behalf of the Senior Secured Parties, to receive and collect on its behalf any and all such payments or distributions;
3.3	if, for any reason whatsoever and whether pursuant to a bankruptcy, liquidation or similar proceeding or otherwise, the Borrower or any of its Subsidiaries shall make or any of the Subordinated Lenders shall receive any payment or distribution of any kind or character, whether in cash, securities or other property, on account or in respect of the Subordinated Obligations in contravention of any of the terms set forth herein, such Subordinated Lender shall hold any such payment or distribution in trust for the benefit of the Senior Secured Parties, promptly notify the Administrative Agent in writing of the receipt of such payment or distribution and promptly pay over or deliver such distribution or payment to the Administrative Agent, or to any other Person nominated by the Administrative Agent, to hold for the account of the Senior Secured Parties. In the event of failure of any Subordinated Lender to make any such endorsement or assignment, the Administrative Agent is irrevocably authorized by the Subordinated Lenders to make the same; provided, however, that nothing in this sentence shall be deemed to restrict any rights of the Senior Secured Parties to enforce in any manner
Exhibit L-2

provided under applicable law the obligation of a Subordinated Lender to make any such endorsement or assignment; and

3.4	notwithstanding any provision to the contrary herein or in any other agreement or document, no payment or delivery shall be made to the Subordinated Lenders of any securities, assets, debts, loans, advances, liabilities or obligations which are issued or received upon any merger, consolidation, sale, lease, transfer or other disposal by any Person succeeding to the Borrower or any of its Subsidiaries or acquiring the Borrower’s or any of its Subsidiary’s property or assets, unless such securities, assets, debts, loans, advances, liabilities and obligations are (i) if the Subordinated Obligations (or any note or other instrument representing the Subordinated Obligations) are pledged to the Senior Secured Parties, pledged in favor of the Senior Secured Parties and (ii) subordinate and junior at least to the extent provided herein to the irrevocable and indefeasible payment in full in cash of all Senior Secured Obligations and to the payment of any securities, assets, debts, loans, advances, liabilities or obligations which are issued in exchange or substitution for any such Senior Secured Obligations.
          Section 4. Authorizations to Administrative Agent. At all times prior to the Loan Maturity Date, and without limitation of the rights of the Senior Secured Parties under the terms of the Loan Documents, each Subordinated Lender (i) irrevocably authorizes and empowers (without imposing any obligation on) the Administrative Agent to claim, enforce, demand, sue for, collect and receive all payments and distributions on or in respect of the Subordinated Obligations which are required to be paid or delivered to any Senior Secured Party, as provided herein, and to file and prove all claims therefor, give receipts and take all such other action, in the name of such Subordinated Lender or otherwise, necessary or appropriate for the enforcement of these subordination provisions, (ii) irrevocably authorizes and empowers (without imposing any obligation on) the Administrative Agent to vote the Subordinated Obligations in favor of or in opposition to any matter which may come before any meeting of creditors of the Borrower or any of its Subsidiaries generally or in connection with, or in anticipation of, any insolvency or bankruptcy case or proceeding, or any proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions relative to the Borrower or any of its Subsidiaries, and (iii) agrees to execute and deliver to the Administrative Agent all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action deemed necessary or requested by any Senior Secured Party in its sole discretion, in order to enable the Administrative Agent to accomplish the foregoing.
          Section 5. Non-Impairment. None of the Senior Secured Obligations shall be impaired (or deemed to be impaired) by the Senior Secured Parties taking the following actions:
5.1	agreeing with the Borrower or any of its Subsidiaries, any Subordinated Lender or any other Person as to any amendment, variation, assignment, novation, extension or departure (however substantial or material) of, to or from any Loan Document (including changing the manner, place or terms of payment of or extending the time of payment of, or renewing or altering, the Senior Secured Obligations, or otherwise amending or supplementing in any manner the Senior Secured Obligations or any instrument
Exhibit L-3

evidencing the same or any agreement under which the Senior Secured Obligations are outstanding, or any Loan Document) so that any such amendment, variation, assignment, novation or departure shall, whatever its nature, be binding upon the Subordinated Lenders in all circumstances;

5.2	releasing, granting any time, any indulgence or any waiver of any kind to, or composition with the Borrower or any of its Subsidiaries, any Subordinated Lender or any other Person (including, without limitation, the waiver of any breach of the Loan Documents or the exercise or the failure to exercise any rights against the Borrower or any of its Subsidiaries and/or any other Person), or entering into any transaction or arrangements whatsoever with or in relation to the Borrower or any of its Subsidiaries, any Subordinated Lender and/or any other Person;

5.3	taking, accepting, varying, dealing with, exchanging, renewing, enforcing, failing to enforce, take up or perfect, abstaining from enforcing, surrendering or releasing any security, right of recourse, set-off or combination or other right, remedy or interest held by the Senior Secured Parties in connection with the Senior Secured Obligations or any part thereof, or acting in relation to the Loan Documents in such manner as it thinks fit;

5.4	failing to present or observe any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

5.5	claiming, proving for, accepting or transferring any payment in respect of the Senior Secured Obligations in any composition by, or winding up of, the Borrower or any of its Subsidiaries, any Subordinated Lender and/or any other Person or abstaining from so claiming, proving for, accepting or transferring; or

5.6	actually or purportedly assigning all or any portion of the Senior Secured Obligations to any other Person.
To the fullest extent permitted by applicable law, no change of law or circumstances shall release or diminish any of the Subordinated Lenders’ liabilities, agreements or duties hereunder, affect the provisions set forth herein in any way, or afford the Subordinated Lenders any recourse against any of the Senior Secured Parties.
          Section 6. Benefit of Subordination Provisions. These subordination provisions are intended solely to define the relative rights of the Senior Secured Parties, the Subordinated Lenders, and their respective successors and permitted assigns.
          Section 7. Subordination of Liens. Without limitation of any other provisions of this Exhibit L, neither the Borrower nor any of its Subsidiaries shall create or suffer to exist any Lien on any of its property benefiting the Subordinated Obligations. If in contravention of this Section 7, any such Liens shall now or hereafter secure or benefit the Subordinated Obligations, whether arising by statute, in law or equity or by contract, then, without limiting any of the Senior Secured Parties’ rights in respect of such breach, such Lien shall and is hereby expressly subordinated and made secondary and inferior to the Liens now or hereafter securing or benefiting the Senior Secured Obligations.
Exhibit L-4

          Section 8. Reinstatement. If any payment to any of the Senior Secured Parties by the Borrower or any of its Subsidiaries or any other Person in respect of any of the Senior Secured Obligations is held to constitute a preference or a voidable transfer under applicable law, or if for any other reason any Senior Secured Party is required to refund such payment to the Borrower, any of its Subsidiaries or to such Person or to pay the amount thereof to any other Person, such payment to such Senior Secured Party shall not constitute a release of any of the Subordinated Lenders from any of their liability hereunder, and each Subordinated Lender agrees and acknowledges that the provisions set forth herein shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.
          Section 9. Restrictions on Transfers. None of the Subordinated Lenders may transfer (by sale, novation or otherwise) any of its rights or obligations under the Subordinated Obligations and under these subordination provisions unless the transferee of such interest first agrees in writing to be bound by the terms of this Exhibit L applicable to the transferor of such interest and executes an instrument to that effect.
          Section 10. Affirmative Covenants of the Subordinated Lenders. Each of the Subordinated Lenders shall:
10.1	at all times prior to the Loan Maturity Date, promptly deliver to the Administrative Agent copies of each amendment or modification to any agreement relating to the Subordinated Obligations to which such Subordinated Lender is a party that would affect or alter these subordination provisions;

10.2	at all times prior to the Loan Maturity Date, cause to be clearly inserted in any instrument which at any time evidences any part of the Subordinated Obligations owing to such Subordinated Lender a statement to the effect that the payment thereof is subordinated in accordance with the terms of this Exhibit L;

10.3	cause its right to receive any payment in respect of the Subordinated Obligations to be (and, upon the creation of the Subordinated Obligation, each Subordinated Lender acknowledges and agrees that such Subordinated Obligation is and shall be) subject to the Liens created by the Security Documents and, if required by applicable law, cause any agreement or instrument evidencing such right to be registered or filed with the appropriate Governmental Authorities in order to perfect such Liens created by the Security Documents and cause any instrument which at any time evidences any part of the Subordinated Obligations owing to such Subordinated Lender and any proceeds deriving therefrom to be pledged in favor of the Senior Secured Parties and an original of such instrument shall be delivered to the order of the Administrative Agent with appropriate endorsements thereto executed in blank; and

10.4	file all documents or instruments necessary or advisable and do all things as the Administrative Agent may reasonably request in order to carry out more effectively the intent and purpose of these subordination provisions.
          Section 11. Negative Covenants of the Subordinated Lenders. At all times prior to the Loan Maturity Date, none of the Subordinated Lenders shall:
Exhibit L-5

11.1	create, agree to create or permit to exist, any Lien (howsoever ranking in point of priority) of any nature whatsoever in, over or affecting the Subordinated Obligations owing to such Subordinated Lender;

11.2	without the prior written consent of the each of the Senior Secured Parties, sue for payment of, or accelerate the maturity of, or initiate any proceedings or take any other actions to enforce any of the Subordinated Obligations owing to such Subordinated Lender;

11.3	whether by set-off, counter-claim or otherwise, reduce any amount owing by such Subordinated Lender to the Borrower or any of its Subsidiaries by an amount payable by the Borrower or any of its Subsidiaries or any of their respective Affiliates or any other Person to such Subordinated Lender in respect of the Subordinated Obligations;

11.4	initiate, support, permit or join any creditor in bringing any proceeding against the Borrower or any of its Subsidiaries under any bankruptcy, insolvency, reorganization, receivership or similar law of any jurisdiction (to recover all or any part of the Subordinated Obligations or any other liability owed to such Subordinated Lender), except in connection with the filing of a proof of claim in any such proceeding or otherwise at the written request of the Administrative Agent;

11.5	permit to subsist or receive any guarantee or other assurance against loss in respect of all or any part of the Subordinated Obligations owing to such Subordinated Lender (other than those guarantees and/or assurances against loss that a Subordinated Lender would normally acquire in the ordinary course of business, based upon its exercise of prudent business judgment, including, but not limited to political risk insurance, currency and interest rate hedging agreements, and other similar instruments; provided that such guarantees and/or assurances do not give rise to any direct or indirect recourse against the Borrower or any of its Subsidiaries by the providers of such guarantees and/or assurances) or accept, or otherwise take, any collateral security for such Subordinated Obligations or commence enforcement proceedings with respect to, or against, any collateral security for such Subordinated Obligations;

11.6	subordinate all or any part of the Subordinated Obligations owing to such Subordinated Lender or the proceeds thereof to any sums owing by the Borrower or any of its Subsidiaries to any Persons other than the Senior Secured Parties; or

11.7	take or omit to take any action whereby the subordination hereunder of all or any part of the Subordinated Obligations may be impaired.
          Section 12. Waiver of Subrogation.
12.1	Notwithstanding anything to the contrary herein or in any other Loan Document, at all times prior to the Loan Maturity Date, each of the Subordinated Lenders irrevocably waives any claim or other rights which it may now have or hereafter acquire against the Borrower or any of its Subsidiaries that arise from the existence or performance of its Senior Secured Obligations hereunder including any and all rights of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any
Exhibit L-6

claim or remedy of the Senior Secured Parties against the Borrower or any of its Subsidiaries, or any security which the Senior Secured Parties may now have or hereafter acquire, by any payment made hereunder or otherwise, including the right to take or receive from the Borrower or any Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.

12.2	For the purposes of such waiver of subrogation, any payments or distributions to the Senior Secured Parties of any cash, property or securities to which the Subordinated Lenders would be entitled except for these provisions shall, as between the Borrower or any of its Subsidiaries, on the one hand, and the Subordinated Lenders and their respective other creditors, on the other hand, be deemed to be a payment by the Borrower or any of its Subsidiaries, as the case may be, to or on account of the Senior Secured Obligations.
          Section 13. Exercise of Powers.
13.1	The Senior Secured Parties shall be entitled to exercise their rights and powers under these subordination provisions in such a manner and at such times as the Senior Secured Parties in their absolute discretion may determine. None of the Senior Secured Parties shall be liable for any losses arising in connection with the exercise of or failure to exercise any of its rights, powers and discretions hereunder.

13.2	The Subordinated Lenders alone shall be responsible for their contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by them.
Exhibit L-7